Exhibit 99.2


             [Skadden, Arps, Slate, Meagher & Flom LLP Letterhead]


                                                     March 1, 2005






VIA ELECTRONIC MAIL AND COURIER
-------------------------------

B. Amon James, Esq.
Assistant United States Trustee
Office of the United States Trustee
222 West Oglethorpe Avenue
Suite 302
Savannah, Georgia 31401

                        RE: Friedman's Inc. et. al Chapter 11 Lead Case No. 05-40129 Debtors' Response to Requests for Formation of Statutory Equity Committee
                               -------------------------------------------
Dear Mr. James:

         As you know, we are co-counsel to Friedman's Inc. and its affiliated debtors in its chapter 11 reorganization cases pending in the United States Bankruptcy Court for the Southern District of Georgia. We are writing to respond to your February 16 request that the Debtors review and comment on a letter dated the same date from Stutman, Treister & Glatt Professional Corporation on behalf of at least two funds holding Class A common shares of Friedman's (the "Funds") requesting the formation of a statutory equity committee to represent, exclusively, one of the two series of common stock issued by Friedman's pursuant to its certificate of incorporation as a Delaware corporation. We have reviewed this request with the Board of Directors and executive management of the Debtors, as well as with the Official Committee of Unsecured Creditors (the "Official Committee"), and we appreciate the opportunity to share with you the Debtors' position regarding the Funds' request to form a statutory equity committee.

         The Debtors believe that the United States Trustee should follow the determination made previously by it in these chapter 11 cases on February 8, 2005 in respect of an earlier request for the appointment of a statutory equity committee on January 31, 2005. (See Exhibit 1.) In the February 8 determination, your office concluded that it was premature to appoint an equity committee at this time and deferred further consideration of the request until the Debtors had filed their statements and schedules in April, 2005 and your office had completed its conduct of the formal meeting of creditors required by Section
341 of the Bankruptcy Code. Should your office determine for some reason that a binding decision is required to be made at this early point in the Debtors' chapter 11 cases - before even the Debtors' first monthly operating report is due to be filed - the Debtors respectfully request that you determine not to exercise your statutory prerogative to form an equity committee at this time for the reasons discussed below. The discussion below incorporates the Debtors' specific responses to your request that the Debtors comment on whether the equity holders interests are otherwise adequately represented in the Debtors' chapter 11 cases and the likelihood of whether the Debtors are insolvent.

                                  Background
                                  ----------

         We refer you to the Affidavit of Sam Cusano filed in support of the First Day Motions in the Debtors' chapter 11 cases for general background regarding the Debtors' prepetition affairs and events leading up to the commencement of the chapter 11 cases. (See Exhibit 2.)

         For your further background information, Stutman first approached the Debtors seeking the appointment of an equity committee on January 21, 2005. (See Exhibit 3.) At that time, Stutman said that it represented an "Ad Hoc Group Of Holders Of Series A Common Stock Of Friedman's, Inc." which included eight funds including Liberation Investment Group, the same entity that made an unsolicited proposal to the Company on February 2, 2005 setting forth the proposed terms of a reorganization of the Company pursuant to which Liberation and certain other parties would have veto rights over all material aspects of the Company's reorganization going forward. (See Exhibit 4.)(1) In connection with your assessment of the additional cost that would result if an equity committee were appointed, please review the scope of the information request incorporated in the January 21 letter.

_____________________

(1) Nowhere in the February 16 submission is there any disclosure of Stutman's representation of the "Ad Hoc Group" or of Liberation's participation in the Group as of January 21 nor have any conforming filings with the Securities and Exchange Commission been made by the equity holders participating in the "Ad Hoc Group." At a meeting in Los Angeles on January 27, Stutman informed Debtors' counsel that Stutman, as of that moment, represented only Regis Special Situations Fund, L.P. and The Yacktman Funds, Inc. as "steering committee members" for the broader group of equity holders that were seeking the appointment of a Class A statutory equity committee.

B. Amon James, Esq.
March 1, 2005
Page 3


         The January 21 letter was discussed with the Board of Directors and the Official Committee at meetings in New York City on January 25 and January 26, respectively, and was followed by a meeting in Los Angeles on January 27 at which the Debtors reported that the Official Committee had voted to oppose formation of an equity committee but that the Debtors' Board of Directors was slated to discuss the matter further at a meeting on February 9. Following the January 27 meeting, Stutman delivered a letter dated February 3 on behalf of the Funds. (See Exhibit 5.)

         On February 9, 2005, the January 21 and the February 3 letters were reviewed by the Board of Directors, after which the Debtors' conclusion that it was premature to support the formation of a statutory equity committee or the formal recognition of an ad hoc equity committee was reported orally to the Funds' representative. The Debtors' conclusion was also reviewed with the Official Committee at its meeting in New York on February 10, and was confirmed in writing on February 14. (See Exhibit 6.) On February 15, the Funds' representative acknowledged the Debtors' formal response to the equity committee request and the parties continued negotiations over a form of confidentiality agreement that would have facilitated a meeting between the Debtors and the Funds on February 23 in New York.(2) (See Exhibit 7.)

         Negotiations regarding informal discussions between the Debtors and the Funds were superceded on February 16 when the Funds decided to proceed with a formal request to the United States Trustee following disclosure by your office of its earlier February 8 determination.

                   Request for Formation of Equity Committee
                   -----------------------------------------

         In summary, the Debtors respectfully request that you determine not to exercise your statutory prerogative to appoint an equity committee at this time. At best, appointment of an equity committee would be premature and at, worst, futile and an unnecessary burden to the Debtors' estates and its reorganization prospects.

         Among the factors that are examined by the United States Trustee when considering the appointment of a statutory equity committee are whether the Company's shares are widely held and publicly traded; the size and complexity of the chapter 11 cases; the delay and additional cost that would result if an equity committee were appointed; the likelihood of whether the debtor is insolvent; the timing of the request relative to the status of the chapter 11 cases; and whether the

_____________________

(2) The forms of confidentiality agreements proposed by the Debtors and the Funds have not been included in the Exhibits because they are not relevant to the subject matter of this submission and could reasonably be deemed to be "settlement negotiations" in anticipation of litigation.

B. Amon James, Esq.
March 1, 2005
Page 4


interests are otherwise adequately represented. In re Kalvar Microfilm, Inc., 195 B.R. 599, 600 (Bankr. D. Del. 1996).

         We have attached as Exhibit 8 for your consideration the reported decision of Judge Lifland in the United States Bankruptcy Court for the Southern District of New York rendered on July 24, 2002 in In re Williams Communications Group, Inc. and CG Austria, Inc., 281 B.R. 216 (S.D.N.Y. 2002). Among many of the salient conclusions reached by Judge Lifland that have applicability to the Funds' request here is Judge Lifland's penultimate conclusion:

         "The appointment of official equity committees should be the rare exception. Such committees should not be appointed unless equity holders establish that (i) there is a substantial likelihood that they will receive a meaningful distribution in the case under a strict application of the absolute priority rule, and (ii) they are unable to represent their interests in the bankruptcy case without an official committee. The second factor is critical because, in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case." (Id., at p. 222).

While the Debtors would fervently wish otherwise, the Funds have not demonstrated - and the Debtors cannot construct - a scenario in which these factors can be satisfied.

         With respect to the issue of the likelihood of whether the Debtors are insolvent, in response to the specific inquiry made by the United States Trustee and based on all of the relevant information available to the Debtors (including various activities and analyses undertaken to respond to the United States Trustee)(3), the Debtors believe that if the Bankruptcy Court were required to make a determination today, there is a substantial likelihood that the Bankruptcy Court would determine that the Debtors are not solvent. The Debtors further believe that the Bankruptcy Court would therefore also conclude that any plan of reorganization capable of confirmation in accordance with the statutory priority rules of the Bankruptcy Code would result in holders of Friedman's common stock receiving no distribution on


______________________

(3) As previously disclosed, due to the lack of restated and audited financial statements, the Company is not presently in a position to file financial information with the Securities and Exchange Commission. The Company's first monthly operating report in the chapter 11 cases for the period from January 14 through January 31, 2005 is scheduled to be filed in the Bankruptcy Court on March 18, 2005 and thereafter will be filed on Form 8-K with the Securities and Exchange Commission. Subsequent reports will be filed on the last calendar day of the month following the reporting period.

B. Amon James, Esq.
March 1, 2005
Page 5


account of their interest and cancellation of their interests. Because of the work completed by the Debtors and the Official Committee in response to the Fund's request for the formation of an equity committee and the request of your office to comment specifically on the issue of the likelihood of whether the Debtors are insolvent, the Debtors have concluded that it is necessary to file a copy of this response on Form 8-K with the Securities and Exchange Commission as well as to comment on the filing in a press release. A copy of the press release, which is being released concurrently with the delivery of this letter, is attached for your information as Exhibit 9 and states in relevant part:

         "As described in the Company's public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of Friedman's common stock (both Series A and Series B common stock) and other equity interests (such as options and warrants) should assume that they could receive little or no value as part of a plan of reorganization. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Friedman's common stock or any claims relating to pre-petition liabilities and/or other Friedman's interests such as warrants convertible into equity interests."

         With respect to the issue of adequate representation, the Debtors believe that the Board of Directors, which is presently composed of six members, all but one of which is new to the Board of Directors in the ten months since May 1, 2004 and the majority of which are independent directors, adequately represents its stakeholders including Class A shareholders, in its fiduciary mission in the chapter 11 cases to maximize business enterprise value for all of the Debtors' stakeholders. If the United States Trustee ultimately determines that a statutory equity committee should be appointed, the composition of the committee should respect the Company's Delaware Certificate of Incorporation, as amended, which is the Delaware law document establishing the ground rules and expectations for all investors purchasing the Company's common stock. (See Exhibit 10.) The Friedman's charter vests control of the Company, including voting power for the election of directors and for all other purposes "exclusively in the holders of Class B

B. Amon James, Esq.
March 1, 2005
Page 6


Stock," except that Class A holders, voting as a separate class, may elect up to 25% of the Company's directors.

         Moreover, Williams requires that, as a prerequisite to the formation of a statutory equity committee, equity holders must first establish that "they are unable to represent their interests in the bankruptcy case without an official committee. . . .[this] factor is critical because, in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case." (Id., at p.
222). This is particularly true here where the Funds are highly sophisticated entities that have only recently invested in the Company and have retained highly sophisticated professionals who have already appeared and actively participated in the Debtors' chapter 11 cases.

         While the Debtors believe that the above two issues should be dispositive of the request pending before the United States Trustee, the Debtors also believe that the request does not satisfy many of the other factors traditionally relied upon by United States Trustees and the Bankruptcy Courts that have been called upon to review such requests. For example, the Debtors are very concerned about the additional costs and burdens that will be placed on the Debtors' estates by the appointment of a statutory equity committee and by the participation of the Funds. Earlier today, the Debtors received a fourteen page discovery request from the Funds relative to their self-appointed investigation of the Debtors' Prepetition Revolver Lenders. (See Exhibit 11.) Inclusive of indemnification claims for expenses to be incurred by the Prepetition Revolver Lenders, the investigation planned by the Funds could easily take weeks, if not months, of time away from the Debtors' reorganization timetable and cost in excess of $500,000. Similarly, the Debtors reserve their rights in all respects with respect to various statements and suggestions in the January 16 submission to your office on behalf of the Funds. The determination of the Debtors not to specifically address each and every statement in the January 16 submission is not an admission against interest or an agreement with such statements, at least some of which the Debtors believe are materially inaccurate.

         In closing, on behalf of the Debtors, we want to again express our appreciation for your willingness to consider input from the Debtors with respect to this request for appointment of an additional statutory committee in the Debtors' chapter 11 cases as well as for your patience while the Debtors considered this matter both internally as a matter of prudent corporate governance and with the Official Committee. Should you have any questions regarding these matters or

B. Amon James, Esq.
March 1, 2005
Page 7


would like further information from the Debtors, we would be happy to make ourselves available at your convenience.

                                                Sincerely yours,

                                                /s/ John William Butler, Jr.

                                                John Wm. Butler, Jr.

Attachments

cc:      Mr. Sam Cusano
         Mr. C. Steven Moore
         Michael H. Goldstein, Esq.
         Lawrence Byrne, Esq.
         Lance Croffoot-Suede, Esq.
         Scott L. Hazan, Esq.
         Kathleen Horne, Esq.
         Glenn B. Rice, Esq.

                                   EXHIBIT 1

    [U.S. Department of Justice Letterhead - Office of the United States
                Trustee for the Southern District of Georgia]


                                 February 8, 2005

Mr. Andre Danesh
Allied Financial Corporation
P.O. Box 1271
Brookline, MA 02446

         re:  Friedman's Inc., #05-40129, et al - Appointment of
              Shareholder's Committee

Dear Mr. Danesh:

         Thank you for copying the United States Trustee on your January 31, 2004 letter to Chief Judge Davis regarding serving on a shareholder's committee in the Friedman's Inc. case(s). We appreciate the interest you have shown in these cases.

         This office represents the United States Trustee in the Friedman's cases. Pursuant to 11 U.S.C. sec. 1102, the United States Trustee is charged with appointing a committee of equity security holders to the extent it is determined that appointment of such a committee is appropriate. However, we do not yet have a list of the equity security holders in the Friedman's cases. In addition, pursuant to Court order, the Friedman's Debtors have until April 15, 2005 to file their Schedules and Statement of Financial Affairs. We expect to conduct the meeting of creditors pursuant to 11 U.S.C. sec. 341 shortly thereafter. We further expect to learn more about the equity interests affected by these cases at the 341 meeting.

         Until all of the necessary information is available, the United States Trustee will be unable to determine whether it is appropriate to appoint an equity security committee. To the extent the appointment of an equity security committee is deemed appropriate, we will make sure that your interest in serving on the committee is taken into consideration.

         Please feel free to contact the undersigned regarding any questions or concerns you have regarding the formation of an equity security committee. We will do our best to respond as quickly and completely as possible.

                                            Sincerely,

                                            /s/ B. Amon James
                                            B. Amon James
                                            Assistant U.S. Trustee

cc:   Lamar W. Davis, Jr., Chief Judge
      Attached Service List

                                   EXHIBIT 2

                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE SOUTHERN DISTRICT OF GEORGIA
                               SAVANNAH DIVISION


------------------------------------------
                                          )
In re:                                    )     Case No.05-40129
                                          )
FRIEDMAN'S INC., et al.,                  )     Chapter 11
                                          )     Joint Administration Pending
                                          )
                                          )     Hon. Lamar W. Davis, Jr.
                Debtors.                  )
                                          )
------------------------------------------

                   AFFIDAVIT AND STATEMENT OF SAM CUSANO IN
             SUPPORT OF CHAPTER 11 PETITIONS AND FIRST DAY ORDERS
             ----------------------------------------------------

STATE OF GEORGIA  )
                  ) ss:
COUNTY OF CHATHAM )

         I, Sam Cusano, being duly sworn, deposes and says:

         1. I am the Chief Executive Officer of Friedman's Inc. ("Friedman's"), a corporation organized under the laws of the State of Delaware. The other debtors are: Friedman's Inc.; FI Stores Limited Partnership; Friedman's Florida Partnership; FCJV Holding Corp.; Friedman's Beneficiary Inc.; Friedman's Holding Corp.; Friedman's Investments LLC; and Friedman's Management Corp. (such debtors, the "Affiliate Debtors" and, together with Friedman's, the "Debtors" or the "Company"). In addition to being the Chief Executive Officer of Friedman's, I hold executive positions within or am an authorized representative of, each of the Affiliate Debtors. The Company's principal executive offices are located at 171 Crossroads Parkway, Savannah, Georgia, 31422.

         2. I have been associated with the Company since June 2004 and am familiar with the Company's day-to-day operations, business affairs, and books and records. In recent weeks, I have participated in the Company's discussions with potential debtor-in-possession ("DIP") lenders and am familiar with the existing credit facilities and the proposed DIP Credit Agreement. In my capacity as Chief Executive Officer, I am familiar with the Company's day-to-day operations, business affairs, and books and records.

         3. I submit this affidavit in support of the first-day applications and motions in the above-captioned chapter 11 cases. Any capitalized term not expressly defined herein shall have the meaning ascribed to that term in the relevant first-day motion or application. Except as otherwise indicated, all facts set forth in this affidavit are based upon my personal knowledge, my review of relevant documents, or my opinion, based upon my experience and knowledge of the Company's operations and financial condition. If I were called upon to testify, I could and would testify competently to the facts set forth herein. I am authorized to submit this affidavit.

         4. Part I of this affidavit describes the Company's business and the circumstances surrounding the filing of the Company's chapter 11 petitions.
Part II sets forth the relevant facts in support of the Company's various first-day applications and papers filed concurrently herewith.

                                I. BACKGROUND

A. The Chapter 11 Filings
   ----------------------

         5. On January 14, 2005 (the "Petition Date"), the Debtors filed a voluntary petition in this Court for reorganization relief under chapter 11 of the Bankruptcy Code. The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1109 of the Bankruptcy Code. The Debtors have moved this Court for an order for joint administration of these chapter 11 cases. In order to enable the Company to operate effectively and to avoid the adverse effects of the chapter 11 filings, the Company will request various types of relief in "first-day" applications and motions filed with the Court.

B. Background and Events Leading to Chapter 11 Filing
   --------------------------------------------------

         6. Friedman's began in the 1920's as a small, family-owned jewelry retailer called Friedman's Jewelers with its first store located in Savannah, Georgia. By 1990, the Company's success had allowed it to grow to a regional chain of approximately 48 stores and had attracted the attention of Wall Street investors. In 1990, Friedman's Jewelers was acquired by Morgan Schiff & Co., a Wall Street investment firm, and other investors through MS Jewelers Limited Partnership ("MS Jewelers") for approximately $50 million. In 1993, the assets of Friedman's Jewelers were contributed to Friedman's, and Friedman's executed an initial public offering. With the capital raised in the initial public offering, Friedman's began a rapid expansion, increasing to over 700 stores in approximately ten years.

         7. Today, Friedman's is a leading specialty jewelry retail company operating out of its headquarters in Savannah, Georgia, and is the leading operator of fine jewelry stores located in power strip centers. Friedman's is the third largest jewelry chain in the industry, with more than 650 stores in 22 southeastern and midwestern states. Friedman's seeks to differentiate its business through its total dedication to quality service and the highest customer satisfaction in the industry. By offering its "Value Leader" Guarantee, Friedman's strives constantly to build a solid and successful relationship with every customer.

         8. As of the Petition Date, Friedman's employed approximately 4,500 individuals. Of those employees, approximately 120 are employed at the corporate headquarters, approximately 700 are involved in store management, and the remainder are engaged in the operation of Friedman's jewelry stores.

         9. When I arrived at Friedman's on June 22, 2004, Friedman's needed to completely restructure its finances, restore vendor relations and related inventory shipments, and undergo significant operational improvements. Upon my arrival, I began evaluating the Company's business operations and considering various strategies for restructuring its affairs. Based on my evaluation, I eventually identified a number of areas that required both immediate and longer-term attention, including, among others, the following:

           o Liquidity: The company's secured lenders had instituted reserves in the amount of $48 million under the then existing credit facility, severely limiting availability;

           o Inventory: Merchandise vendors were not being paid on a timely basis, resulting in a substantial cessation of merchandise shipments and a deteriorating inventory base;

           o Senior Management: Friedman's lacked a chief financial officer, a controller and core competencies in many areas, but was receiving assistance from financial consultants and restructuring advisors, Kroll Zolfo Cooper LLC, which had been hired in the month preceding my arrival;

           o Consumer Credit: The Company needed to initiate more prudent consumer credit practices;

           o Company Infrastructure: The Company's infrastructure in merchandising, merchandise planning and allocation, real estate, finance information systems, consumer credit and even the stores organization was underdeveloped and, in varying degrees, dysfunctional;

           o Audit: Work on the 2003 audit and restatements had been suspended and the Company had suspended the periodic reporting of financial and other information to the SEC as required by the federal securities laws; and

           o Investigations and Lawsuits: The Company was facing SEC, DOJ and multiple state attorneys general investigations, as well as significant private litigation (including shareholder derivative and class actions).

         10. Almost immediately, I refocused Friedman's efforts to implement changes to address these problem areas, and during the few several months of my tenure at the Company, Friedman's executed several initiatives in response to these issues:

           o Liquidity: On September 7, 2004, Friedman's entered into the Second Amended and Restated Credit Agreement (the "Prepetition Facility") which provided a Tranche A revolving loan of up to $67.5 million and a Tranche B term loan of $67.5 million;

           o Inventory: To address its rapidly declining inventory levels, Friedman's organized a committee of its vendors and negotiated a secured trade credit program (the "Vendor Program") pursuant to which Friedman's granted participating vendors a junior secured lien in the same assets securing the Prepetition Facility, and the vendors agreed to support Friedman's by receiving deferred amortization payments concerning the amounts outstanding and committing to merchandise shipments for the 2004 holiday and 2005 Valentine's Day seasons;

           o Senior Management: On June 29, 2004, Friedman's hired a chief administrative officer, in July 2004, Friedman's hired an executive vice president of stores and an interim chief merchandising officer and in December 2004, Friedman's appointed an interim chief financial officer;

           o Consumer Credit: The Company hired a vice president of credit and retained First Annapolis, a consulting firm that primarily advises clients in payment-based sectors of the financial services industry to assist with an evaluation of the Company's credit practices;

           o Company Infrastructure: The Company retained Gemini Realty Advisors to assist in evaluating its real estate portfolio by first insuring that the portfolio data was correct;

           o Audit: The Company worked with Ernst & Young and retained interim accounting assistance in order to resume work on the 2003 audit and commence work on the 2004 audit; and

           o Investigations and Lawsuits: The Company worked cooperatively with the SEC and DOJ exploring different avenues to resolve the investigations.

         11. While I believe that these initiatives were a step in the right direction for Friedman's operational and financial restructuring, the initiatives were not the complete solution. Much more work remained to be done.

         12. In mid-September 2004, Friedman's entered into the Vendor Program mentioned above with most of its jewelry vendors. To initiate development of the Vendor Program, Friedman's reached out to its most significant vendors and organized a committee (the "Informal Creditors Committee"). The Informal Creditors Committee retained counsel and has been meeting periodically with the Company since July, 2004. Friedman's and the Committee worked closely to develop a program that would permit a restructuring of the financial obligations owed by Friedman's and provide commitments from vendors for merchandise shipments during the critical holiday selling season. In exchange for the debt restructuring and merchandise commitments, the Vendor Program provided participating vendors with a junior lien in the same assets securing the Prepetition Facility. With few exceptions, all of Friedman's major vendors agreed to participate in the Vendor Program as a result of the joint efforts of Friedman's and the Committee.

         13. Due to the timing and implementation of the Prepetition Facility and the Vendor Program, and despite the cooperation from many of Friedman's vendors, a number of Friedman's vendors were not able to meet their obligations under the Vendor Program in accordance with their timing commitments to the Company. Together with the negative impact on the holiday season associated with the implementation of more prudent credit practices by Friedman's, delayed inventory receipts required for its 2004 holiday selling season contributed to Friedman's sales and financial performance not meeting projected results or related financial covenants in the Prepetition Facility.

         14. On November 5, 2004, and December 3, 2004, Friedman's entered into, respectively, the first and second amendments to the Prepetition Facility to modify certain financial covenants set forth in the Prepetition Facility and to eliminate anticipated defaults thereunder in light of the disappointing sales that resulted from delayed inventory receipts and the implementation of more prudent credit practices.. Ultimately, Friedman's and the lenders under the Prepetition Facility (the "Prepetition Lenders ") engaged in discussions in late December, 2004 and early January, 2005 regarding the terms of a third amendment, but the Prepetition Lenders decided not to agree to further amend the financial covenants provided by the Prepetition Facility.

         15. On or about December 31, 2004, Friedman's revolver loan under the Prepetition Facility had been reduced to zero from more than $30 million outstanding during the week of December 10, 2004. Also on December 31, 2004, at a time when there was zero balance on the revolver loan portion of the Prepetition Facility (and the Company had generated availability under its collateral based revolver loan formula of almost $50 million, the agent for the Prepetition Facility imposed loan reserves of $10 million (which were later rescinded without harm to the company when the Company pointed out that there was no contractual basis for the action taken on December 31st).

         16. On January 10, 2005, Friedman's received a reservation of rights letter from the Prepetition Lenders (attached hereto as Exhibit A) alleging certain events of default and reserving their rights to refuse to make further funds available to Friedman's. At that time, the Prepetition Lenders were owed less than $5 million on the revolver even though the Company's availability under its collateral based revolver loan formula remained at almost $50 million. (I have attached as Exhibit B a graphical depiction of outstanding loans and collateral availability under the revolver from the beginning of November, 2004 through the Petition Date.) On January 11, 2005, the Company delivered a letter to the Prepetition Lenders (attached hereto as Exhibit C) urging the Prepetition Lenders to continue to support the Company. The Prepetition Lenders responded by suspending funding of much of the Company's ordinary course financial obligations resulting in the dishonoring of millions of dollars of checks issued prior to the Company's receipt of the January 10th reservation of rights letter. The Company responded to the Prepetition Lenders' actions through the communication attached hereto as Exhibit D and, on January 12, 2005, Friedman's announced publicly that the Prepetition Lenders had limited funding under the Prepetition Facility to a discretionary basis (a copy of the related press release is attached hereto as Exhibit E).

         17. Thereafter, on January 13, 2005, Friedman's delivered to the Prepetition Lenders two letters responding to the implementation of discretionary funding and conveying to the Prepetition Lenders that the discretionary funding implementation required Friedman's to consider an immediate chapter 11 filing (a copy of these letters are attached hereto as Exhibits F and G, respectively).

         18. After the lenders also declined the written request of the Informal Creditors Committee to resume ordinary course funding of the Company, the Company received a notice of program default in the Vendor Program on January 14, 2005. The program default permits the Company's vendors to discontinue shipments to Friedman's and retain their interests in a trade creditor lien earlier granted by the Company to the vendors. As a result of the Prepetition Lenders' decision not to restore ordinary course funding to the Company, Friedman's was unable to satisfy its cash requirements and determined that its only available alternative was to seek chapter 11 protection, which it did later that same day in this Court.

         19. The Debtors intend to utilize the reorganization process afforded by chapter 11 to continue the financial and operations restructuring that was underway, but incomplete, prior to the commencement of these cases. The Debtors expect to emerge from chapter 11 having rationalized their capital structure and improved their liquidity and financial flexibility for future operating requirements and capital expenditures. These restructuring efforts are designed to improve Friedman's profitability and solidify its position as a leading jewelry retailer. Consequently, the Debtors believe that the efforts they have taken and will undertake will return the most value to their stakeholders under all of the circumstances since it was no longer feasible to operate outside of the protection of the Court without funding available to meet the cash requirements of the Company in the ordinary course of business.

C.      Friedman's Capital Structure and Economic Transfers to Crescent Jewelers
        ------------------------------------------------------------------------

         20. Friedman's capital structure is comprised of (a) the Prepetition Facility, which is secured by substantially all of the assets of the Debtors and includes (b) outstanding indebtedness secured by a junior lien in favor of certain vendors under the Vendor Program; and (c) approximately 20.75 million shares of Friedman's Class A Common Stock, and approximately 1.2 million shares of Friedman's Class B Common Stock.

         21. The Prepetition Facility. On September 7, 2004, Friedman's entered into the Prepetition Facility, providing up to $135.0 million of borrowing availability. The Prepetition Facility consists of (i) a revolving credit facility for loans and letters of credit in an aggregate principal amount not to exceed $67.5 million, and (ii) a term loan credit facility in the aggregate principal amount of $67.5 million.

         22. The Prepetition Facility amended and restated Friedman's prior credit facility by introducing a new term loan credit facility provided by Jewelry Investors II, L.L.C., an affiliate of Farallon Capital Management, L.L.C. and by reducing the commitment of, and maintaining the same collateral coverage for, Bank of America, N.A. and The CIT Group/Business Credit Inc.

         23. The Vendor Program. As described above, Friedman's entered into the Vendor Program in mid September 2004 with most of its jewelry vendors in order to restructure the financial obligations Friedman's owed to such vendors and to obtain commitments from such vendors for merchandise shipments in the critical holiday selling season. Upon initiation of the Vendor Program, participating vendors committed to the Vendor Program claims in the aggregate amount of approximately $22.2 million.

         24. On December 31, 2004, Friedman's executed a first amendment to the Vendor Program (the "First Amendment") to modify the Holiday selling season shipment requirements in exchange for enhanced commitments from the vendors with respect to Friedman's Valentine's Day merchandise requirements. Through scheduled amortization payments as modified by the First Amendment, as of the Petition Date, the aggregate principal amount outstanding under the Vendor Program was approximately $19.9 million.

         25. Friedman's Common Stock. Friedman's Class A Common Stock consists of approximately 20.75 million shares that are publicly held and possess the right to elect 25% of Friedman's board of directors. Friedman's Class B Common Stock consists of approximately 1.2 million shares that are held by one entity, MS Jewelers. The Class B Common Stock possesses all other voting rights, including the right to elect the remaining 75% of Friedman's board of directors.

         26. Crescent Jewelers. Crescent Jewelers is a smaller jewelry retailer located on the West coast. On August 11, 2004, Crescent filed a petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California, Oakland Division, Case No. 04-44416. The Honorable Judge Edward D. Jellen is presiding over Crescent's pending chapter 11 case.

         27. It is my understanding that certain of the investors in MS Jewelers, the entity that owns 100% of the Class B Common Stock of Friedman's, may also hold indirect investment interests in Crescent. One of those investors is Phillip Ean Cohen, whom I understand directly or indirectly holds a controlling interest in MS Jewelers Corporation, which is the general partner of MS Jewelers. It is also my understanding that Mr. Cohen may hold a similar direct or indirect interest in CJ Morgan Corporation, which is the general partner of CJ Morgan LP, which holds 100% of the Class B Common Stock of Crescent Jewelers Inc. ("Crescent Holdings"), which, in turn, is the sole shareholder of Crescent.

         28. Beginning in 1996 and continuing through 2002, Friedman's made a series of investments in Crescent that culminated in Friedman's direct investment in Crescent in 2002 in the aggregate amount of $85 million, consisting of the purchase of $50 million of Crescent Series A Preferred Stock and $35 million of unsecured Crescent Senior Subordinated Notes, due August 28, 2007. Crescent is currently in default on its interest obligations to Friedman's under these Crescent Senior Subordinated Notes. Today, this investment has grown to nearly $100 million due to unpaid interest and accrued dividends. In addition, in 2000, Friedman's and Crescent entered into a series of operating agreements, pursuant to which Friedman's agreed to (a) license certain of Friedman's trademarks to Crescent, (b) implement an enhanced information technology system for Crescent, and (c) supply certain management information services to Crescent. Currently, Friedman's continues to license its trademarks to Crescent and provide Crescent certain management information services. Friedman's has filed multiple proofs of claim against Crescent in its chapter 11 cases based on Crescent's breach of the operating agreements, Friedman's investment in Crescent and certain other claims.

                    II. FIRST DAY MOTIONS AND APPLICATIONS

         29. An important and, in some cases, critical element in the Company's successful reorganization is approval of each of the Company's first-day motions and applications submitted concurrently herewith. In furtherance of the objective of successfully reorganizing, the Company respectfully requests that "first-day" orders of the types mentioned below be entered. Factual information in support of such first-day orders is provided below and in the applications and motions filed concurrently herewith.

A. Administrative and Procedural Matters
   -------------------------------------

                    Consolidation and Joint Administration
                    --------------------------------------

         30. As reflected in the corporate organization chart attached as Exhibit A to the Debtors' Application for an Order Directing Joint Administration of Cases Pursuant to Bankruptcy Rule 1015(b), Friedman's is the direct or indirect parent, owner or general partner, in whole or in substantial part, of the following entities: FI Stores Limited Partnership, Friedman's Florida Partnership, FCJV Holding Corp., Friedman's Beneficiary Inc., Friedman's Investments LLC, Friedman's Holding Corp. and Friedman's Management Company. As such, I believe consolidated these cases because substantially all of the Debtors' operations are conducted by Friedman's Inc.

         31. I believe that joint administration will permit the Debtors and other parties to combine notices to creditors and other parties-in-interest of the Debtors' respective estates. Indeed, I anticipate that numerous notices, applications, motions, other pleadings, hearings, and orders in these cases will affect many or all of the Debtors.

                    Initial Notices and List of Creditors
                    -------------------------------------

         32. There are several thousand creditors and parties-in-interest in these cases. The Debtors maintain lists of the names and addresses of all such entities on various computer programs which permit the Debtors or an outside firm to print mailing labels for each such entity. In that regard, the Debtors have sought to retain and employ Kurtzman Carson Consultants LLC as claims and notice agent in these cases (the "Claims and Noticing Agent"). Because the Claims and Noticing Agent will be responsible for all of the noticing in these cases, I understand that the Clerk will be relieved of the burden of sending notices to the Debtors' creditors. Therefore, it appears to me that the Clerk may not require the information provided in a label matrix.

                           Schedules and Statements
                           ------------------------

         33. It is my understanding that preparation of schedules and statements requires a substantial amount of resources and time in order to gather, format and review the required information. In this case, given the size and complexity of the Debtors' cases and the exigent circumstances surrounding the filing, preparation of their schedules and statements will require even greater time and effort to gather, review and format the required information because no preparation regarding the schedules and statements was completed prior to the filing. For instance, the Debtors have thousands of creditors and parties-in-interest and operate their businesses from over 650 locations. With stores in 22 different states, the Debtors are party to hundreds of real estate leases and executory contracts. In addition, the Debtors administer over $300 million in assets. I believe that preparing the schedules and statements within 15 days of the Petition Date would result in diverting considerable resources of the Debtors and their personnel during a crucial time in the bankruptcy case. Moreover, certain prepetition invoices have not yet been received and/or entered into the Debtors' financial systems and may not be entered within the next 15 days.


         34. In addition, as a result of the emergency nature of the Debtors' chapter 11 filings, I do not believe that the fifteen-day automatic extension of time to file such Schedules and Statements provided by Bankruptcy Rule 1007(c) will be sufficient to permit completion of the Schedules and Statements. At this juncture, I estimate that an extension of 75 additional days (for a total of 90 days, until April 14, 2005) to prepare and file the Schedules and Statements.

                          Case Management Procedures
                          --------------------------

         35. I anticipate that many of the creditors and other parties in interest will file appearances in these cases (such parties, the "2002 List Parties"), and numerous motions and applications may be filed in these cases in pursuit of various forms of relief. Based on these facts, I believe that scheduling regular, monthly omnibus hearing dates (the "Omnibus Hearing Dates") for all matters.

         36. By scheduling regular monthly omnibus hearings in advance, I believe that parties will be better able to plan for hearings, thus reducing the need for emergency hearings and/or expedited relief and fostering consensual resolution of important matters. Moreover, by establishing notice and service procedures, all parties will be assured of receiving appropriate notice of matters effecting their interests and an ample opportunity to prepare and respond. By establishing case management procedures at the outset of these cases, the administration of these cases will be eased and the economic burdens on the Debtors' estates as well as other parties in interest will be dramatically reduced.

B. Motions Regarding Retention of Professionals
   --------------------------------------------

                   Skadden, Arps, Slate, Meagher & Flom LLP
                   ----------------------------------------

         37. As of July 8, 2004, Skadden, Arps, Slate, Meagher & Flom LLP and its affiliated law practice entities (collectively, "Skadden") began representing the Debtors in their efforts to restructure their businesses and in connection with various other matters confronting the Debtors pursuant to an engagement agreement with Skadden dated as of July 8, 2004.

         38. Since the commencement of this engagement, Skadden has assisted the Debtors in connection with, among other things, the amended and restated refinancing of the Debtors' Prepetition Facility; the development and implementation of the Vendor Program; acting as special corporate counsel to the Debtors and providing advice to the Company and attending board of directors meetings and various committees thereof from time to time; and the preparations for the emergency filing of these cases. In addition, Skadden has assisted the Debtors in addressing various corporate governance issues, including the pending investigations of the Department of Justice and the Securities and Exchange Commission relating to activities which occurred prior to the arrival of the existing senior management team. Skadden has also provided litigation support in connection with numerous law suits pending against the Debtors.

         39. In light of Skadden's experience and its familiarity with the Debtors' business, financial and legal affairs, I believe that their continued representation by Skadden is critical to the Debtors' efforts to restructure their Business.

 Inglesby, Falligant, Horne, Courington & Chisholm, A Professional Corporation
 -----------------------------------------------------------------------------

         40. On or about January 14, 2005 Inglesby, Falligant, Horne, Courington & Chisholm, A Professional Corporation ("Inglesby") was engaged as co-counsel to the Debtors in connection with the filing of the bankruptcies pursuant to an engagement agreement dated as of January 14, 2004 (the "Engagement Agreement").

         41. I am aware that Inglesby has extensive experience and knowledge in the field of debtors' and creditors' rights and business reorganizations under chapter 11 of the Bankruptcy Code, generally, and in the Southern District of Georgia, Savannah Division, specifically. Accordingly, it is my belief that Inglesby is well-suited to assist Skadden in guiding the Debtors through the chapter 11 process.

                       Kurtzman Carson Consultants, LLC
                       --------------------------------

         42. The Debtors have several thousand creditors, potential creditors and parties in interest to whom certain notices, including notice of these chapter 11 cases, will be sent. I believe that the size of the Debtors' creditor body makes it impracticable for the Debtors or the court to, without assistance, undertake the task of sending notices to creditors and other parties in interest.

         43. Kurtzman Carson Consultants, LLC ("KCC") is a data processing firm that specializes in chapter 11 administration, consulting and analysis, including noticing, claims processing, voting and other administrative tasks in chapter 11 cases. I believe that KCC's assistance will expedite service of notices, streamline the claims administration process and permit the Debtors to focus on their reorganization efforts. The Debtors reviewed proposals of multiple potential claims and noticing agents, and the Debtors believe that KCC's fee structure is at least as favorable as any of KCC's competitors. I believe that KCC is well-qualified to provide such services, expertise, consultation and assistance.

                             Interim Compensation
                             --------------------

         44. I believe that the interim compensation procedures set forth in the first day pleadings will allow for the timely payment of fees of retained professionals in an orderly process that will allow interested parties an opportunity to review and comment on fee applications submitted in these cases. Moreover, I believe such will assist the Debtors with monitoring professional fees in these cases.

C.  Business Operations of the Debtors
    ----------------------------------

                                Cash Management
                                ---------------

         45. Prior to the commencement of their chapter 11 cases, in the ordinary course of their business, the Debtors maintained approximately 660 bank accounts (the "Bank Accounts"). As more fully described below, the Debtors' Bank Accounts are part of a carefully constructed and highly automated cash management system that ensures the Debtors' ability to efficiently monitor and control all of their cash. As a result, I believe that closing Bank Accounts and opening new accounts would severely disrupt the Debtors' operations and result in delays in payments to employees and creditors, thereby impeding the Debtors' ability to ensure as smooth a transition into chapter 11 as possible and, in turn, hindering the Debtors' efforts to successfully and rapidly complete this reorganization. Thus, I believe that it is crucial that the Debtors be permitted to continue to maintain their existing Bank Accounts and, if necessary, open new accounts, wherever they are needed, irrespective of whether such banks are designated depositories in the Southern District of Georgia (such new accounts, together with the prepetition Bank Accounts hereinafter also referred to as "Bank Accounts"), or close Bank Accounts.

         46. To my knowledge and based on my experience, Friedman's cash-management system is similar to the cash-management systems commonly employed by other businesses comparable to Friedman's in size and complexity. The widespread use of such systems is attributable to the numerous benefits that they provide. Among the most important of these benefits are: (i) the ability to ensure tight control over corporate funds and to ensure cash availability; (ii) the reduction of administrative expenses; and (iii) the ability to provide timely and accurate presentations of information about account balances.

         47. Friedman's cash-management system handles cash receipts and disbursements from approximately $24 million to over $100 million monthly. The major components of Friedman's cash-management system have been in place for over five years, and the system represents Friedman's ordinary, usual, and essential business practice.

         48. In substance, Friedman's customers remit payments to Friedman's retail stores or authorize Friedman's to collect payments from various credit card companies. These payments are deposited into various Depository Accounts (as defined herein), and the funds are periodically transferred to Friedman's Master Depository Account (as defined herein). Funds from the Master Depository Account are swept daily and then funds are transferred to the Master Disbursements Account (as defined herein). From the Master Disbursements Account, funds needed to pay employees, fund claims under the Company's self-insurance program, pay vendors, and meet operational obligations are transferred by Friedman's into separately designated disbursement accounts.

             (a) The Depository Accounts
                 -----------------------

         49. Friedman's maintains hundreds of depository accounts for every store location, its home office and for certain credit card receipts (collectively, the "Depository Accounts"). Checks are not issued from any of these Depository Accounts.

         50. Each of Friedman's retail stores receives a daily influx of cash and checks representing proceeds from the sale of inventory and services and the collection of accounts receivable. The retail stores deposit cash and checks in Depository Accounts, which are transferred daily into a separate master depository account (the "Master Deposit Account"). Friedman's Master Disbursements Account (as defined herein) is then funded from the Master Deposit Account.

         51. Friedman's also accepts payments made through major credit card companies (i.e., American Express, Discover, Visa, and MasterCard). After the credit card transactions are processed, deposits for those funds are made to one of two credit card depository accounts, which are swept daily to the Master Depository Account.

         52. Friedman's also sells credit insurance to its customers. As an integral part of the credit insurance transactions, the issuer of the insurance policies enters into a re-insurance agreement with Cougar Reinsurance Company, Ltd ("Cougar"), a wholly-owned subsidiary of Friedman's. Cougar receives the estimated underwriting profits attributable to the Credit Insurance and then advances these profits to Friedman's. The advances are made by transfers directly to a Depository Account (the "Cougar Account"), and Friedman's initiates a monthly wire transfer to sweep the funds from the Cougar Account into an intermediate Depository Account.

             (b) The Disbursement Accounts
                 -------------------------

         53. Friedman's maintains a master disbursements account (the "Master Disbursements Account"), from which Friedman's funds its disbursement accounts. The disbursement accounts include an account for making commercial payments, a payroll account, two accounts payable disbursement accounts, a health claims account, and a vendor escrow account (collectively, the "Disbursement Accounts").

         54. The Debtors use ADP to produce payroll checks, to set up direct deposits, and to process and remit payroll tax returns and employer and employee taxes to the various tax jurisdictions. Each week of payroll a member of the home office accounting staff requests funding of the "Payroll Account" three days prior to payroll being made. I understand that ADP then draws funds out of the Payroll Account in the amount of all payroll and related taxes and deposits those funds into one of its own accounts for purposes of making the payroll. ADP then timely pays payroll and remits payroll taxes to the appropriate state and federal taxing agencies on Friedman's behalf.

         55. Friedman's provides medical insurance for its full-time employees. Friedman's self-insures-for such claims, and it contracts with a third-party administrator to process the insurance claims submitted by its employees. When the administrator approves presented claims for payment, it provides claims payment information to Friedman's, which issues a check drawn against its "Health Insurance Account". This account is funded weekly by Friedman's from transfers from the Master Disbursements Account based on the total amount of checks that need to be issued to satisfy approved claims.

             (c) Other Accounts
                 --------------

         56. Friedman's also maintains an account for Friedman's Management Corporation, a wholly-owned, debtor subsidiary. This account is inactive and maintains only a minimal balance.

             (d) Continued Use of the Existing
                 Cash Management System Should Be Authorized
                 -------------------------------------------

         57. Friedman's cash management system includes the necessary accounting controls to enable the Debtors, as well as creditors and the Court, if necessary, to trace funds through the system and ensure that all transactions are adequately documented and readily ascertainable. The Debtors will continue to maintain detailed records reflecting all transfers of funds.

         58. Requiring the Debtors to adopt new, segmented cash management systems at this critical stage of these cases would be expensive, would create unnecessary administrative problems, and will be much more disruptive than productive, adversely impacting the Debtors' ability to reorganize successfully. Consequently, I contend that maintenance of the existing cash management system during these chapter 11 cases is in the best interests of all creditors and other parties-in-interest.

B. The Debtors Should Be Granted Authority to Continue to Use Existing Business Forms and Checks
         -------------------------------------------------------------------

         59. The Debtors have numerous business forms and checks and requiring the Debtors to change all them to reflect that they are debtors-in-possession would be impracticable and expensive, without providing any real benefit to the Debtors' estates. Parties doing business with the Debtors undoubtedly will be aware of each of the Debtors' status as a chapter 11 debtor-in-possession.

C.       Cause Exists for Waiving the Investment and Deposit Guidelines of
         Section 345(b)
         -----------------------------------------------------------------

         60. Substantially all of the Debtors' Bank Accounts are maintained as zero balance or minimum balance accounts and do not maintain significant fund balances overnight. Indeed, the only Bank Account that may maintain any significant balance is the Master Depository Account, from which amounts are used to fund the Debtors' operations. The Debtors' Master Depository Account is monitored by Bank of America, which the Debtors believe to be a financially stable banking institution and FDIC insured.

         61. In light of the importance of maximizing the return from the Debtors' cash and minimizing the risk related thereto, I believe that the Debtors should be allowed to deviate from the approved investment practices established by the Bankruptcy Code.

                              Customer Practices
                              ------------------

A.       Customer Satisfaction Programs
         ------------------------------

         62. Prior to the Petition Date, in the ordinary course of their jewelry store business, the Debtors offer customers certain types of Customer Satisfaction Programs, which are similar to the types offered by all major retailers. I believe that the Debtors' business could be seriously, if not irreparably, disrupted unless the Debtors' obligations under such programs continue to be honored in the ordinary course.

         63. Layaway Program. In the ordinary course of business, the Debtors invite customers to purchase merchandise (the "Layaway Merchandise") pursuant to a layaway program whereby the customer makes an initial deposit for the purchase price of the Layaway Merchandise and makes periodic payments toward the balance owed for such merchandise over a period of time. Regardless of the type of merchandise, all customers are required to deposit a minimum of ten percent (10%) of the sales price.

         64. In the event that a customer makes a deposit and/or payments toward Layaway Merchandise and later fails to make required payments on such merchandise, the customer is entitled to a refund of such deposits and payments, less any applicable cancellation fees.

         65. Many customers participated in the layaway program prior to the Petition Date by depositing money with the Debtors for layaway merchandise (the "Layaway Deposits"). At the time that such customers made the Deposits, they had every expectation that the Debtors would apply the Layaway Deposits toward the purchase price of the Layaway Merchandise. I estimate that, on average, the Debtors hold approximately $1.5 million in Layaway Deposits.

         66. Returns, Refunds and Exchanges. Certain customers also hold contingent claims against the Debtors for refunds, returns, exchanges, price adjustments (including adjustments to billing) and other credit balances (collectively, the "Refunds") relating to goods sold or services rendered to customers in the ordinary course of business prior to the Petition Date.

         67. Oftentimes, when customers make a return, they exchange merchandise for substitute merchandise. However, in those instances where a customer does not want substitute merchandise, the Debtors offer the customer a refund, within certain limitations. To obtain a Refund, a customer must supply a receipt and request a Refund. If the total dollar amount of the refund exceeds $100, the customer would received a home office refund check. If the amount of the refund does not exceed $100, the customer will receive a Refund in the store. The Debtors do not typically offer store credit in lieu of a Refund.

         68. Because customers rely on the existence of such Refunds when they shop, the Debtors typically issue Refunds in the ordinary course of their business. It is difficult to ascertain with precision an estimate of the aggregate amount of requests for Refunds for merchandise purchased prior to the Petition Date. However, I estimate that, on average, the Debtors pay approximately $417,000 per month in Refunds.

         69. Warranties. Prior to the Petition Date, the Debtors sold various extended merchandise warranties on certain merchandise under the Diamond and Gold Service Plan, as well as a Watch Service Plan and certain other warranty programs (collectively, the "Warranties") on behalf of a third-party warranty provider. It is difficult to estimate the amount of Warranty fees that the Debtors may owe to the third-party warranty providers at any given time; however, during the most recent fiscal year, the Debtors incurred approximately $200,00 on account of Warranty fees. I feel that the ability to continue to provide the Warranties is vital to the Debtor's ongoing relationship with their customers and that authorization to continue such practices is therefore warranted.

B.       Customer Service Providers
         --------------------------

         70. The Debtors offer jewelry repair services to their customers through independent contractor arrangement with various Customer Service Providers. By offering these repair services through the Debtors' stores, the Debtors offer a convenience to their customers. The customers do not interact with the Customer Service Provides; rather, the Debtors receive jewelry in need of repair from customers and send that jewelry to the Customer Service Provider for repair. For the convenience of the customer, the Debtors facilitate the transactions between the Customers and the Customer Service Provider.

         71. The pricing of basic repair work is mandated by the Debtors and an estimate for specialty work is provided by the jeweler and relayed to the customer. Although it is difficult to estimate the amount of prepetition fees that the Debtors may owe to these third-parties, during the most recent fiscal year ending prior Petition Date, the Debtors incurred approximately $20.3 million for jewelry repair services, with the highest monthly amount during that period being approximately $2.6 million.

         72. If prepetition amounts owed to Customer Service Providers are not paid, I believe that many of the Customer Service Providers may refuse to perform additional services for the Debtors. In that event, the Debtors will incur additional expenses to replace the Customer Service Providers, which expenses will likely exceed the amount of unpaid obligations for the Customer Service Providers' prepetition services.

C.       Credit Card Transactions
         ------------------------

         73. Many customers purchase merchandise and services from the Debtors using major credit cards (American Express, MasterCard, Visa and Discover), and the Debtors are parties to certain agreements with credit card companies and processors to which the Debtors pay certain fees in exchange for the Debtors' ability to accept credit card purchases in their jewelry stores, subject to certain adjustments, returns and refunds. I believe that the Debtors continued ability to honor and process credit card transactions is essential to the Debtors' reorganization efforts and continued customer loyalty. Without this ability, I believe that the Debtors would lose a major avenue for conducting sales transactions in the ordinary course of their retail operations.

         74. Under the terms of their agreements, the Debtors are required to pay the credit card companies and processors fees for their services, certain amounts of which may have accrued but remain unpaid as of the Petition Date.

         75. I believe that the success and viability of the Debtors' business, and ultimately the Debtors' ability to successfully reorganize, are totally dependent upon the patronage and loyalty of their customers. In this regard, continuation of the Debtors' Customer Satisfaction Programs, services of the Customer Service Providers and continued acceptance of credit cards are critical and any delay in honoring the Debtors' obligations with respect to each will severely and irreparably impair customer relations. Additionally, it is my belief that any failure to honor the Debtors' prepetition obligations, for even a brief time, might well drive away valuable customers, thereby irreparably harming the Debtors' efforts to reorganize from the outset.

                          Employee Wages and Benefits
                          ---------------------------

A.       Wages, Salaries, Directors' Fees and Commissions
         ------------------------------------------------

         76. As of the Petition Date, the Debtors employed approximately 4,500 Employees, including both full-time and part-time, hourly wage earners and salaried personnel. The Debtors' practice has been to pay its employees on a bi-weekly basis, and all wages, salaries and commissions are paid in arrears. Accordingly, at any given time the Debtors have outstanding payroll obligations to its employees. As of the Petition Date, the Debtors also had outstanding obligations to members of Friedman's board of directors with respect to unpaid board of directors meeting fees. As of the Petition Date, the Debtors estimate that they owe their Employees in the aggregate approximately $5.2 million, including payroll taxes, on account of accrued and earned prepetition wages, salaries, commissions and other incentive compensation.

         77. The Debtors estimate that only 2.9% of the Debtors' entire workforce, or approximately 130 Employees, are owed in excess of $4,925 for prepetition wages, salaries, or commissions. Thus, the overwhelming majority of all of the Debtors' Employees may have a priority claim with respect to all of their accrued but unpaid prepetition wages, salaries, or commissions pursuant to section 507(a)(3) of the Bankruptcy Code. Moreover, the Debtors estimate that the aggregate amount of prepetition wages, salaries, or commissions that exceeds the $4,925 limit provided by section 507(a)(3) of the Bankruptcy Code is approximately $310,000 as of the Petition Date.

         78. In addition, as of the Petition Date, the Debtors had outstanding obligations in the approximate amount of $32,000 with respect to the payroll processing fees owed to the Debtors' third party payroll processor. If the Debtors are unable to process payroll, the Debtors' employees will be severely impacted. Because the amounts owed to the Debtors' payroll processor are de minimis in relation to the harm to the Debtors' employees that would occur if the Debtors' payroll could not be processed, I submit that payment of the prepetition obligations to the payroll processor is appropriate.

B.       Other Compensation: Vacation, Sick Time,
         Bonus, Business Expenses, and Severance Payments
         ------------------------------------------------

         79. The Debtors offer their Employees other forms of compensation, including vacation pay, overtime pay, paid holidays, paid sick time and other earned time off, performance-based bonuses, reimbursement of certain business expenses, and severance expenses. These forms of compensation are usual, customary, and necessary if the Debtors are to retain qualified employees to operate their businesses.

         80. Vacation and Sick Time. Certain employees designated by Friedman's are eligible to accrue paid vacation and sick time. Length of service determines a full-time Employee's amount of paid vacation ("Vacation Time"). Annual Vacation Time ranges from three days to five weeks based on an Employee's years of service and classification. Employees who retire, resign or are terminated without cause are entitled to receive their accrued Vacation Time.

         81. The Debtors maintain information related to accrued Vacation Time for all Employees at the applicable store and department level. The Debtors estimate that, as of the Petition Date, that the value of accrued Vacation Time is approximately $2.8 million.

         82. Full-time Employees also are entitled to up to five sick days per year. Sick days accrue on the first day of the Debtors' fiscal year and cannot be carried over from year to year. At the end of the fiscal year, Employees forfeit any unused sick days.

         83. Severance. The Debtors offer severance to reduce the financial impact on full-time Employees whose employment has been terminated as a result of restructuring, reduction in workforce, and position elimination. Generally, an Employee who is involuntarily terminated for such reasons will be paid in the form of salary continuation of the Employee's base salary, excluding bonus, commission and other compensation.

         84. Severance pay determinations are based on the length of service of the Employee and are broken down into tiers. Tier I Employees include senior executives, support center directors and regional vice presidents and receive severance equal to 12 weeks salary for service up to two years, 16 weeks salary for service between two and five years, and 24 weeks for service five years and beyond. Tier II Employees include district managers and support center managers, who may receive severance equal to 4 weeks salary for service up to two years, 12 weeks salary for service between two and five years, and 16 weeks for service five years and beyond. Finally, Tier III includes Full-time exempt and non-exempt Employees, including store managers and managers in waiting, who may receive severance equal to one week salary for service up to one year, one week for each year worked for service between one and seven years, and eight weeks for service of seven years and beyond.

         85. Employees who are offered, but refuse, another position with the Debtors with comparable duties at the same salary, which does not involve relocation, will forfeit the option of severance pay. Eligible Employees will receive any accrued but unused vacation time paid in lump sum, less ordinary deductions, at the end of the severance period. An Employee's current benefits, including medical, dental, vision, long term disability, basic life insurance and supplemental life insurance, terminate on the last active day of employment. Those Employees who elect medical and/or dental coverage with the Debtors will be eligible for COBRA.

         86. No severance pay will be issued to Employees who (i) are terminated for reasons other than restructuring, reduction in workforce, or position elimination, (ii) quit or resign while their services are still needed, or (iii) do not sign an agreement releasing the company from all claims.

         87. I believe that the Debtors' severance policy needs to be maintained to provide necessary comfort to and sustain the morale of the Debtors' current Employees who might otherwise leave the Debtors' employ at this critical stage because of the belief, rightly or wrongly, that severance benefits will not be paid upon termination.

         88. Bonuses. The Debtors currently offer various incentive and bonus programs to certain Employees (both in the field and at the Debtors' headquarters) designed to motivate sales and collections and to achieve results that lead to a more effective operation of the Debtors' business. Field. For field Employees, these programs include annual and quarterly bonuses and incentives based upon customer deposits, customer sales, collections, sales quotas, creation of new accounts and other items. The Debtors estimate that, as of January 12, 2005, the amount of accrued bonuses and incentive compensation is approximately $1.6 million, which amount includes an annual bonus component in the amount of approximately $1.1 million that is paid only in December of each year. For fiscal year 2004, the cost of these incentive and bonus programs for field Employees, including but not limited to certain regional vice-presidents, district and store managers, store collectors, sales associates and certain other regional positions, was approximately $16.2 million. Corporate Office. In addition, certain Employees at the Debtors' headquarters, including managers, directors, buyers and senior executives, are eligible to participate in the Debtors' annual incentive plan. These individuals are eligible for different levels of incentive compensation if they meet certain performance requirements. However, for fiscal 2004, no incentive bonuses were earned or paid under the annual incentive plan. The Debtors plan to re-evaluate the bonus programs, and will seek Court approval upon the finalization of those programs.

         89. Expense Reimbursement. The Debtors routinely reimburse Employees for certain expenses incurred within the scope of their employment, including expenses for travel, lodging, professional seminars and conventions, ground transportation, meals, supplies, and miscellaneous business expenses (collectively, "Business Expenses"). The Debtors also routinely reimburse members of the Board of Directors (the "Board Members") for travel and other expenses incurred while fulfilling their duties to attend meetings of the Board of Directors.

         90. Included as part of the Debtors' Business Expenses are amounts charged to an American Express Corporate Card issued by the Debtors to certain Employees. As of the Petition Date, approximately $12,400 in Business Expenses charged to the American Express Corporate Card were outstanding.

         91. Certain Employees and Board Members have not yet been reimbursed for Reimbursable Expenses previously incurred. While it is difficult for the Debtors to precisely estimate the amount of Business Expenses outstanding as of the Petition Date because not all expense reimbursements have been submitted, the Debtors typically reimburse Employees for Business Expenses in the aggregate amount of approximately $20,000 to $25,000 per month.

C.       Employee Benefit Plans
         ----------------------

         92. Medical, Dental and Vision Benefits. The Debtors provide medical and dental coverage for full-time salaried and hourly Employees and their dependents through CoreSource Inc. The costs of both the medical and dental coverages are shared by the Company and its Employees. On a monthly basis, the Debtors' average costs of maintaining medical and dental coverage is approximately $56,000. The Debtors believe minimal amounts accrued under the respective coverages as of the Petition Date. In addition, the Debtors provide Employees with a discounted vision plan through Eye Med, which costs the Debtors approximately $2,650 on a monthly basis.

         93. Life, Supplemental Life and Long Term Disability Insurance. The Debtors provide full-time, benefit eligible salaried Employees with company paid life insurance and all Employees the opportunity to purchase supplemental life insurance. In addition, full-time, salaried Employees are eligible to participate in Friedman's long-term disability insurance upon completion of certain eligibility requirements. The average monthly cost to the Debtors of maintaining these benefits is approximately $20,000.

D.       Savings and Retirement Plans.
         -----------------------------

         94. The Debtors sponsor a 401(k) plan, that is administered through Wachovia. Employees are eligible to participate in the 401(k) 30 days after the beginning of their employment and are eligible to receive a company match on any contributions following the one-year anniversary of their employment. For eligible Employees, the Debtors match 50% of an Employee's contributions up to 4% of such Employee's salary. On average, this requires the Debtors to pay approximately $20,000 to $25,000 per month for matching contributions.

E.       Workers' Compensation.
         ----------------------

         95. As required by statute, the Debtors provide a workers' compensation benefit program for income protection, medical services and rehabilitation services to all Employees with job-related injuries or illnesses. With the exception of the state run programs in Ohio and West Virginia, the Debtors maintain a self-insured program for workers' compensation, with the assistance of a third party insurance administrator, Fireman's Fund Insurance. I believe that it is critical that the Debtors be permitted to continue their workers' compensation benefits and to pay prepetition claims, assessments and premiums because alternative arrangements for workers' compensation coverage would almost certainly be more costly. In addition, failure to maintain this insurance in the various states in which the Debtors do business could result in the institution of administrative or legal proceedings against the Debtors and their officers and directors. As of January 12, 2005, the Debtors have 14 open workers' compensation claims with an aggregate estimated amount of $25,329.

F.       Other Benefits
         --------------

         96. In addition to the benefits described herein, the Debtors offer certain other benefit programs to various groups of Employees, including, but not limited to, jury-duty leave, bereavement leave and relocation and commuting expenses. I believe that these programs are important to maintaining Employee morale and assisting in the retention of the Debtors' workforce. Further, I assert that failing to honor such programs would have an adverse affect on the Debtors' Employees.

G.       Social Security, Income Taxes, and Other Withholding
         ----------------------------------------------------

         97. Finally, the Debtors routinely withhold from Employee paychecks amounts that the Debtors are required to transmit to third parties. Examples of such withholding include Social Security, FICA, federal and state income taxes, garnishments, health care payments, union dues, retirement fund withholding and charitable donations. I believe that such withheld funds, to the extent that they remain in the Debtors' possession, constitute moneys held in trust and therefore are not property of the Debtors' bankruptcy estates. Thus, whether or not such funds are for prepetition amounts, the Debtors believe that directing such funds to the appropriate parties is in the ordinary course of business and, therefore, does not require Bankruptcy Court approval. The Debtors estimate that, as of January 12, 2005, the amount of accrued withholding amounts is approximately $3.0 million.

              Payment of Prepetition Sales, Use, and Other Taxes
              --------------------------------------------------

         98. The Debtors, in the ordinary course of their business, incur various Taxes, including state and local sales and use tax liabilities. Sales and use taxes accrue as the Debtors sell merchandise and are calculated based upon statutorily mandated percentages of the price at which the Debtors' merchandise is sold. In some cases, sales and use taxes are paid in arrears once collected by the Debtors.

         99. I understand that many jurisdictions require the Debtors to remit estimated sales and use taxes and similar collections on a periodic basis during the month or quarter in which sales are made. The taxing authority then "trues up" any deficiency or surplus on the date on which the taxes are actually due.

         100. The Debtors' average monthly liability with respect to these Taxes has historically been approximately $2.7 million. Before the Petitions were filed, the Debtors were, for the most part, current on their obligations with respect to these Taxes. I believe that the Debtors are substantially current with respect to the other types of trust fund taxes described herein and do not believe the outstanding amounts to be remitted to the respective authorities are material.

                               Utility Companies
                               -----------------

         101. In the normal conduct of their business operations, the Debtors use gas, water, electric, telephone, fuel, sewer, telecommunications, internet, paging, cellular phone, and other services (collectively, the "Utility Services") provided by hundreds of utility companies and other providers (the "Utility Companies"). The Utility Companies service the Debtors' corporate headquarters and their numerous stores around the country. The Debtors' entire business operations depend upon uninterrupted service for their continued operations and to preserve the value of their assets.

         102. The Debtors submit that the administrative expense priority provided pursuant to sections 503(b) and 507(a)(1) of the Bankruptcy Code, the Debtors' prepetition payment history and the deposits previously paid by the Debtors to certain of the Utility Companies adequately assure continued payment for utility services provided by the Utility Companies without the need for additional deposits or other security. As of the Petition Date, the Debtors have made over 400 deposits with Utility Companies totaling approximately $191,000. In addition, the Debtors believe that they will have sufficient liquidity through the use of cash collateral or separate debtor-in-possession financing, for which the Debtors are currently seeking approval, to make timely postpetition payments to all Utility Companies.

D.       Vendor Relations
         ----------------

                              Consignment Vendors
                              -------------------

         103. A significant portion of the items that the Debtors sell at their stores is comprised of goods delivered to the Debtors under consignment (the "Consigned Goods"). Consigned Goods are delivered to the Debtors for resale by approximately 146 different Consignment Vendors. I believe that many of the Debtors' vendors participated in the Debtors' prepetition Vendor Program.

         104. I estimate that, as of the December 31, 2004, that the Debtors held approximately $28.0 million of merchandise on behalf of Consignment Vendors for later sales of Consigned Goods, to be remitted at a later date to Consignment Vendors in the ordinary course of business upon the sale of such goods.

         105. Many of the Debtors' Consignment Vendors depend upon their business with the Debtors, including timely remittance of sales proceeds, to sustain their operations. Likewise, the Debtors depend upon the availability of Consigned Goods on favorable trade terms in order to offer the fullest range of retail goods to their customers.

         106. Absent the relief requested herein, I believe that many of the Consignment Vendors could be expected to file various motions seeking relief from the automatic stay to exercise rights they may have to demand return of Consigned Goods or seeking to compel the Debtors to assume or reject their consignment agreements.

                                   Shipping
                                   --------

         107. Prior to the Petition Date, in the ordinary course of their businesses, the Debtors paid a handful of regional, domestic and foreign commercial common carriers, movers, shippers, freight forwarders/consolidators, customs brokers, shipping auditing services, deconsolidators, distributors or certain other third-party service providers (collectively, the "Shippers") to ship, transport, store, and deliver goods through established distribution networks (such payments, the "Shipping Charges").

         108. The Debtors' rely extensively on the Shippers to transport merchandise to their stores and distribution centers and to distribute that merchandise among their stores. The services provided by the Shippers are critical to the day-to-day operations of the Debtors' retail business. At any given time, there are countless numbers of shipments en route to the Debtors' distribution centers and stores. As an example of the magnitude of the Debtors' reliance on the Shippers, during the most recent fiscal year ending prior to the Petition Date, the Debtors' Shipping Charges, including customs duties and taxes, were approximately $2.3 million.

         109. In addition, prior to the Petition Date, the Debtors paid for armored car services (the "Armored Car Carriers") for the transportation of cash and coins among the Debtors' stores, distribution centers, other locations and their respective depository banks (such payments, the "Armored Car Charges"). The Armored Car Carriers make deliveries and/or pick up deposits in the stores on a daily basis, which is critical in a large retail operation such as the Debtors.

         110. The Debtors depend on the Shippers for timely, consistent deliveries of goods to their distribution centers and their stores located across the Southeastern United States. Likewise, the Debtors depend on the Armored Car Carriers for the timely and consistent collection and delivery of cash and coins to and from their stores and other locations.

         111. Unless a vendor agrees to pay shipping charges, I believe the Debtors pay Shippers to, among other things, transport merchandise from the vendor's point of sale to one of the Debtors' stores, distribution centers or other locations, as the case may be. In addition, the Debtors pay Shippers to transport goods among the various locations operated by the Debtors. The Debtors typically pay the Armored Car Carriers amounts for their delivery services as well. Because of the filing of these chapter 11 cases, certain Shippers who hold goods for delivery to or from the Debtors and Armored Car Carriers who hold cash or coins that are in the process of being delivered to the Debtors or their depository banks, as the case may be, may refuse to release such goods, cash or coins pending payment for their services, thereby disrupting the Debtors' operations.

         112. In addition, in the ordinary course of business, the Debtors order goods from various vendors who then ship those goods to the Debtors' stores and other locations (the "Suppliers of Goods in Transit"). I anticipate that on the Petition Date, many such Suppliers of Goods in Transit have initiated shipments of Goods in Transit to the Debtors on account of orders from the Debtors that were made prior to the Petition Date, with such goods anticipated to arrive at the Debtors various locations after the Petition Date. I understand that the invoices with respect to the Goods in Transit are generated when the Goods in Transit are shipped and the Debtors are required to pay for the Goods in Transit after they arrive. The timing of the transfer of title of these goods to the Debtors depends upon the terms by which they are shipped (i.e., FOB buyer or FOB seller). In some cases, title passes when the goods are shipped; in other cases, title passes when the goods are delivered.

         113. I believe that many of the payments being made to Suppliers of Goods in Transit are, by their terms, post-petition payments that the Debtors may pay in the ordinary course of business. The Debtors have not reviewed each and every invoice provided by a Shipper to determine whether the terms are FOB buyer or FOB seller and submit that such a review would be time-consuming, costly and an unnecessary burden on the Debtors' estates.

                               Mechanics' Liens
                               ----------------

         114. As with any retailer, the Debtors' jewelry stores require ongoing repair and maintenance. In connection with the repair and maintenance and other construction activities, the Debtors employ third-party project managers, contractors and maintenance companies (the "Contractors") who have agreed, pursuant to contract or otherwise (the "Agreements"), to render a number of services, including services relating to maintenance, carpentry, electrical systems, construction, plumbing, painting, and maintenance or other similar services.

         115. Although the Debtors have generally made timely payments to the Contractors, as of the Petition Date, I believe that some of the Contractors may not have been paid for certain prepetition goods and services provided. As a result, certain Contractors may refuse to perform their ongoing obligations under the Agreements. Absent the Contractors' services, the physical condition of certain of the Debtors' stores and offices centers would deteriorate. The Contractors' failure to provide ongoing services would adversely impact the Debtors' retail sales and hamper their reorganization efforts.

         116. It is my belief that the existence and perfection of Mechanics' Liens would not only disrupt the Debtors' reorganization efforts but also could cause the Debtors to be in default under their various real estate leases.

         117. Although it is difficult for the Debtors to estimate the amount of prepetition Mechanics' Liens that may arise from the Debtors' prepetition repair, remodeling, maintenance, and construction activities, the Debtors estimate that the Mechanics' Liens resulting therefrom could be approximately $475,000 unless the Debtors are authorized to continue to pay the Contractors in the ordinary course of their business

E.       Real Property Leases
         --------------------

                             Real Property Leases
                             --------------------

         118. Prior to the Petition Date, the Debtors were parties to over 650 leases of nonresidential real property. As part of the ordinary course of the Debtors' business, they continuously review the performance of all their stores and, in the case of underperforming stores, close such stores and seek to sell, sublease, assign or otherwise transfer the underlying real estate.

         119. As part of the Debtors' prepetition and ongoing restructuring efforts, the Debtors undertook a comprehensive examination of individual stores. In connection with such review, prior to the Petition Date, the Debtors decided to close those stores listed in the first day pleadings and, in fact, terminated business operations at 78 locations. In connection with the closing of these stores, the Debtors, with the assistance of DJM Asset Management, LLC, marketed the underlying leases at such locations for several months prior to the Petition Date. Efforts towards selling or otherwise transferring the leases, however, were ultimately unsuccessful.

         120. Based in part on the inability to sell or otherwise transfer those leases, the Debtors also sought the assistance of Gemini Realty Advisors ("GRA"), a real estate advisory firm that I believe to have substantial experience in restructuring real estate in and out of bankruptcy. Beginning in September 2004, the Debtors, with the assistance of GRA, entered into 22 termination agreements with Lessors under the leases. The real property leases listed on Exhibit 1 to the lease rejection first day pleading comprise those parcels of real estate as to which the Debtors have not been able to enter into lease termination agreements or otherwise dispose of these assets (the "Real Property Leases"). The real property leases listed on Exhibit 2 to the lease rejection first day pleading comprise those 22 parcels of real estate as to which the Debtors were able to enter into lease termination agreements (the "Terminated Real Property Leases").

         121. In considering their options with respect to the 56 Real Property Leases listed on Exhibit 1 which were not terminated, the Debtors, in conjunction with GRA, evaluated the possibility of one or more assignments of such Real Property Leases. In each case, the Debtors have determined there is no interest from prospective purchases in the Real Property Leases and these leases do not have any marketable value beneficial to the Debtors' estates. In reaching this conclusion, the Debtors relied on their own experience as well as the valuation and advice of GRA.

         122. The Debtors have examined the costs associated with their obligation to pay rent under the Real Property Leases and have determined in their business judgment that such costs are substantial and constitute an unnecessary drain on the Debtors' cash resources.

         123. Furthermore, many of the Real Property Leases obligate the Debtors to pay for certain real estate taxes, utilities, insurance and other related charges associated with such leases for which the Debtors will no longer receive any benefit.

         124. I believe that resulting savings from the rejection of the Real Property Leases will favorably affect the Debtors' cash flow and assist the Debtors in managing their future operations. By rejecting the Real Property Leases now, the Debtors will avoid incurring unnecessary administrative charges for leased premises that provide no tangible benefit to the Debtors' estates and will play no part in the Debtors' future operations.

         125. With respect to the 22 Terminated Real Property Leases, I believe the Debtors have performed all of their obligations under the respective settlement agreements.

F.       Use of Cash Collateral
         ----------------------

         126. Prior to the Petition Date, Debtors were party to a certain Second Amended and Restated Credit Agreement (as at any time amended, the "Credit Agreement") dated September 7, 2004, with certain financial institutions as lenders (the "Lenders"), their respective agents and Bank of America, N.A., as administrative agent and collateral agent for the Lenders (the "Lender Agent"). Pursuant to the Credit Agreement, Lender Agent and Lenders made loans and other credit extensions to Debtors from time to time. Lender Agent and Lenders assert that, as of the Petition Date, the aggregate principal amount of revolving loans, term loans and other financial accommodations outstanding under the Credit Agreement was approximately $79,190,160 (together with interest, fees and other charges owing by Debtors under the Credit Agreement, the "Lender Debt").

         127. As collateral for the Lender Debt, Debtors granted to Lender Agent, for its benefit and the benefit of Lenders, a security interest in and lien upon all or substantially all of the Debtors' personal property assets, including, without limitation, all of Debtor's accounts, inventory, equipment, general intangibles, documents, instruments and chattel paper, and the proceeds thereof (collectively, the "Pre-Petition Collateral"), pursuant to a certain Second Amended and Restated Security Agreement (as at any time amended, the "Security Agreement" and, collectively with the Credit Agreement and all other documents or agreements evidencing the transactions contemplated in the Credit Agreement and the Security Agreement, the "Loan Documents").

         128. In addition, prior to the petition date the Debtors and most of their significant vendors entered into a vendor program pursuant to which participating vendors were granted a junior lien in the Prepetition Collateral in exchange for, among other things, forbearing from exercising rights in connection with certain past due amounts and agreeing to resume shipping on customary terms. As part of the Vendor Program, William Kay was appointed as collateral trustee (the "Vendor Trustee") on behalf of the participating vendors.

         129. As part of the Vendor Program, the Debtors and the Vendor Trustee entered into a certain Security Agreement dated as of September 8, 2004 (as at any time amended, the "Vendor Security Agreement"), pursuant to which the Debtors granted to the Vendor Trustee, for the benefit of the Vendors, a security interest in all or substantially all of the Pre-Petition Collateral to secure certain claims of such Vendors (the "Vendor Claims"). Pursuant to a certain Vendor Intercreditor Agreement dated as of September 8, 2004 (the "Intercreditor Agreement"), between the Vendor Trustee and the Lender Agent, all security interests and other liens in favor of the Vendor Trustee are subordinated in priority to the security interests and liens in favor of Lender Agent. In addition, the Vendor Trustee agreed in the Intercreditor Agreement that the Vendor Trustee would not object to the use of Cash Collateral by Debtors, but would be authorized to seek an adequate protection lien to protect against any diminution in value of the Vendor Trustee's security interest and lien upon the Pre-Petition Collateral, but with such adequate protection lien to be subordinate to all liens in favor of the Lender Agent as and to the extent set forth in the Intercreditor Agreement.

         130. I believe that the Debtors' need for use of Cash Collateral is immediate. Granting the Debtors such relief will minimize disruption of the Debtors' businesses, serve to preserve the assets of the Debtors' estates, and is in the best interest of the Debtors, their creditors, and the estates. Absent an immediate hearing and authorization for the Debtors to use Cash Collateral, it is my belief that the Debtors face significant danger of immediate or irreparable loss or damage to the estates.

         131. Additionally, Friedman's can only preserve the value of its business and estate if the Court grants authority for Friedman's to use Cash Collateral. The Cash Collateral is Friedman's only current access to cash. Therefore, Friedman's must have authority to use the Cash Collateral in order to satisfy its routine operating expenses such as payroll, lease payments, taxes, or other obligations and expenses necessary for maintaining daily operations. Moreover, without the right to use Cash Collateral, I believe that Friedman's would be unable to purchase inventory because vendors are unlikely to extend further credit to Friedman's at this time.

         132. Denying Friedman's the right to use Cash Collateral would likely result in immediate and irreparable harm to Friedman's business. Because Friedman's would be unable to cover its operating expenses, meet its payroll obligations, or purchase more inventory, Friedman's would be forced to cease operations, which would almost certainly result in a liquidation. If Friedman's is forced to terminate its business operations, Friedman's resulting value would be severely lower than its going concern value.

         133. I believe that considering that the adequate protection proposed by the Debtors in their first day pleadings more that sufficiently protects the interests of the Prepetition Lenders, the use of Cash Collateral should be authorized.

                                  CONCLUSION

         134. In order to minimize any loss of value to the Debtors' business, the Debtors' immediate objective is to engage in business as usual following the commencement of these Chapter 11 cases, with as little interruption to the Debtors' operations as possible. I believe that if this Court grants the relief requested in each First Day Motion, the prospect for achieving these objectives, to the maximum benefit of creditors and the Debtors' estates, will be substantially enhanced.

         I declare under penalty of perjury under the laws of the United States of America that, to the best of my knowledge and after reasonable inquiry, the foregoing is true and correct.

Executed this ___ day of January 2005.

                                                     /s/ Sam Cusano
                                                     --------------
                                                     Sam Cusano

                         [Bank of America Letterhead]


                                            January 10, 2005





VIA FEDERAL EXPRESS AND FACSIMILE
---------------------------------

Friedman's Inc.
Friedman's Florida Partnership
FI Stores Limited Partnership
Friedman's Holding Corp.
Friedman's Management Corp.
FCJV Holding Corp.
FCJV, L.P.
Friedman's Investments LLC
Friedman's Beneficiary Inc.
Cougar Reinsurance Company, Ltd.

171 Crossroads Parkway
Savannah, Georgia 31442
Attn:  Chief Executive Officer and General Counsel

         Re: The Second Amended and Restated Credit Agreement, dated as of September 7, 2004 (the "Credit Agreement"), by and among the lending institutions from time to time parties thereto (the "Lenders"), Bank of America, N.A. as administrative agent for the Revolving Lenders (in such capacity and including its successors, the "Revolving Agent"), Jewelry Investors II, L.L.C. as administrative agent for the Term Lenders (in such capacity and including its successors, the "Term Agent"), Bank of America, N.A., as collateral agent for the Lenders, the Term Agent, and the Revolving Agent (in such capacity and including its successors and assigns, the "Collateral Agent"), and Friedman's Inc., a Delaware corporation, and each of its Subsidiaries party thereto ("Friedman's").

Gentlemen:

         Reference hereby is made to the Credit Agreement. Initially capitalized terms used but not defined herein have the meanings ascribed to them in the Credit Agreement.

         Pursuant to a press release issued by Friedman's on January 4, 2005, the Agents and the Lenders have been informed that the Borrowers and Guarantors have not met the December, 2004 minimum sales covenant pursuant to Sections 7.11(b)(i) and 7.11(b)(ii) of the Credit Agreement, and have also been informed that the Borrowers, Guarantors, and/or Consolidated Group may not meet certain other financial covenants contained in the Credit Agreement.

         This letter is to inform the Credit Parties that the above described failures to comply with the covenants set forth in the Credit Agreement constitute Events of Default and enable the Collateral Agent to declare any and all liabilities or Obligations of the Credit Parties to the Agents and the Lenders to be immediately due and payable. The above-described events may also give rise to certain other rights and remedies that are available to the Agents and the Lenders in accordance with the Credit Agreement, the other Loan Documents, and applicable law.

         Additionally, pursuant to Section 5.2 of the Credit Agreement, the obligation of each Revolving Lender to make any Loan (or of the Issuing Lender to issue a Letter of Credit) is subject to each of the conditions precedent set forth therein being satisfied on the date of the making of such Extension of Credit, including, without limitation, that all of the representations and warranties made by the Credit Parties in the Credit Agreement and other Loan Documents (or any certificates delivered in connection therewith) are true and correct as of such date and that no Default or Event of Default has occurred as of such date.

         Accordingly, the Collateral Agent hereby advises the Credit Parties that the Revolving Agent and the Revolving Lenders reserve their respective rights to refuse to make any Extensions of Credit, as provided by the Credit Agreement. All further requests for Loans or other Extensions of Credit will be evaluated and will be funded or declined (as applicable) in the Revolving Agent's and the Revolving Lenders' discretion. Funding of any Loan or the making of any Extension of Credit will be without prejudice to, and will not constitute a waiver of any of the Agents' or Lenders' rights under the Credit Agreement to refuse to fund subsequent requests for Extensions of Credit in whole or in part.

         Finally, the Agents and the Lenders continue to evaluate their response to the information contained in the press release described above and the other potential failures to comply with the covenants set forth in the Credit Agreement, and nothing contained in this letter is intended to or may be construed as a waiver of forbearance of any of the Agents' or Lenders' rights, remedies, or powers against the Credit Parties or the Collateral, or a waiver of any Defaults or Events of Default, whether specified herein or otherwise, or a consent to any departure by the Credit Parties, or any of them, from the express provisions of the Credit Agreement and the other Loan Documents. The Agents and the Lenders hereby expressly reserve all of their respective rights, remedies, and powers under the Credit Agreement and the other Loan Documents, at law, in equity, or otherwise.

         Please feel free to contact the Collateral Agent to discuss the matters set forth herein. Thank you.

                                                     Very truly yours,


                                                     BANK OF AMERICA, N.A., as
                                                     Collateral Agent


                                                     By:  /s/ Robert Mostert
                                                          ------------------
                                                     Name:   Robert Mostert
                                                     Title:  Vice President

                                   EXHIBIT A

         [Graph depicting outstanding loans and collateral availability under the revolver, from the beginning of November, 2004 through the Petition Date, has been omitted]

                                   EXHIBIT B

                            [Friedman's Inc. Letterhead]


January 11, 2005

VIA FACSIMILE
-------------

Bank of America, N.A.
55 South Lake Avenue, Suite 900
Pasadena, California 91101
Attention:    Robert Mostert
              Vice President
              Account Executive


              Re:  Friedman's, Inc. Credit Facility
                   --------------------------------

Dear Bob:

The purpose of this letter is to comment on and respond to recent discussions between representatives of the lenders and the company relating to our Second Amended and Restated Credit Agreement dated as of September 7, 2004, as amended, and to the reservation of rights letter dated January 10, 2005, received by the company from the lenders last evening. For all of the reasons that we have discussed, we are also writing to again ask that our lenders continue to support the Company by moving promptly towards execution of an appropriate Third Amendment to our credit facility either substantially in the form that the Company circulated last week or with such modifications as we can mutually and promptly agree to.

Contrary to the suggestion in your letter that the lenders first learned of defaults in our credit facility from a company press release, as you are aware, we actually approached our lenders in December, 2004 for further revisions in the financial covenants in our credit facility. We undertook this approach on an anticipatory basis prior to the calculation of any financial covenants for December, 2004, because we believed it was in the best interests of all of our stakeholders to be able to publicly announce a short-term (one fiscal quarter through March, 2005) amendment of our credit facility to permit us to present a longer-term strategic plan to the lenders and negotiate appropriate longer-term revisions to our credit facility. This request was necessitated by lower than expected December 2004 holiday sales, which occurred in part because of delayed inventory receipts from our vendors and the implementation of more prudent credit practices by the company in consultation with First Annapolis (which were hired by us as one of the lenders' requirements to put in place the amended credit facility). This request was also made concurrently with our negotiation of the amendment to the secured trade vendor program which was completed on December 31, 2004 with the lenders' support and following face-to-face discussions and mutual assurances between the term lender and the co-chairs of our informal creditors committee.

The response from at least two of our lenders to our request is very difficult for the company to comprehend. The initial response was to unilaterally impose $10 million in reserves on December 31, 2004 without prior notice to or discussion with us at a time when there was nothing borrowed against the revolving loan. As you know, the loan agreement did not contemplate this action and we appreciate that it was rescinded several business days later after discussion between us and without any harm to the company. Subsequently, you provided us with a list of nine requirements to a proposed thirty day waiver. These requirements included several that the company was neither legally nor operationally in a position to implement. These requirements also included an agreement from the company that you could unilaterally impose any level of additional reserves in your sole and absolute discretion without consultation or approval of any other lender or the company -- the effect of which would be to make our go-forward credit facility entirely discretionary notwithstanding any other amendment or other agreement that might be entered into. The company has been placed on a receipts and disbursements budget whereby every cash disbursement made by the company is reviewed by our lenders. We have been told that we should reduce the level of ordinary course payments to vendors notwithstanding the secured trade credit program, as amended. You have also made clear your disappointment in our company management and expressed your perception that we are not conducting ourselves as a public company that is in default of its credit facility.

As you surely understand, we want and need our lenders' support and are prepared to conduct company affairs in a commercially reasonable manner to obtain your continued support. To us, this means taking the time during January, 2005 to assess the results of the 2004 holiday season and the current financial and operational circumstances of the company, and then to make a comprehensive strategic presentation to our lenders which would include a frank and candid assessment of the company's strategic alternatives and how the lenders might support us in implementing an appropriate strategic path for the company's restructuring. We believe that it will take at least 45 days to complete these discussions with you and to move to implement an appropriate strategic path. In the interim, we must continue to operate in the ordinary course of business and pay the company's obligations as they become due. Accordingly, we believe that an interim amendment that would remove the public specter of default through the end of March, 2005 is appropriate and in our mutual interests.

During this interim period, it is difficult to understand how the lenders' economic and legal positions vis a vis the Company would or could be jeopardized in any material manner. Our revolver banks' fully-funded exposure in this credit facility is many, many times over secured even on a liquidation basis. Our term lender's position is also substantially over secured under any similar analysis. Most of our trade creditors are participating in our secured trade credit program and are therefore secured behind the banks so that the payments that we make to them are paying down secured (rather than unsecured) debt. We also believe that it is in the lenders' interests for vendors to continue to support the company and to perform under the secured trade credit program which was amended with the term lender's direct participation.

Finally, it is also important to note that there is no basis for the lenders to be surprised or otherwise be unprepared for either the company's current circumstances or the December sales results. Since this management team has been at Friedman's, we have provided "real-time" information to the lenders on a constant basis, which has included detailed weekly and monthly reports, weekly telephone conferences and often-daily dialogue between representatives of the company and one or more of the lenders. We have amended our credit facility twice in the last sixty days because we were unable to meet original covenant targets due to delayed inventory receipts and the implementation of more prudent credit practices. The lenders seemed at that time to clearly understand that we cannot sell what we did not have in stock and that we should not continue to sell on credit using underwriting criteria that would result in unacceptably high bad debt losses. Moreover, we all understood back as far as early November that it would be very difficult given the delay in inventory receipts to meet our December sales covenant - particularly because the lenders required in September that the covenant be set at a target that was approximately 30% higher than the relative basis that our historical December sales covenant had been calculated.

In our view, it would not be prudent for the lenders to take unilateral action to fail to fund the requirements set forth in our cash budgets or otherwise interrupt the company's liquidity in the short-term at a time when there is no economic risk of loss to the lenders of any kind. Indeed, the only possible risk of loss to the lenders that the company presently anticipates exists only in the scenario where the lenders enforce their remedies on a non-consensual basis.

While it would be our preference not to have to write letters of this sort, our receipt of the lenders' reservation of rights letter and the suggestion in our recent discussions that the lenders might not honor funding requests and/or would return company checks or take other action leave us no alternative but to send this letter. That said, we urge our lenders to continue to constructive discussions that commenced over the holidays to provide continued financing to the company to support its restructuring efforts.

Very truly yours,

/s/ C. Steven Moore

C. Steven Moore
Chief Administrative Officer

cc:      The CIT Business Group/Business Credit, Inc.
         --------------------------------------------
         Frank Brown
         Rebecca Martin

         Jewelry Investors II, L.L.C.,
         -----------------------------
         c/o Farallon Capital Management, L.L.C.
         Derek Schrier

                                   EXHIBIT C

January 11, 2005

VIA FACSIMILE
-------------

Bank of America, N.A.
55 South Lake Avenue, Suite 900
Pasadena, California 91101
Attention:    Robert Mostert
              Vice President
              Account Executive


              Re:    Friedman's, Inc. Credit Facility
                     --------------------------------

Dear Bob:

The purpose of this letter is to comment on the actions of the lenders today in respect of our various funding requests and to inform you of certain resulting actions we will need to immediately take.

Over our strenuous objections, the lenders have denied all of the funding requests we made for today other than our funding request for payroll. As a result of the denied funding requests, approximately $4.3 million of checks issued to our vendors and others over the past couple weeks will not be honored. This denial of funding, as well as the lenders' delivery of the reservation of rights letter dated January 10th, may trigger one or more defaults under the secured vendor program. To the extent such defaults are triggered, one or more participating vendors may no longer be required to ship our orders in order to retain their lien on the collateral.

We were very surprised by your actions, even in light of the various defaults under the credit agreement. First of all, you took these actions at a time when you had very little risk or exposure. The revolving lenders' exposure had been reduced from its most recent peak of approximately $31 million on December l0, 2004 to only a few million dollars as of yesterday. Second, although you have been aware of the real possibility of the occurrence of the existing defaults since at least mid-December, you did not give us any meaningful prior notice of your decision to only permit funding on a discretionary basis. While you notified us last Thursday evening that you thought we should reduce capital expenditures and vendor payments, all the checks presented for clearance today were written prior to that time and were consistent with prior projections provided to you. Moreover, since Friday we have been heeding your advice and have not made any significant new vendor payments. Third, until today, we thought we were working together in order to put a mutually satisfactory interim waiver into place. Finally, we had repeatedly informed you of our concern that our failure to make vendor and other payments would cause the company irreparable damage, particularly given the need to build inventory for Valentine's Day.

As for immediate consequential steps, under the vendor program, we are required to give the vendors notice of our receipt of the reservation of rights letter as it contains a notice of an event of default from the lenders to the company, and plan on doing so tomorrow. In addition, we feel it is appropriate for us to issue a press release concerning the lenders' provision of limited funding to us and plan on doing so tomorrow as well.

Notwithstanding the events of the past couple days, we continue to hope we can work together towards a mutually satisfactory waiver of the existing defaults and continue to believe that it is the best option for avoiding any further deterioration in the company's conditions and prospects.

Very truly yours,

/s/ C. Steven Moore

C. Steven Moore
Chief Administrative Officer

cc:      The CIT Business Group/Business Credit, Inc.
         --------------------------------------------
         Frank Brown
         Rebecca Martin

         Jewelry Investors II, L.L.C.,
         c/o Farallon Capital Management, L.L.C.
         ---------------------------------------
         Derek Schrier

                                   EXHIBIT D

                                  Friedman's
                         The Value Leader Since 1920
               171 Crossroads Parkway - Savannah, Georgia 31422
                   P.O. Box 8025 - Savannah, Georgia 31412
                       (912) 233-9333 -- (800) 545-9033

                                                   Contact: Sitrick And Company
                                                            Brenda Adrian
                                                            Maya Pogoda
                                                            (912) 447-6000
                                                            ext. 10018
                                                            (212) 573-6100


For Immediate Release

Contact:
                  Jane D'Arcy
                  Trion Communications
                  (401) 453-3100 ext. 104
                  jdarcy@trioncom.com

            FRIEDMAN'S LENDERS LIMIT FUNDING UNDER CREDIT FACILITY

SAVANNAH, GA (January 12, 2005) - Friedman's Inc. (OTC non-BB: FRDM.PK), the Value Leader in fine jewelry retailing, today announced that its senior lenders have limited funding to a discretionary basis under the Company's senior credit facility. As a result of this discretionary funding, the Company has not been able to satisfy all of its cash requirements. Earlier this month Friedman's had announced that it was not meeting various covenants under its credit facility. Friedman's continues to be in discussions with its senior lenders regarding its funding needs and amendments to the credit facility. Friedman's is currently conducting a review of various strategic alternatives available to the Company, including seeking judicial relief in a chapter 11 reorganization.

About Friedman's
----------------

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Ad of 195. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements, the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: the ability of the Company to comply with the terms of its credit facility; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity: the ability of the company to achieve the cost savings and operational benefits projected from Its planned store closings; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and Justice Department investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability there under and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

                                      ###

                                   EXHIBIT E

                            [Friedman's Inc. Letterhead]


January 13, 2005

VIA FACSIMILE
-------------

Bank of America, N.A.
55 South Lake Avenue, Suite 900
Pasadena, California 91101
Attention:    Robert Mostert
              Vice President
              Account Executive

              Re:    Friedman's, Inc. Credit Facility
                     --------------------------------

Dear Bob:

Reference is made to the letter the company sent you earlier today. In the event the lenders do not agree to resume our ordinary course needs as requested in such letter by no later than noon, New York time, tomorrow, the company will likely need to commence a Chapter 11 filing as promptly as practical. In order to prepare for such a filing, the company hereby requests that the revolving lenders make revolving loans to the company tomorrow, by noon, New York time, in the aggregate principal amount of $13,724,043. These loans will be used by the company to fund the items described on the attachments to this letter.

These items need to be paid prior to a filing for the following reasons:

1. Professionals Fees. It is critical for these payments to be made in order to better ensure that any case proceeds as smoothly as possible and that the professionals which have been working with the company and other constituents are not creditors and therefore subject to any conflicts of interests. The roles of each of the professionals listed on the attachments and the nature of the amounts to be paid to them were discussed on a call earlier today. Note that the amount for professional fees is $75,000 higher than the amount discussed this morning. It is for additional fees of D&T related to the internal audit.

2. Miscellaneous Outstanding Checks. It is important that the listed items be paid for the previously discussed reasons.

3. Marketing & Advertising. The amount for marketing and advertising reflects orders already placed by the company with respect to marketing for Valentine's Day. It is absolutely critical that these be paid before any filing for there to be a successful Valentine's Day.

4. Health Benefits Employee Administration. This amount is being paid to the company's third-party plan administrator in order to fund outstanding employee healthcare-related claims.

5. Fiduciary Taxes. This is the amount of outstanding sales, use and payroll taxes and needs to be funded in order to avoid any potential officer and director liability. Moreover, it is money that belongs to the applicable governmental authorities that has been applied by the lenders to repay revolving loans and should therefore be re-lent to the company so that we can forward it to the appropriate authorities.


Very truly yours,

/s/ C. Steven Moore

C. Steven Moore
Chief Administrative Officer

cc:      The CIT Business Group/Business Credit, Inc.
         --------------------------------------------
         Frank Brown
         Rebecca Martin

         Jewelry Investors II, L.L.C.,
         c/o Farallon Capital Management, L.L.C.
         ---------------------------------------
         Derek Schrier

                                   EXHIBIT F

                            [Friedman's Inc. Letterhead]



January 13, 2005

VIA FACSIMILE
-------------

Bank of America, N.A.
55 South Lake Avenue, Suite 900
Pasadena, California 91101
Attention:     Robert Mostert
               Vice President
               Account Executive

               Re:      Friedman's, Inc. Credit Facility
                        --------------------------------

Dear Bob:

The company has received numerous proposals over the past week from one or more of its lenders and others regarding transactions that might enable the company to avoid an emergency, non-strategic chapter 11 filing. It is important that any proposal from any of our lenders be reduced to writing to facilitate an orderly assessment of the viability or desirability of any such transactions. As with any proposed transaction, time is required in order for the company to negotiate the details and confirm the feasibility of these proposals. Unfortunately, following the lenders' recent determination to limit (and essentially suspend) further fundings to the company, the company does not have the liquidity, and therefore the time, it needs to evaluate any potentially viable out-of-court transactions.

Consequently, in order to provide the company the opportunity to assess these proposals, the company respectfully requests that you reconsider your recent decisions and resume funding the company's ordinary course needs, including all of the company's wire requests that have been denied over the past couple days. Absent a waiver of the existing defaults, the lenders would of course retain whatever rights they may have to once again cease funding at any time they determined they were not satisfied with the progress of any of these proposed transactions or otherwise comfortable with the company's circumstances. As the lenders are currently over-collateralized by a significant amount and have no material economic exposure, we believe our request is reasonable.

Given the extremely short-time frame the company currently has to act upon the remaining strategic options for resolving its liquidity crisis, we are looking forward to your response as soon as possible and hopefully by no later than noon tomorrow, New York time.

Very truly yours,

/s/ C. Steven Moore

C. Steven Moore
Chief Administrative Officer

cc:      The CIT Business Group/Business Credit, Inc.
         --------------------------------------------
         Frank Brown
         Rebecca Martin

         Jewelry Investors II, L.L.C.,
         C/o Farallon Capital Management, L.L.C.
         ---------------------------------------
         Derek Schrier

                                   EXHIBIT 3

                    [Stutman, Treister & Glatt PC Letterhead]


January 21, 2005


VIA EMAIL AND FIRST CLASS MAIL
------------------------------

John William (Jack) Butler, Jr., Esq.
George N. Panagakis, Esq.
Skadden Arps Slate Meagher & Flom
333 West Wacker Drive
Suite 2100
Chicago, IL 60606-1285

         Re:      In re Friedman's Inc. and affiliates ("Debtors")
                  ------------------------------------------------

Dear Jack and George:

         Stutman, Treister & Glatt Professional Corporation represents an Ad Hoc Group Of Holders Of Series A Common Stock of Friedman's, Inc. ("Group"). The composition of the Group, and the approximate holdings of the Members, is set forth in Exhibit "A" hereto. As is evident from Exhibit "A," the Group represents a substantial block of the outstanding Series A Common Stock of the Debtors.

         The Members of the Group have been organized for some time and have, and continue to: (i) monitor the Debtors' restructuring efforts; (ii) communicate with the Debtors regarding the restructuring efforts; (iii) inform themselves of relevant facts and circumstances; and (iv) proactively involve themselves in the Debtors' restructuring.

         As a result of the commencement of the Debtors' chapter 11 cases ("Cases"), the Members have voiced their intent to be appointed as an "official equity committee" in the cases, and have requested the formal support of the Debtors. The Group will be making a formal request of the United States Trustee on Tuesday, January 25, 2005 and requests that the Debtors confirm, in writing, their support for such an appointment by 4:00 p.m. Eastern Time on Monday, January 24, 2005.

         The Group is of the firm view that there is substantial equity value in the Debtors, and that the interests of the Debtors and the Group should be aligned. In this regard, the Group desires to work with the Debtors (and the applicable constituents) to understand the building blocks for a consensual plan of reorganization and to then develop, negotiate, and implement such a plan of reorganization. The Group intends to have "real time" involvement in the Cases.

         In order that the Group's efforts can be productive, the Group requests an immediate telephonic meeting to discuss the proposed DIP Financing and a subsequent face to face meeting with the Debtors on a mutually convenient date during the week of January 31, 2005, and at a location that is convenient to the Debtors, to review the Debtors' operations and restructuring efforts. The Group envisions that the agenda for such a meeting would include:

                  (i)      2004 Financial Performance;

                  (ii)     Budgets/Projections for 2005;

                  (iii)    Restructuring Business Plan;

                  (iv) Immediate, Short Term and Long Term Action Items (and timeline) To Exit Chapter 11;

                  (v)      Real Estate Portfolio Review and Analysis;

                  (vi)     Contract Review and Analysis;

                  (vii)    Litigation Review and Analysis;

                  (viii) Secured Creditor Review and Analysis (Senior Revolver Loan; Junior Term Loan; Vendor Trade Credit Program: outstanding debt, collateral, perfection);

                  (ix)     Workforce Review and Analysis;

                  (x)      Capital Expenditure Plan;

                  (xi)     Status of the SEC/DOJ Investigation; and

                  (xii)    Status of audited financials.

         In order to facilitate a productive meeting, please provide in advance a copy of all presentation materials. At a minimum, please provide as soon as possible: (i) a copy of all loan documents (e.g., the Loan Documents, Vendor Security Agreement, and the Intercreditor Agreement)(1); (ii) all information furnished to the Lender Agent, the informal vendor committee, and the collateral trustee under the Vendor Security Agreement; (iii) financial statements for the last three years (including 4-wall cash flow by store);
(iv) rolling 13 week cash forecast; (v) current projections for 2005; (vi) current business plan; (vii) capital expenditure plan/budget; (viii) summary of real estate holdings (including lease terms); (ix) Store-level Finance Program documentation; and (x) related party agreements, consulting agreements, and management contracts.

         The information may be provided in electronic form, and may be provided as it is available; please do not withhold sending the requested information until it is all assembled. With respect to any information that is not of public record, certain Members of the Group are prepared to become "restricted" and to sign a Confidentiality Agreement consistent with that executed by others. Please forward a draft Confidentiality Agreement, and a copy of the form of Agreement that the Lenders, the informal vendor committee, and others have executed.

                                            Sincerely,


                                            /s/ Michael H. Goldstein

                                            Michael H. Goldstein
MHG:lp
Encls.

cc:      Members of the Group
         Matt Venturi, Venturi & Company LLC
         Eric D. Winston, Esq. (i/o)
         Christine M. Pajak, Esq. (i/o)


_______________________________

(1) Capitalized terms not defined herein shall have the meaning given to such terms in the "Emergency Order Authorizing Limited Use Of Cash Collateral By Debtors-In-Possession, Providing Adequate Protection."

                                   EXHIBIT A

---------------------------------------|---------------------------------------
        Holder Of Series A Common      |      Number Of Shares of Series A
         Stock of Friedman's Inc.      |              Common Stock
---------------------------------------|---------------------------------------
Regis Investment Partners, LP and      |   1,200,000
                                       |
Yacktman Fund                          |
---------------------------------------|---------------------------------------
Liberation Investment Group            |   2,300,000
---------------------------------------|---------------------------------------
Precott Capital                        |   950,000
---------------------------------------|---------------------------------------
Berggruen Holdings                     |   750,000
---------------------------------------|---------------------------------------
Cadence Capital                        |   400,000
---------------------------------------|---------------------------------------
Hawkeye Capital                        |   600,000
---------------------------------------|---------------------------------------
Breakwater Capital                     |   TBD
---------------------------------------|---------------------------------------

                                   EXHIBIT 4

                               Friedman's, Inc.

                           Restructuring Term Sheet

                               January 27, 2005


The terms and conditions described herein are part of a comprehensive compromise, each element of which is consideration for the other elements and an integral aspect of the proposed restructuring. This term sheet does not constitute an offer or a legally binding obligation of the Company (as defined below), certain Shareholders (as defined below) or any other party in interest, nor does it constitute an offer of securities or a solicitation of the acceptance or rejection of a chapter 11 plan for the Company. The transactions contemplated by this term sheet are subject to conditions to be set forth in definitive documents.



Company: Friedman's, Inc. ("Friedman's", and, as reorganized, "Reorganized Friedman's") and certain of its subsidiaries (together with Friedman's, the "Company" and, as reorganized with Reorganized Friedman's, the "Reorganized Company").

Shareholders:                   As of the petition date, Friedman's equity
                                interests consisted of Class A Common Stock and Class B Common Stock (the "Shareholders").

Restructuring Transaction:      Friedman's shall restructure its capital
                                structure (the "Restructuring") through a chapter 11 plan of reorganization (the "Plan") filed in cases commenced by the Company under chapter 11 of the Bankruptcy Code (the
                                "Chapter 11 Cases"), the material terms and conditions of which will be set forth in this term sheet and in the restructuring support agreement to be executed by certain
                                Shareholders and the Company (as amended, supplemented or otherwise modified, the
                                "Restructuring Agreement").

Treatment of Claims and
Interests:

    Administrative, Priority   On or as soon as practicable after the
    Tax, And Other Priority    effective date of the Plan (the "Effective
    Claims:                    Date"), each holder of an administrative,
                               priority tax or other priority claim shall receive cash equal to the full amount of its claim or otherwise be left unimpaired, unless otherwise agreed to by such holder.

     Pre-Petition Secured
     Loans:

         Revolving Credit       The treatment of the Revolving Credit Loan
         Loan:                  (the "Revolving Credit Loan") made pursuant to
                                the Second Amended and Restated Credit
                                Agreement, dated as of September 7, 2004
                                ("Credit Agreement"), by and among the
                                Company, Bank of America, N.A. ("Bank of
                                America"), as Collateral Agent and Revolving
                                Agent, and Jewelry Investors II, L.L.C., an affiliate of Farallon Capital Management,
                                L.L.C. ("Farallon"), as Term Agent, shall be, at the option of the Company and with the approval of the Backstop Parties: (i) restructured on terms acceptable to the Company and the Backstop Parties; (ii) paid in full in cash in an amount acceptable to the requisite lenders thereunder, the Company and the Backstop Parties; or (iii) reinstatement.

         Term Loan:             The treatment of the Term Loan (the "Term
                                Loan"), made pursuant to the Credit Agreement shall be, at the option of the Company and with the approval of the Backstop Parties: (i) restructured on terms acceptable to the Company and the Backstop Parties; (ii) paid in full in cash in an amount acceptable to the requisite lenders thereunder, the Company and the Backstop Parties; or (iii) reinstatement.

         Vendor Lien Claims The treatment of the Vendor Lien Claims (the "Vendor Lien Claims") established pursuant to certain trade credit program letters, entered into in September 2004 ("Trade Letters"), shall be payment in full of the allowed amount of the Vendor Lien Claims on terms and conditions to be determined by the Company and the Backstop Parties.

     Pre-Petition Unsecured     In exchange for their allowed unsecured claims
     Claims (including trade    against the Company (the "Unsecured Allowed
     claims that are not        Claims"), the holders thereof shall receive on
     included in the Vendor     the Effective Date, on a pro rata basis, at
     Claims):                   the option of the Company with the approval of
                                the Backstop Parties: (i) newly issued notes of Reorganized Friedman's (the "New Notes") in an amount equal to the amount of the Unsecured
                                Allowed Claims with terms and conditions of the New Notes to be determined; or (ii) cash in an amount agreed upon by the Company and the Backstop Parties.

     Existing Equity:           On the Effective Date of the Plan there shall
                                be only one class of Common Stock ("New Common
                                Stock"). The Shareholders will retain their economic interests by and through a pro rata distribution of the New Common Stock, subject to dilution for the New Common Stock of Reorganized Friedman's in an amount to be determined and to be issued pursuant to the Rights Offering (described below).

Settlement:                     All distributions to be made pursuant to the
                                Restructuring will be in full satisfaction of, and represent a settlement of, all disputes, claims, including but not limited to satisfaction of all intercreditor agreements and interests of and between the parties receiving such distributions, including, without limitation, any litigation claims, whether known or unknown, arising between or among such parties. Releases provided to officers and directors shall not include any individual contractual obligations they may owe to the Company.

Other Features of the
Restructuring:

     The Rights Offering        The Company will conduct a rights offering
                                ("Rights Offering") of a portion of the New
                                Common Stock for aggregate consideration equal to $30 million (The "Rights Offering Amount").
                                The Rights Offering will be made available to the existing Class A Shareholders other than the Backstop Parties. Other terms and conditions of the Rights Offering, including the value of Reorganized Friedman's, are to be determined by the Company and the Backstop
                                Parties.

     Backstop:                  One or more of Liberation Investments, L.P.,
                                Liberation Investments Ltd., Liberation
                                Investment Group LLC, and Emanuel R. Pearlman, and ______________ (collectively, the
                                "Backstop Parties") will provide a standby commitment pursuant to which the Backstop
                                Parties will agree to purchase all shares of New Common Stock offered pursuant to the Rights Offering but not otherwise subscribed for by the parties to the Rights Offering. In consideration for such commitment, the
                                Backstop Parties will receive a fee, payable in cash, equal to 2% of the Rights Offering
                                Amount.

     Corporate Governance:      The Board of Directors of Reorganized
                                Friedman's will consist of 5 members, to be appointed as follows:
                                   o   one member [the CEO] will be appointed
                                       by Reorganized Friedman's
                                   o   [3] members will be appointed by the
                                       Backstop Parties
                                   o   one member will be appointed by the
                                       Equity Committee (appointed officially
                                       or ad hoc) representing the
                                       shareholders of Reorganized Friedman's
                                       in Friedman's chapter 11 case.
                                In addition, there shall be additional
                                shareholder protections to be determined by the Backstop Parties.

     DIP Facility:              To be determined.

     Exit Facility:             To be determined.

     Employment                 Agreements: Following the Effective
                                Date the Reorganized Friedman's will
                                enter into employment agreements in
                                form and substance satisfactory to the
                                Backstop Parties with each of the key
                                senior management.

     Management Incentive
     Plan: Upon the Effective Date, a management incentive plan (the "MIP") shall be implemented to provide designated members of senior management of the Reorganized Company
                                (i) options to purchase up to a number of share of New Common Stock equal to [__]% of the New Common Stock issued on the Effective Date, which options shall have an exercise price based upon the actual enterprise value of the Reorganized Company on the Effective Date, as determined by the Backstop Parties, and (ii) options to purchase up to a number of shares of Common Stock equal to [__]% of the New Common Stock issued on the Effective Date, which options shall have an exercise price based upon an enterprise value of the Reorganized Company of $[___] million. Eligibility, vesting and grants under the MIP shall be determined by Reorganized Friedman's Board of Directors.

Backstop Parties Approval:      In addition to the Backstop Parties approvals
                                required above, (i) all agreements, documents, pleadings and orders related to the Restructuring and the Plan including the Plan of Reorganization and Disclosure Statement and
                                (ii) the acceptance or rejection by the
                                Company of material contracts shall be subject to the approval of the Backstop Parties.

Restructuring Expenses:         The Company shall pay the reasonable fees and
                                expenses of (i) the legal counsel and
                                financial advisor to the Backstop Parties, subject only to the approval of the Bankruptcy
                                Court, if necessary.

                                   EXHIBIT 5

                    [Stutman, Treister & Glatt PC Letterhead]

February 3, 2005


VIA EMAIL AND FIRST CLASS MAIL
------------------------------

John William (Jack) Butler, Jr., Esq.
Skadden Arps Slate Meagher & Flom
333 West Wacker Drive
Suite 2100
Chicago, IL 60606-1285

         Re:      In re Friedman's Inc., et al. ("Debtors")
                  (Case No 05-40129-LWD; Jointly Administered)
                  ("Chapter 11 Cases")

Dear Jack:

         I am writing as a follow-up to our meeting last week.

         First, thank you for taking the time to meet and discuss with Matt Venturi and me the issue of the appointment of an Official Series A Common Stock Equity Committee (a "Series A Committee"). As we understand that the matter will be considered by the Board of Directors at the meeting scheduled to take place on February 9, 2005, we will await the outcome of that meeting before making an official request that the United States Trustee ("UST") appoint a Series A Committee. I appreciate your comments that the Debtors will not unilaterally raise the issue of a Series A Committee with the UST, or consider that our ongoing dialogue will result in any ultimate request that the UST appoint a Series A Committee being untimely.

         Second, Stutman, Treister & Glatt's direct clients, Regis Special Situations Fund, L.P. and Yacktman Fund, as the Ad Hoc Steering Committee of Series A Common Stock Holders, are of the firm view that a formal Series A Committee is a necessary constituent in the Chapter 11 Cases, can provide productive participation in the Chapter 11 Cases, can be helpful to the management's restructuring efforts, and can assist in realizing an "equity sponsorship" to facilitate emergence. As noted in my prior letter to you, the Ad Hoc Steering Committee has broad based support from holders of the Series A Common Stock. The Debtors working with the holders of the Series A Common Stock, as well as the other constituencies, should serve the Debtors interest of minimizing the time (and cost) of being in chapter 11, and should enable the Debtors to implement a timely recapitalization that will carry the Debtors through the 2005 Holiday Season.

         Third, as evidenced by, among other facts, the "equity cushion" calculation in the Interim DIP Financing Order, the Debtors appear to have a strong core business, a substantial asset base, and strong operational cash flow generation capability. The Ad Hoc Steering Committee is firmly convinced that a detailed examination of the Debtors' current and projected operational results will confirm the view that the reorganization value of the Debtors supports a substantial equity value for the Series A Common Stock. As such, the Ad Hoc Steering Committee believes that the holders of the Series A Common Stock have an existing stake in the Chapter 11 Cases and, as a formal part of the restructuring process, can be a constructive voice. As an "official" participant working with the Debtors, a Series A Committee will be more efficient to the restructuring process than if the holders of Series A Common Stock are required to "go it alone."

         Fourth, the Ad Hoc Steering Committee is very supportive of existing management, and is encouraged by the handling, to date, of the transition to operating within chapter 11. No doubt, placing the Interim DIP Financing was not an easy task, and having the ability to continue to shop the DIP is commendable. While the Prepetition Revolving Lenders are paid-off under the Interim DIP Financing, it appears that the Prepetition Revolving Lenders demanded as part of the pay-off certain procedures to effect releases by third parties unless affirmative action is taken. This is one example where instead of having to react to an issue, a Series A Committee, if it was in place, could have worked with the Debtors in efficiently resolving issues with the Prepetition Revolving Lenders and at the same time protecting the rights of the holders of Series A Common Stock.

         I would like to follow-up with you directly on certain of these matters, and will call you to do so.

                                                     Sincerely yours,

                                                     /s/ Michael H. Goldstein

                                                     Michael H. Goldstein
MHG/lp
cc:      Matt Venturi
         Robert E. Dye
         Eric D. Winston, Esq. (i/o)
         Christine M. Pajak, Esq. (i/o)

                                   EXHIBIT 6

               [Skadden, Arps, Slate, Meagher & Flom Letterhead]



                                                    February 14, 2005


Michael H. Goldstein, Esq.
Stutman, Treister & Glatt P.C.
1901 Avenue of the Stars, 12th Floor
Los Angeles, California 90067

                             Re:   Friedman's Inc. (Chapter 11 Case
                                   No. 05-40129-LWD)
                                   --------------------------------
Dear Michael:

         On January 21, 2005, you contacted our firm to advise that you represent certain holders of Series A Common Stock of Friedman's Inc. (which company our firm represents in chapter 11 cases pending in the United States Bankruptcy Court in the Southern District of Georgia, Savannah Division). You have since confirmed to us that your firm represents Regis Special Situations Fund, L.P. and Yacktman Fund and not the other holders identified in your letter. In your January 21st letter, you asked that the Debtors respond to an extensive information request and commit to support the creation of a statutory equity committee in the Debtors' chapter 11 cases (and the appointment of your clients to such committee). As you know, Friedman's reviewed your request with its Board of Directors at a meeting on January 25, 2005 and with its Official Committee of Unsecured Creditors ("Creditors' Committee") at a meeting on January 26, 2005.

         On January 27, 2005, I came to your Los Angeles offices and met with Matt Venturi of Venturi & Company LLC as well as you and several other lawyers in your firm to discuss the contents of your January 21st letter and to obtain information from you about your clients and their views and interests. At that time, I advised you that the Creditors Committee had decided not to support the formation of a statutory equity committee but that the Debtors had decided to further consider the contents of your January 21st letter at a Board of Directors meeting scheduled for February 9, 2005 and to again review the matter with the Creditors Committee at a meeting on February 10, 2005. The Debtors agreed that the Debtors would not unilaterally raise the issue of a statutory equity committee with the Office of the United States Trustee during the interim period nor would the Debtors seek to characterize as untimely a request that a statutory committee be formed made by your clients following the current dialogue between the Debtors and your clients.

         As I advised you on the evening of February 9th, following the Board of Directors' meeting in New York, the Debtors have concluded that it is premature to support the formation of a statutory equity committee or the formal recognition of an informal ad hoc equity committee. However, the Debtors are willing to enter into a confidentiality and standstill agreement with your clients, Venturi & Company LLC and your firm, and thereafter to promptly meet with your clients and you to discuss the factors underlying the Debtors' business judgment regarding this subject as well as to describe generally the various critical paths and timetables that the Debtors have established and are pursuing in connection with their chapter 11 reorganization. While the Debtors may also be willing to provide some (but certainly not all) of the information requested in your January 21st letter, the Debtors' offer outlined in this paragraph should not be construed as a commitment or obligation on the part of the Debtors to provide the information requested in your letter. The Debtors communicated their views regarding this subject to the Creditors Committee at their February 10th meeting and the Creditors' Committee has not advised the Debtors of any opposition to the approach suggested in this letter.

         The Debtors appreciate the positive and supportive statements made in your letters of January 21 and February 3, 2005 on behalf of your clients and hope that this alternative approach (at least for an interim period) will be acceptable to and supported by them. Subject to the execution of the enclosed agreement, we have scheduled a meeting in the 38th Floor Conference Center at our New York offices for 2:00 p.m. on Wednesday, February 23, 2005.

         With kind regards,

                                                   Sincerely yours,

                                                   /s/ John William Butler, Jr.

                                                   John Wm. Butler, Jr.


Enclosure

                                   EXHIBIT 7

                   [Stutman, Treister & Glatt PC Letterhead]



February 15, 2005


VIA EMAIL AND FIRST CLASS MAIL
------------------------------

John William (Jack) Butler, Jr., Esq.
Skadden Arps Slate Meagher & Flom
333 West Wacker Drive
Suite 2100
Chicago, IL 60606-1285

         Re:      In re Friedman's Inc., et al. ("Debtors")
                  (Case No 05-40129-LWD; Jointly Administered)
                  ("Chapter 11 Cases")

Dear Jack:

         Thank you for your letter dated February 14, 2005 formally responding to my client's prior request for the Debtors' support for the appointment of an Official Series A Common Stock Committee and enclosing a draft Confidentiality Agreement.

         My clients initiated contact with the Debtors in an effort to participate on an informed and official basis in a consensual reorganization process. The Debtors' prompt and active consideration of the request, our dialogue to date, and the offer to engage in informal and confidential substantive conversations are very much appreciated.

         As indicated in my email to you on Friday, February 11, 2005, in order to engage in an initial confidential substantive conversation, my clients are willing to memorialize that such a conversation would be subject to a confidentiality agreement. As you indicated in one of our conversations about this interim approach, the agreed scope of the confidentiality agreement would dictate the agreed scope of the disclosure.

         In an effort to determine if we can quickly resolve the form of the Confidentiality Agreement, I enclose for your consideration a revised draft. My clients do not understand the Debtors' position that the formation of an Official Series A Common Stock Committee is premature, but are willing to consider the Debtors' rationale for their position. As you have indicated that that rationale can only be provided under protection of a confidentiality agreement, we have taken the time and effort to review and mark your proposed Confidentiality Agreement. Assuming the enclosed is acceptable, we envision an initial substantive conversation focused solely on the issue of the timing for the appointment of an Official Series A Common Stock Committee.

         As noted in our prior conversations and correspondence, currently my clients continue to be supportive of management and the Debtors' proactive efforts to reorganize and are of the present view that their interests are in alignment with the Debtors' interests. My clients' immediate point of departure with the Debtors appears to be whether at this time the Series A Holders are entitled to participate in an official capacity in the reorganization process. If we can have a substantive conversation to attempt to bridge the differing views on this issue, my clients are willing to engage in that conversation. If we cannot reach common ground on this point, then it will be for the United States Trustee or the Bankruptcy Court to decide whether an Official Series A Common Stock Committee should be appointed at this time.

                                                     Sincerely yours,

                                                     /s/ Michael H. Goldstein

                                                     Michael H. Goldstein
MHG/lp
cc:      Robert E. Dye, Jr.
         Matt Venturi
         Eric D. Winston, Esq. (i/o)
         Christine M. Pajak, Esq. (i/o)

                                   EXHIBIT 8

[GRAPHIC OMITTED]
281 B.R. 216
281 B.R. 216, 48 Collier Bankr.Cas.2d 980, 39 Bankr.Ct.Dec. 240
(Cite as: 281 B.R. 216)


                        United States Bankruptcy Court,
                                S.D. New York.
   In re WILLIAMS COMMUNICATIONS GROUP, INC. and CG Austria, Inc., Debtors.
                              No. 02-11957 (BRL).

                                July 24, 2002.

 Shareholders of Chapter 11 debtors brought motion for appointment of equity committee. The Bankruptcy Court, Burton R. Lifland, J., held that appointment of equity committee was not warranted, since debtors appeared to be hopelessly insolvent, shareholders' interests were adequately represented, and delay due to appointment would have resulted in further devaluation of debtors' assets.

 Motion denied.

                                West Headnotes

[1] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
Upon a motion of any party in interest, a bankruptcy court conducts a de novo review of a decision by a United States trustee to not appoint an equity committee. Bankr.Code, 11 U.S.C.A. sec. 1102.

[2] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
A court retains the discretion to appoint an equity committee based on the facts of each case; the factors a court considers are the number of shareholders, the complexity of the case, and whether the cost of the additional committee significantly outweighs the concern for adequate representation. Bankr.Code, 11 U.S.C.A. sec. 1102.

[3] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
Courts employ a balancing test to weigh the cost of an equity committee versus the concern for adequate representation; in this analysis, the court may consider intangible costs, such as delay, as well as examining whether the equity holders' interests are already being represented by other committees. Bankr.Code, 11 U.S.C.A. sec. 1102.

[4] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
A debtor's solvency is a major factor when considering the cost of appointing an equity committee; when a debtor appears to be hopelessly insolvent, an equity committee is not generally warranted because neither the debtor nor the creditors should have to bear the expense of negotiating over the terms of what is in essence a gift. Bankr.Code, 11 U.S.C.A. ss. 1102, 1129(b)(2)(B).

[5] Bankruptcy [GRAPHIC OMITTED]3561
51k3561 Most Cited Cases
As a result of the absolute priority rule, equity holders of a hopelessly insolvent debtor will receive no distribution.
Bankr.Code, 11 U.S.C.A. sec. 1129(b)(2)(B).

[6] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
Chapter 11 debtors "appeared to be hopelessly insolvent," and, consequently, appointment of equity committee was not warranted, since debtors' liabilities exceeded their assets by billions of dollars, their publicly held bonds were trading at steep discount on market, there was no cash distribution under proposed plan, creditors' committee conducted significant due diligence with respect to debtors' reorganization value, and restructuring agreements required significant capital infusion. Bankr.Code, 11 U.S.C.A. ss. 1102, 1129(b)(2)(B).

[7] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
Noteholders, as members of creditors' committee of Chapter 11 debtors, had sufficiently aligned or parallel interests with shareholders of debtors to preclude need to appoint equity committee, since noteholders could double their recovery by subordinating and recharacterizing their claims. Bankr.Code, 11 U.S.C.A. sec. 1102.

[8] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
Appointment of equity committee was not warranted, because delay that would have resulted from appointment of equity committee would have allowed for further devaluation of Chapter 11 debtors' assets by market place, due to type of assets that debtors possessed, and that was antithetical to overarching need to preserve or enhance asset value. Bankr.Code, 11 U.S.C.A. sec. 1102.

[9] Bankruptcy [GRAPHIC OMITTED]3024
51k3024 Most Cited Cases
An official equity committee should not be appointed unless equity holders establish that there is a substantial likelihood that they will receive a meaningful distribution in the case under a strict application of the absolute priority rule, and they are unable to represent their interests in the bankruptcy case without an official committee; the second factor is critical because, in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case. Bankr.Code, 11 U.S.C.A. ss. 1102, 1129(b)(2)(B). *217 Lowenstein Sandler, P.C. by Michael S. Etkin, Roseland, NJ, Sulmeyer, Kupetz, Baumann & Rothman, P.C., by Ronald E. Gordon, Victor A. Sahn, Los Angeles, CA, for shareholders.

 Jones, Day, Reavis & Pogue, by Corinne Ball, Erica M. Ryland, Fordham E. Huffman, Fedra Fateh, New York City, for debtors.

 White & Case, LLP, by Thomas Lauria, New York City, for The Williams Companies.

 United States Trustee, by Pamela Jean Lustrin, New York City.

 Kirkland & Ellis, by James H.W. Sprayregen, P.C., Richard L. Wynne, Michael A. Cohen, New York City, for the Official Creditors' Committee.

 Clifford Chance Rogers & Wells, by David S. Sullivan, Margot B. Schonholtz, *218 Scott D. Talmadge, New York City, for Bank of America.

   MEMORANDUM DECISION AND ORDER DENYING MOTION FOR APPOINTMENT OF AN EQUITY
                                   COMMITTEE

 BURTON R. LIFLAND, Bankruptcy Judge.

 Shareholders (the "Shareholders" or the "Movants") holding approximately twelve percent of the issued and outstanding common stock of Williams Communication Group, Inc. ("WCG"), move this court [FN1] to order the appointment of an equity security holders committee ("equity committee") pursuant to section 1102(a)(2) of title 11, United States Code (the "Code"). The Debtors (as defined below), the United States Trustee for the Southern District of New York (the "UST"), the official committee of unsecured creditors (the "Creditors' Committee"), Bank of America, N.A., and The Williams Companies, Inc. ("TWC") object to the relief requested.

         FN1. An initial hearing was held before Chief Judge Bernstein on June 27, 2002 (the "June 27 Hearing"). Judge Bernstein subsequently recused himself and the case was reassigned to me.

 Background

 On April 22, 2002 (the "Petition Date"), WCG and CG Austria, Inc. ("CGA" and together with WCG, the "Debtors") filed separate petitions for relief under chapter 11 of the Code. WCG is a non-operating holding company whose principal asset is its ownership of Williams Communications, LLC ("WCL"). WCL has not commenced a chapter 11 case and continues to operate outside of bankruptcy in the ordinary course of business. WCG, and its direct and indirect subsidiaries (the "Company"), has built a fiber-optic broadband network in the United States spanning more than 30,000 route miles and connecting 125 cities. The Company, with its approximately 3,200 employees worldwide, services the bandwidth intensive needs of high capacity communications providers and offers a comprehensive global service platform for data, Internet, satellite, voice, and cellular communications. WCG is the indirect parent corporation of CGA, a non-operating holding company that owns the stock of a foreign company, Williams Participations Holdings, GmBH.

 Until 1999, WCG was a wholly-owned subsidiary of TWC, an energy services company. In October 1999, TWC completed an initial public offering and certain related private placements of WCG's common stock, which left TWC with approximately 98% of the voting power of WCG. On April 23, 2001, TWC distributed approximately 95% of the common stock held by TWC to TWC's shareholders in a tax-free spin-off (the "Spin Off"), making WCG a fully independent company.

 For the fiscal year ending December 31, 2001, WCG reported consolidated revenues of $1.19 billion and a consolidated net loss of $3.81 billion, inclusive of asset impairment and restructuring charges. The Debtors' balance sheet at December 31, 2001, consisted of consolidated assets and liabilities in the amount of $5.99 billion and $7.15 billion, respectively. As of April 22, 2002, its verified schedules of assets and liabilities totaled $3.68 billion and $6.3 billion, respectively.

 WCG's liability structure consists of approximately $2.5 billion in publicly traded unsecured Senior Redeemable Notes (the "Notes"). In addition, TWC has asserted unsecured claims in the amount of $2.3 billion representing obligations arising from TWC's guarantees of certain debt of WCG or WLC issued prior to the Spin-Off. CGA has no unsecured creditors. *219 The Debtors owe approximately $775 million of secured debt to the Bank of America.

 Prior to the commencement of these chapter 11 cases, the Company reached agreements (the "Restructuring Agreements") with TWC, the company's prepetition secured lenders, and holders of approximately $875 million of WCG's Notes (the "Noteholders"), regarding the terms and conditions on which a chapter 11 plan would provide for the financial restructuring and de-leveraging of WCG's balance sheet. On May 20, 2002, the Debtors filed a joint chapter 11 plan (the "Plan") and related disclosure statement (the "Disclosure Statement") reflecting the provisions of the Restructuring Agreements.

 Pursuant to the Plan, the claims of the Noteholders and TWC will be recast as 100% of newly issued common stock of WCG. As a result, the Plan will cancel and discharge the equity existing prior to confirmation. The only debt remaining will be that owed to the secured lenders (the "Bank Group").

 Request to Appoint an Equity Committee

 In a letter dated April 23, 2002, Victor Sahn, counsel to certain WCG shareholders, requested that the UST appoint an equity committee. [FN2] The UST declined to consider the issue until after an official creditors' committee was appointed. On May 2, the UST appointed a nine member Creditors' Committee.

         FN2. Mr. Sahn supplemented the request for an equity committee, by letters dated April 24, May 1, and May 8. The supplemental requests included further detail and analysis supporting the appointment of an equity committee as well as a list of willing shareholders to serve on it.

 On May 6, the UST sent a letter to Debtors' counsel and to Creditors' Committee's counsel requesting each party's position with respect to Mr. Sahn's request for an equity committee. On May 13, the Debtors (the "Debtors' Response") and the Creditors' Committee (the "Creditors' Committee Response") informed the UST of their opposition to the appointment of an official equity committee. Additionally, the Securities and Exchange Commission (the "SEC") advised the UST, by letter dated May 14, 2002 (the "SEC Correspondence"), that it, too, opposed [FN3] the appointment of an equity committee.

         FN3. At the June 27 Hearing, however, the SEC stated it had no formal position with respect to the appointment of an equity committee.

 On May 17, the UST concluded that there was no equity in the estate and, therefore, no basis for forming an official equity committee. The UST based its decision on the analysis of the record contained in the Debtors' Response, the Creditors' Committee's Response, the SEC Correspondence, the Debtor's 8-K and 10-K filings with the SEC and the Bankruptcy Rule 1007-2 affidavit.

 The Movants contend that the UST erred in its decision not to appoint an equity committee and seek an order from this Court to appoint such a committee.

 Discussion

 [1] The UST, when it "deems appropriate," may appoint an equity committee pursuant to section 1102(a)(1) of the Code. The permissive language ("may") of the statute indicates that the UST's authority to appoint such a committee is discretionary. If the UST does not appoint an equity committee, any party in interest may request the court to order such an appointment "if necessary to assure adequate representation of ... equity security holders." 11 U.S.C. sec. 1102(a)(2). The bankruptcy court reviews the UST's decision *220 de novo. In re McLean Ind., 70 B.R. 852, 858 (Bankr.S.D.N.Y.1987); In re Texaco, 79 B.R. 560, 566 (Bankr.S.D.N.Y.1987).

 [2] The Code does not define what constitutes "adequate representation." Instead, the court retains the discretion to appoint an equity committee based on the facts of each case. Albero v. Johns-Manville Corp. (In re Johns-Manville Corp.), 68 B.R. 155, 159 (S.D.N.Y.1986); In re Beker Indus., 55 B.R. 945, 948 (Bankr.S.D.N.Y.1985); In re Wang Lab., Inc., 149 B.R. 1, 2
(Bankr.D.Mass.1992). Generally, the courts have structured the analysis around the following factors: the number of shareholders, the complexity of the case, and whether the cost of the additional committee significantly outweighs the concern for adequate representation. Albero v. Johns-Manville, 68 B.R. at 159-160; Beker, 55 B.R. at 948-951; Wang, 149 B.R. at 1.

 [3] The appointment of an equity committee raises cost concerns since such appointments are "closely followed by applications to retain attorneys and accountants." In re Saxon Indus., Inc., 39 B.R. 945, 947 (Bankr.S.D.N.Y.1984). Essentially, the courts employ a balancing test to weigh the cost of an equity committee versus the "concern for adequate representation." Wang, 149 B.R. at
3. In this analysis, the court may consider intangible costs, such as delay, Albero v. Johns-Manville, 68 B.R. at 160, as well as examining whether the equity holders' interests are already being represented by other committees. Id. at 162-164; In re Baldwin-United Corp., 45 B.R. 375, 376 (Bankr.S.D.Ohio
1983).

 [4][5] In addition, the debtor's solvency is a major factor when considering the cost of appointing an equity committee. Wang, 149 B.R. at 3; Beker, 55 B.R. at 950-951; In re Emons, Indus., 50 B.R. 692, 694 (Bankr.S.D.N.Y.1985). When a
debtor appears to be hopelessly insolvent, an equity committee is not generally warranted "because neither the debtor nor the creditors should have to bear the expense of negotiating over the terms of what is in essence a gift." Emons, 50 B.R. at 694. As a result of the absolute priority rule, equity holders of a hopelessly insolvent debtor will receive no distribution. 11 U.S.C. sec. 1129(b)(2)(B). As such, the shareholders have no economic interest left to protect, and any distribution would amount to a gift.

 [6] The Movants contend that an equity committee should be appointed in these cases because they are not adequately represented. The Movants argue that this Court cannot declare the Debtors to be hopelessly insolvent without a determination of its reorganization value. In addition, the Movants claim that the Debtors are not hopelessly insolvent because equity holders would receive a distribution if the TWC claims of $2.3 billion were to be subordinated or recharacterized as equity. Alternatively, the Movants argue that an equity committee should be appointed even though it appears that the Debtor is hopelessly insolvent.

 Although there is no clear litmus test, it is clear that the Debtors appear to be hopelessly insolvent.

 First, the Debtors' balance sheet, as of the Petition Date, listed their assets and liabilities as $5.99 billion and $7.15 billion, respectively. As of April 22, 2002, the Debtors' verified schedules of assets and liabilities were listed as $3.68 billion and $6.30 billion, respectively. Clearly, the Debtors' liabilities exceed their assets by billions of dollars--a useful, though not exclusive, indicator of insolvency.

 *221 Second, WCG's publicly held bonds are trading at a steep discount on the market--another useful, though not exclusive, indicator of insolvency. As of the Petition Date, such bonds were trading for approximately 15% of face value. At the June 27 Hearing, the court was informed, without objection from the Movants, that the same bonds were presently trading at 6% of face value. Even if TWC claims were disallowed, or taken out of a distribution scheme, unsecured creditors would still only get stock valued less than twenty cents on the dollar.

 Third, there is no cash distribution under the proposed plan. Instead of cash or debt, over one-third of the Noteholders have agreed to settle billions of dollars in claims in exchange for equity in the reorganized WCG. This is a telling agreement since the opportunity for unsecured creditors to receive cash or restructured debt, for even a portion of their claim, would almost certainly have been seized. Instead, the Noteholders have accepted the highly uncertain value of common stock.

 Fourth, the Creditors' Committee has conducted significant due diligence with respect to the Debtors and WCG's reorganization value. Moreover, the unsecured creditors have similar motivations, as discussed below, with the Shareholders to critically examine the Debtors' and banks' valuations. A higher valuation is in both the Creditors' Committee's and Shareholders' interest.

 Fifth, one of the conditions of the Restructuring Agreements for WCG to successfully confirm a plan and emerge from bankruptcy is the requirement to obtain $150 million in subordinated financing or new equity. The requirement for this significant capital infusion is indicative of the Debtors poor financial condition.

 For all of these reasons, I find that the Debtors appear to be hopelessly insolvent.

 The Movants, however, argue that the UST could not have made a determination, from the facts before it, that the Debtors were "hopelessly insolvent" within the context of the Emons decision. That is, it is not just a simple reference to the balance sheet. Wang, 149 B.R. at 3. Instead, the Movants argue that the true test of the value of a debtor's assets is by looking at its reorganization value as set forth in Consolidated Rock Products Co. v. Du Bois, 312 U.S. 510, 525-26, 61 S.Ct. 675, 85 L.Ed. 982 (1941). Thus, the
Movants contend that reorganization value must be determined by the entity's future earnings potential, and not by the debtor's balance sheet or how the capital markets have valued the company's securities.

 Nowhere in the Emons decision, or other courts recognizing that decision, does it mandate a finding by the court that the debtor is hopelessly insolvent. Instead, the language is whether the debtor "appears to be hopelessly insolvent." Emons, 50 B.R. at 694. This Court has made a determination that WCG and CGA appear to be hopelessly insolvent based on many different factors. The Debtors' balance sheet and market value were two such factors, but so are the host of other indicia of the Debtors' financial health set forth above. Regardless of the method used, the result will "rarely, if ever, be without doubt or variation." L. King Collier on Bankruptcy sec. 1129.06 [3] (15th Ed. Rev., 2001).

 Valuation is a proper issue for confirmation, and no determination for this motion is binding on a subsequent determination. In short, this Court has not made a valuation, nor is one necessary at this stage. Instead, it has reached a practical conclusion, based on a confluence of factors, that the Debtors appear to be hopelessly insolvent. At the June 27 Hearing, the Creditors' *222 Committee made a representation that the reorganization value was believed to be well less than $1 billion. To the extent that that valuation is incorrect, the Creditors' Committee, as discussed below, has the economic incentive, and fiduciary duty, to examine and find the highest realistic valuation. Accordingly, this Court finds it reasonable to conclude that the Debtors appear to be hopelessly insolvent for the purposes of determining whether an equity committee should be appointed.

 Nonetheless, the Movants argue that there is at least the possibility of solvency. That is, if TWC's claims are subordinated or recharacterized as equity, then the shareholders may be entitled to some recovery. This argument, however, falls short. First, the Movants have not offered any evidence to support the notion that TWC claims can be subordinated or recharacterized. Instead, they merely point to the Creditors' Committee 2004 Motion suggesting the possibility of such subordination or recharacterization of TWC claims. Even if TWC's claims were subordinated to the Noteholders, it would still remain senior to equity and equity holders would still receive no recovery. Further, even if TWC's claims were subordinated or recharacterized as equity, or disallowed altogether (rank speculation), the Noteholders' recovery would increase twofold to an amount still short of a 20% recovery, while the equity holders would still be entitled to no distribution.

 [7] Relatedly, the fact that the Noteholders may double their recovery by subordinating and recharacterizing TWC claims, further undermines the necessity of an equity committee. The Creditors' Committee has a significant economic interest, as noted above, in investigating the TWC claims, notwithstanding its fiduciary obligation to do the same. In this context, the Creditor's Committee and Shareholders have similar interests with respect to investigating TWC claims. Baldwin, 45 B.R. at 376.

 Indeed, the Creditors' Committee has already taken significant steps in investigating TWC claims and its relationship with the Debtors--a task that need not be duplicated by an equity committee. Shortly after the Petition Date, the Creditors' Committee filed a Bankruptcy Rule 2004 motion for discovery in connection with TWC and an additional 2004 motion to compel discovery from the Debtors. After TWC contested the motion, the parties reached a stipulated agreement whereby TWC provided over 200 boxes of documents relating to the relationship between TWC and the Debtors, inclusive of the transactions and agreements between them. As a result, the Creditors' Committee has had an entire team of attorneys in Tulsa for weeks examining TWC's document production. These lawyers are expected to continue the investigation notwithstanding speculation that TWC claims may be subject to ongoing negotiations. In addition, depositions pursuant to the stipulated agreement are scheduled to commence this month.

 The importance of TWC claims to the Creditors' Committee is further underscored by its formation of a subcommittee, that confers weekly, to deal specifically with the TWC issues. It should also be noted that even before the Petition Date, the creditors spent a significant amount of time analyzing and investigating the public filings, disclosures and agreements with respect to TWC and WCG. Attorneys were sent to TWC's headquarters in Tulsa prepetition, as well.

 Thus, even if the Court were to discount the fact that the disallowance of TWC claims would not result in a recovery for equity holders, the Creditors' Committee has sufficiently aligned or parallel interests *223 with the Shareholders to preclude the need for an additional committee. It is instructive to note that the statutory focus of section 1102(a)(2) is not whether the shareholders are "exclusively" represented, but whether they are "adequately" represented. In re Edison Brothers Stores, Inc., 1996 WL 534853, *4 (D.Del.1996). Moreover, the Shareholders are not precluded from participating in theses proceedings.

 Alternatively, the Movants argue that an equity committee should be appointed despite the Debtors' "hopeless insolvency." In support of this proposition, the Movants refer to an SEC memorandum filed in support of a motion to appoint an equity committee in the currently pending Kmart Corp. chapter 11 case, which in salient aspects is quite dissimilar from this one. [FN4]

         FN4. It should be noted that Kmart's financial statements, after filing petitions for bankruptcy, revealed more than $6 billion of equity in the company.

 It should be noted that the SEC has not submitted any brief in these cases and it has taken no formal position. [FN5] Nonetheless, the cases cited by the Movants by oblique reference to the SEC Kmart memorandum, while perhaps germane to that case, are either not applicable or distinguishable from the cases here.

         FN5. Initially, the SEC Correspondence indicated its opposition to the appointment of an equity committee. However, at the June 27 Hearing, the SEC indicated that such opposition was only the result of a preliminary investigation.

 [8] Finally, while there is a large number of shareholders, not every case with such a large number will require an official equity committee. Wang, 149 B.R. at 2. Indeed, if Congress' intent was otherwise, it would have mandated the appointment of equity committees instead of leaving it within the discretion of the UST and the Court. Albero v. Johns-Manville, 68 B.R. at 160. Moreover, the appointment of an equity committee would clearly cause a delay in this case. See, Albero v. Johns-Manville, 68 B.R. at 164; See also, In re Kalvar Microfilm, Inc., 195 B.R. at 601 (declining to appoint an equity committee where plan already submitted and only remaining purposes would be for valuation and plan issues). Further delay is antithetical to an overarching need to preserve or enhance asset value. This is especially so where as here, the current market place is continually devaluing the type of assets under the Debtors' umbrella.

 Conclusion

 [9] The appointment of official equity committees should be the rare exception. Such committees should not be appointed unless equity holders establish that (i) there is a substantial likelihood that they will receive a meaningful distribution in the case under a strict application of the absolute priority rule, and (ii) they are unable to represent their interests in the bankruptcy case without an official committee. The second factor is critical because, in most cases, even those equity holders who do expect a distribution in the case can adequately represent their interest without an official committee and can seek compensation if they make a substantial contribution in the case.

 In this regard, the Movants are by no means left without any recourse since "the right to be heard is, at this point, as important a right as any ascribed to an official committee." Albero v. Johns-Manville, 68 B.R. at 164. Section 1109(b) of the Code allows an equity security holder to raise and be heard on any issue in the case. The Movants have already demonstrated their ability to organize and participate *224 in this case with skill and zeal through the prosecution of this motion and the opposition to the Restructuring Agreements. Should the Shareholders' efforts result in a substantial contribution to the estate, they may be reimbursed pursuant to section 503(b)(3)(D) of the Code. Thus, the Movants may still be heard in this case, but not at the estate's expense without a showing of substantial contribution in the case.

 In light of the foregoing, the motion to appoint an equity committee is denied.

 IT IS SO ORDERED.

 281 B.R. 216, 48 Collier Bankr.Cas.2d 980, 39 Bankr.Ct.Dec. 240

END OF DOCUMENT

                                  EXHIBIT 9

                                  Friedman's
                         The Value Leader Since 1920
               171 Crossroads Parkway - Savannah, Georgia 31422
                   P.O. Box 8025 - Savannah, Georgia 31412
                       (912) 233-9333 -- (800) 545-9033

                                                   Contact: Sitrick And Company
                                                            Brenda Adrian
                                                            Maya Pogoda
                                                            (912) 447-6000
                                                            ext. 10018
                                                            (212) 573-6100


For Immediate Release
---------------------

               Friedman's Inc. Completes DIP Financing Transaction
            And Comments on Equity Matters and Store Closing Program

      Up to $125 Million DIP Facility In Place To Fund Post-Petition Needs

        Company Comments On Chapter 11 Equity Committee Formation Request
           And Related Adequate Representation and Solvency Inquiries

            Gordon Brothers Retail Partners, LLP Joint Venture Named Successful Bidder at February 25, 2005 Store Closing Program Auction


         Savannah, GA - February 28, 2005 - Friedman's Inc. (OTC: FRDMQ.PK), the Value Leader in fine jewelry retailing, announced today that it successfully closed its $125 million post-petition financing facility on February 25. As previously announced, Friedman's had received a commitment letter from Citicorp USA, Inc. and Citigroup Global Markets, Inc. providing for up to $150 million in debtor-in-possession (DIP) financing. Based on a refinement of its needs following its recently announced store rationalization program, the Company sought and received Court approval for a $125 million revolving credit facility sufficient to permit the Company to continue to repay its prepetition loans and fund ongoing operations during its voluntary restructuring process. The Company is also permitted to use the facility to fund certain payments to vendors under its prepetition secured trade credit program, to purchase additional inventory and for general corporate purposes.

         Friedman's said that it used proceeds from the DIP financing facility to repay the undisputed amount of its prepetition loans and that certain prepetition loan claims disputed by the Company would be subsequently allowed or disallowed by the Bankruptcy Court. "With our final DIP financing in place, and the support of the vendor community, and our employees, Friedman's is in an excellent position to move to the next stage of the restructuring process with confidence," said President and Chief Executive Officer Sam Cusano.

         Separately, the Company formally responded to the United States Trustee's request for comment regarding two Class A shareholders who had sought the appointment of a separate statutory equity committee to represent the holders of the Company's Class A common shares in the Company's chapter 11 cases. Consistent with its earlier informal response that it was premature to support the formation of a statutory equity committee or the formal recognition of an informal ad hoc equity committee, the Company said that it would seek the deferral of any appointment at this time.

         On February 8, the United States Trustee notified the Company that it had deferred consideration of a separate request made on January 31 by another Class A shareholder for the formation of an equity committee as premature pending the filing of the Company's statements and schedules in April, 2005 and the completion of a statutory creditors meeting thereafter. The Official Committee of Unsecured Creditors in the Company's chapter 11 cases has informed the Company that it intends to oppose the formation of a statutory equity committee stating that the appointment would be "totally unwarranted and highly inappropriate under all applicable and legal considerations."

         The Company will file a copy of its formal response to the United States Trustee's inquiry on Form 8-K with the Securities and Exchange Commission. Among the factors that are examined by the United States Trustee when considering the appointment of a statutory equity committee are whether the Company's shares are widely held and publicly traded; the size and complexity of the chapter 11 cases; the delay and additional cost that would result if an equity committee were appointed; the likelihood of whether the debtor is insolvent; the timing of the request relative to the status of the chapter 11 cases; and whether the interests are otherwise adequately represented.

         With respect to the factors regarding adequacy of representation and the likelihood of whether the Company is insolvent, the Company's formal response states as follows:

     o The Company believes that the Board of Directors, which is presently composed of six members, all but one of which is new to the Board of Directors in the nine months since May 1, 2004 and the majority of which are independent directors, adequately represents its stakeholders including Class A shareholders, in its fiduciary mission in the chapter 11 cases to maximize business enterprise value for all of the Company's stakeholders. If the United States Trustee ultimately determines that a statutory equity committee should be appointed, the composition of the committee should respect the Company's Delaware Certificate of Incorporation, as amended, which is the Delaware law document establishing the ground rules and expectations for all investors purchasing the Company's common stock. The Friedman's charter vests control of the Company, including voting power for the election of directors and for all other purposes "exclusively in the holders of Class B Stock," except that Class A holders, voting as a separate class, may elect up to 25% of the Company's directors.

     o As previously disclosed, due to the lack of restated and audited financial statements, the Company is not presently in a position to file financial information with the Securities and Exchange Commission. The Company's first monthly operating report in the chapter 11 cases for the period from January 14 through January 31, 2005 is scheduled to be filed in the Bankruptcy Court on March 18, 2005 and thereafter will be filed on Form 8-K with the Securities and Exchange Commission. Subsequent reports will be filed on the last calendar day of the month following the reporting period.

     o In response to the specific inquiry made by the United States Trustee and based on all of the relevant information available to the Company (including various activities and analyses undertaken to respond to the United States Trustee), the Company believes that if the Bankruptcy Court were required to make a determination today, there is a substantial likelihood that the Bankruptcy Court would determine that the Company is not solvent. The Company further believes that the Bankruptcy Court would therefore also conclude that any plan of reorganization capable of confirmation in accordance with the statutory priority rules of the Bankruptcy Code would result in holders of Friedman's common stock receiving no distribution on account of their interest and cancellation of their interests.

In light of the foregoing, the Company considers the value of the Company's common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Friedman's common stock or any claims relating to prepetition liabilities and/or other Friedman's interests such as warrants convertible into equity interests. The Company also emphasized that its response to the United States Trustee regarding prepetition equity interests should have no impact on the Company's current operations, liquidity or prospects for timely emergence from chapter 11 reorganization.

         The Company also announced that a joint venture composed of Gordon Brothers Retail Partners, LLC, The Nassi Group, LLC, SB Capital Group LLC and Bobby Wilkerson, Inc. was named the successful bidder at an auction conducted in Chicago on February 25 pursuant to procedures approved by the Bankruptcy Court to select an agent to conduct store closing sales for 165 Friedman's stores closing this spring. The successful agency agreement provides that Friedman's will receive a guaranteed payment equivalent to 41% of the aggregate cost of the Friedman's inventory made available for sale plus a minimum payment of $300,000 and up to 3% of additional merchandise sold during the store closing program at those stores. Friedman's will also receive 60% of sales proceeds received above the guaranteed amount for its inventory sold through the store closing program after payment of a 2% agency fee and sale expenses.

         The Bankruptcy Court has scheduled a hearing on March 2 in Savannah to consider approval of the store closing program and agent selection. Any objections to the program lodged by State Attorneys General in the states in which the store closing program will be conducted, if not resolved prior to the March 2 hearing, will be heard by the Bankruptcy Court at a final hearing in Savannah on March 7.

         The Company filed voluntary chapter 11 petitions on behalf of the Company and seven of its subsidiaries in the U.S. Bankruptcy Court for the Southern District of Georgia, in Savannah on January 14, 2005. The cases were filed to alleviate short-term liquidity issues which followed unanticipated limitations imposed in January by the Company's prepetition lenders, continue Friedman's ongoing restructuring initiatives, and facilitate the Company's turnaround.

About Friedman's
----------------

Founded in 1920, Friedman's Inc. is a leading specialty retailer based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers and regional malls. For more information, go to: http://www.friedmans.com.

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements. The forward-looking statements and the Company's liquidity, capital resources, and results of operations are subject to a number of risks and uncertainties, including but not limited to, the following: the ability of the Company to operate as a going concern; the ability of the Company to obtain use of cash collateral and/or debtor-in-possession (DIP) financing pursuant to the terms of such agreements; court approval of the motions prosecuted by the Company from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the chapter 11 case; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a chapter 11 trustee or to convert the cases to chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity and/or results of operations; competitive pressures from other retailers; trends in the economy as a whole which may affect consumer confidence and consumer demand for the types of goods sold by the Company; the ability of the Company to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; potential adverse publicity; the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the results of the SEC and United States Attorney's Office for the Eastern District of New York investigations; the results of various litigation; the effect of the restatement on our credit facilities, including funding availability thereunder and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risks factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.

Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed, can affect the value of our various pre-petition liabilities, common stock and/or other equity securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of Friedman's common stock receiving no distribution on account of their interest and cancellation of their interests. As described in the Company's public statements in response to the request submitted to the United States Trustee for the appointment of a statutory equity committee, holders of Friedman's common stock (both Series A and Series B common stock) and other equity interests (such as options and warrants) should assume that they could receive little or no value as part of a plan of reorganization. In addition, under certain conditions specified in the Bankruptcy Code, a plan of reorganization may be confirmed notwithstanding its rejection by an impaired class of creditors or equity holders and notwithstanding the fact that equity holders do not receive or retain property on account of their equity interests under the plan. In light of the foregoing, the Company considers the value of the common stock to be highly speculative and cautions equity holders that the stock may ultimately be determined to have no value. Accordingly, the Company urges that appropriate caution be exercised with respect to existing and future investments in Friedman's common stock or any claims relating to pre-petition liabilities and/or other Friedman's interests such as warrants convertible into equity interests.

                                     ###

                                  EXHIBIT 10

                                   Delaware

                            ______________________


                                The First State



         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THAT "FRIEDMAN'S INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE NOT HAVING BEEN CANCELLED OR DISSOLVED SO FAR AS THE RECORDS OF THIS OFFICE SHOW AND IS DULY AUTHORIZED TO TRANSACT BUSINESS.

         THE FOLLOWING DOCUMENTS HAVE BEEN FILED:

         CERTIFICATE OF INCORPORATION, FILED THE FIFTEENTH DAY OF JULY, A.D. 1993, AT 12 O'CLOCK P.M.

         CERTIFICATE OF AMENDMENT, FILED THE EIGHTH DAY OF OCTOBER, A.D. 1993, AT 10 O'CLOCK A.M.


         CERTIFICATE OF AMENDMENT, FILED THE FIRST DAY OF MARCH, A.D. 1995, AT 10 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE FOURTEENTH DAY OF MARCH, A.D. 1997, AT 10 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2001, AT 9 O'CLOCK A.M.

         CERTIFICATE OF CORRECTION, FILED THE TWENTIETH DAY OF DECEMBER, A.D. 2001, AT 9 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE FOURTH DAY OF MARCH, A.D. 2003, AT 5 O'CLOCK P.M.

         AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION.

         AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL REPORTS HAVE BEEN FILED TO DATE.

         AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.



               [DELAWARE STATE SEAL]       /s/ Harriet Smith Windsor
                                           --------------------------------
                                           Harriet Smith Windsor, Secretary
                                           of State


2343848    8310                                       AUTHENTICATION:  3684678


050121869                                                      DATE:  02-15-05

                                   Delaware

                            ______________________


                                The First State



         I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "FRIEDMAN'S INC." AS RECEIVED AND FILED IN THIS OFFICE.

         THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

         CERTIFICATE OF INCORPORATION, FILED THE FIFTEENTH DAY OF JULY, A.D. 1993, AT 12 O'CLOCK P.M.

         CERTIFICATE OF AMENDMENT, FILED THE EIGHTH DAY OF OCTOBER, A.D. 1993, AT 10 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE FIRST DAY OF MARCH, A.D. 1995, AT 10 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE FOURTEENTH DAY OF MARCH, A.D. 1997, AT 10 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE TWENTY-FIRST DAY OF NOVEMBER, A.D. 2001, AT 9 O'CLOCK A.M.

         CERTIFICATE OF CORRECTION, FILED THE TWENTIETH DAY OF DECEMBER, A.D. 2001, AT 9 O'CLOCK A.M.

         CERTIFICATE OF AMENDMENT, FILED THE FOURTH DAY OF MARCH, A.D. 2003, AT 5 O'CLOCK P.M.




                  [DELAWARE STATE SEAL]     /s/ Harriet Smith Windsor
                                            ------------------------------
                                            Harriet Smith Windsor, Secretary
                                            of State



2343848    8100H                                    AUTHENTICATION:  3684679


050121869                                                    DATE:  02-15-05

         AND I DO HEREBY CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION.






                      [DELAWARE STATE SEAL]     /s/ Harriet Smith Windsor
                                                ---------------------------
                                                Harriet Smith Windsor,
                                                Secretary of State


2343848    8100H                                     AUTHENTICATION:  3684679


050121869                                                     DATE:  02-15-05

                         CERTIFICATE OF INCORPORATION

                                      OF

                                FRIEDMAN'S INC.


         FIRST: The name of the corporation (hereinafter the "Company") is

                                FRIEDMAN'S INC.

         SECOND: The respective names of the County and of the City within the County in which the registered office of the Company is to be located in the State of Delaware are the County of New Castle and the City of Wilmington. The name of the registered agent of the Company is The Corporation Trust Company. The street and number of said registered office and the address by street and number of said registered agent is 1209 Orange Street in the City of Wilmington.

         THIRD: The nature of the business of the Company and the objects and purposes to be transacted, promoted or carried on by it are as follows:

         (1) To engage in the jewelry business;

         (2) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         Notwithstanding any provision of this Certificate of Incorporation, the Company shall not have power to carry on the business of constructing, maintaining or operating public utilities within the State of Delaware, nor shall anything herein be deemed to authorize the Company to carry on any business or exercise any power in any state, district, territory, possession or country which under the laws thereof the Company may not lawfully carry on or exercise.

         FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 3,000, consisting of 1,000 shares of Preferred Stock, par value $.01 per share (hereinafter called the "Preferred Stock"), 1,000 shares of Class A Common Stock, par value $.01 per share (hereinafter called the "Class A Stock"), and 1,000 shares of Class B Common Stock, par value $.01 per share (hereinafter called the "Class B Stock," and the Class A Stock and Class B Stock being hereinafter collectively called the "Common Stock").

         The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock of the Company which are fixed by this Certificate of Incorporation, and the express grant of authority to the Board of Directors to fix by resolution or resolutions the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock which are not fixed by this Certificate of Incorporation, are as follows:

         A. Preferred Stock

         (1) Upon the affirmative vote or the written consent of the holders of a majority of the outstanding shares of Class B Stock, shares of Preferred Stock may be issued from time to time in one or more series, each such series to have such distinctive designation as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the initial issuance of shares of such series, and authority is expressly vested in the Board of Directors, by such resolution or resolutions providing for the initial issuance of shares of each series:

               (a) To fix the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

               (b) To fix (i) the dividend rate of such series, (ii) any limitations, restrictions or conditions on the payment of dividends, including whether dividends shall be cumulative and, if so, from which date or dates, (iii) the relative rights of priority, if any, of payment of dividends on shares of that series and (iv) the form of dividends, which shall be payable either (A) in cash only, or (B) in stock only, or (C) partly in cash and partly in stock, or (D) in stock or, at the option of the holder, in cash (and in such case to prescribe the terms and conditions of exercising such option), and to make provision in case of dividends payable in stock for adjustment of the dividend rate in such events as the Board of Directors shall determine;

               (c) To fix the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed by the Company;

               (d) To fix the amount or amounts payable upon the shares of such series in the event of any liquidation, dissolution or winding up of the Company and the relative rights of priority, if any, of payment upon shares of such series;

               (e) To determine whether or not the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series and, if so entitled, the amount of such fund and the manner of its application;

               (f) To determine whether or not the shares of such series shall be made convertible into, or exchangeable for, shares of any other class or classes of stock of the Company or shares of any other series of Preferred Stock, and, if made so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

               (g) To determine whether or not the shares of such series shall have any voting powers and, if voting powers are so granted, the extent of such voting powers; provided, however, that (i) so long as any Class B Stock shall be outstanding the holders of the Class B Stock shall always have the absolute right under all conditions and circumstances to elect a majority of the directors; and (ii) if voting powers are so granted, the holders of shares of Preferred Stock shall be entitled to vote together with the holders of the Class A Stock as a class on all matters upon which holders of shares of Class A Stock are entitled to vote. Subject to the foregoing and except as otherwise provided by statute, the holders of shares of Preferred Stock, as such holders, shall not have any right to vote in the election of directors or for any other purpose; and such holders shall not be entitled to notice of any meeting of stockholders at which they are not entitled to vote;

               (h) To determine whether or not the issue of any additional shares of such series or of any other series in addition to such series shall be subject to restrictions in addition to the restrictions, if any, on the issue of additional shares imposed in the resolution or resolutions fixing the terms of any outstanding series of Preferred Stock theretofore issued pursuant to this Section A and, if subject to additional restrictions, the extent of such additional restrictions; and

               (i) Generally to fix the other rights, and any qualifications, limitations or restrictions of such rights, of such series; provided, however, that no such rights, qualifications, limitations or restrictions shall be in conflict with this Certificate of Incorporation or any amendment hereof.

         (2) Before any dividends shall be declared or paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in Common Stock), the Company shall comply with the dividend and sinking fund provisions, if any, of any resolution or resolutions providing for the issue of any series of Preferred Stock any shares of which shall at the time be outstanding. Subject to the foregoing sentence, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

         (3) Upon any liquidation, dissolution or winding up of the Company, the holders of Preferred Stock of each series shall be entitled to receive the amounts to which such holders are entitled as fixed with respect to such series, including all dividends accumulated to the date of final distribution, before any payment or distribution of assets of the Company shall be made to or set apart for the holders of Common Stock; and after such payments shall have been made in full to the holders of Preferred Stock, the holders of Common Stock shall be entitled to receive any and all assets remaining to be paid or distributed to stockholders and the holders of Preferred Stock shall not be entitled to share therein. For the purposes of this paragraph, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Company or a consolidation or merger of the Company with one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

         (4) Subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with paragraph (1) of this Section A, Preferred Stock of each series may be redeemed at any time in whole or from time to time in part, at the option of the Company, by vote of the Board of Directors, at the redemption price thereof fixed in accordance with said paragraph (1). If less than all the outstanding shares of Preferred Stock of such series are to be redeemed, the shares to be redeemed shall be determined in such manner as the Board of Directors shall prescribe. At such time or times prior to the date fixed for redemption as the Board of Directors shall determine, written notice shall be mailed to each holder of record of shares to be redeemed, in a postage prepaid envelope addressed to such holder at his address as shown by the records of the Company, notifying such holder of the election of the Company to redeem such shares and stating the date fixed for the redemption thereof and calling upon such holder to surrender to the Company on or after said date, at a place designated in such notice, his certificate or certificates representing the number of shares specified in such notice of redemption. On and after the date fixed in such notice of redemption, each holder of shares of Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on the records of the Company as the holder of the shares designated for redemption. In case less than all the shares represented by any such certificate are redeemed a new certificate shall be issued representing the unredeemed shares. From and after the date fixed in any such notice as the date of redemption (unless default shall be made by the Company in payment of the redemption price) all dividends on the shares of Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Company, other than to receive the redemption price, shall terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and such shares shall not be deemed to be outstanding for any purpose whatsoever. At any time after the mailing of any such notice of redemption the Company may deposit the redemption price of the shares designated therein for redemption with a bank or trust company in the Borough of Manhattan, City and State of New York, or in the City of Atlanta, Georgia, having capital and surplus of at least $25,000,000, in trust for the benefit of the respective holders of the shares designated for redemption but not yet redeemed. From and after the making of such deposit the sole right of the holders of such shares shall be the right either to receive the redemption price of such shares on and after such redemption date, or, in the case of shares having conversion rights, the right to convert the same at any time at or before the earlier of the close of business on such redemption date or such prior date and time at which the right to convert shall have expired; and except for these rights, the shares of Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever.

         (5) Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or purchased by the Company, or which, if convertible, have been converted into shares of stock of the Company of any other class or classes, may, upon appropriate filing and recording to the extent required by law, have the status of authorized and unissued shares of Preferred Stock and may be reissued as a part of such series or of any other series of Preferred Stock, subject to such limitations (if any) as may be fixed by the Board of Directors with respect to such series of Preferred Stock in accordance with paragraph (1) of this Section A.

     B. Common Stock

         (1) Except as otherwise provided by (a) the Board of Directors in fixing the voting rights of any series of the Preferred Stock in accordance with Section A of this Article Fourth, (b) this Section B or
     (c) statute, voting power in the election of directors and for all other purposes shall be vested exclusively in the holders of Class B Stock. The number of authorized shares of Preferred Stock, Class A Stock, Class B Stock or any other capital stock of the Company may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or the written consent of the holders of a majority of the outstanding shares of Class B Stock. Any director elected by the holders of Class B Stock (and any successor to such director) shall be subject to removal without cause and to replacement from time to time by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class B Stock. Every holder of stock of a class entitled to vote upon a matter shall be entitled to one vote for each share of stock of such class standing in his name upon the books of the Company. Except as otherwise provided by this Section B and by Section C of this Article Fourth, there shall be no distinction whatever between the rights accorded to the holders of Class A Stock and Class B Stock.

         (2) With regard to the election of directors, holders of Class A Stock shall be entitled, voting separately as a class, to elect 25 percent of the directors (rounding the number of such directors to the next highest whole number if such percentage is not equal to a whole number of directors) and no more, to remove any director elected by the holders of Class A Stock (and any successor to such director) and, in the manner provided in the Bylaws of the Company, to replace any director so removed. If at any time there shall not be any Class B Stock outstanding, the provisions of this Certificate of Incorporation which provide limited and separate voting rights for the holders of the Class A Stock shall cease to be of any effect, and such holders shall thereafter have general voting power in the election of directors and in all other matters upon which stockholders of the Company are entitled to vote pursuant to this Certificate of Incorporation, the Bylaws of the Company or statute.

         (3) A holder of shares of Class B Stock shall be entitled at any time and from time to time to convert any or all such shares held by him into shares of Class A Stock in the ratio of one share of Class A Stock for one share of Class B Stock. Each conversion of shares of Class B Stock into shares of Class A Stock made pursuant to the provisions of this paragraph (3) shall be effected by the surrender of the certificate representing the shares to be converted at the office of the Secretary of the Company (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Company) in such form and accompanied by all stock transfer tax stamps, if any, as shall be requisite for such transfer, and upon such surrender the holder of such shares shall be entitled to become, and shall be registered on the books of the Company as, the holder of the number of shares of Class A Stock issuable upon such conversion, and each such share of Class B Stock shall be converted into one share of Class A Stock, as the Class A Stock shall then be constituted, and thereupon there shall be issued and delivered to such holder or other named person, as the case may be, promptly at such office or other designated place, a certificate or certificates for such number of shares of Class A Stock.

         (4) Upon the affirmative vote or the written consent of the holders of a majority of the outstanding shares of Class B Stock, all or any part of the entire class of outstanding Class B Stock shall be converted, effective upon the date specified in such vote or consent, into shares of Class A Stock in the ratio of one share of Class A Stock for one share of Class B Stock. Any conversion pursuant to this paragraph (4) of less than all the outstanding shares of Class B Stock shall be effected through the conversion of an equal percentage of such shares held by each holder of Class B Stock (including any holder who shall not have given his affirmative vote or written consent). Any fractional share of Class B Stock resulting from the application of such percentage shall not be eliminated and shall exist as a fractional share of Class B Stock and the holder thereof shall be entitled to exercise voting rights, to receive dividends thereon, to participate in any of the assets of the Company in the event of liquidation and to all other rights in respect of Class B Stock to the extent of such fractional share; but any fractional share of Class A Stock shall be eliminated and in lieu thereof the Company shall issue scrip or pay cash as provided in paragraph (5) of this Section B. Upon the effective date of any conversion pursuant to this paragraph (4), certificates representing the shares of Class B Stock so converted shall thereafter represent a like number of shares of Class A Stock, and each holder thereof shall be registered on the books of the Company as the record holder of such number of shares of Class A Stock. Upon presentation and surrender of said certificates at the office of the Secretary of the Company (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Company) the Company shall issue or cause to be issued certificates representing the whole number of shares of Class A Stock resulting from such conversion, and shall issue scrip or pay cash in lieu of any fractional share eliminated upon such conversion, and shall issue or cause to be issued certificates representing the number of whole shares and any fractional shares of Class B Stock remaining after such conversion.

         (5) Fractional shares of Class B Stock shall be issued upon and in connection with any conversion, split-up, merger, consolidation, reclassification, stock dividend or other change in so far as the same shall affect Class B Stock. A certificate for a fractional share of Class B Stock so issued shall entitle the holder to exercise voting rights, to receive dividends thereon, to participate in any of the assets of the Company in the event of liquidation and to all other rights in respect of Class B Stock to the extent of such fractional share. No fractional share of stock of any other class of the Company now or hereafter authorized shall be issuable upon or in connection with any other conversion, split-up, merger, consolidation, reclassification, stock dividend or change involving stock of such other class; in lieu of any such fractional share, the person entitled to an interest in respect of such a fractional share shall be entitled, as determined from time to time by the Board of Directors, to either (i) a scrip certificate for such fractional share with such terms and conditions as the Board of Directors shall prescribe or (ii) the cash equivalent of any such fractional share based upon the market value of shares of such class at the date on which rights in respect of any such fractional share shall accrue, as determined in good faith by the Board of Directors.

         (6) Subject to the prior rights of the holders of the Preferred Stock contained in this Article Fourth, when and as dividends are declared, whether payable in cash, in property or in shares of stock of the Company (except as hereinafter provided in this paragraph (6)), the holders of Class A Stock and the holders of Class B Stock shall be entitled to share equally, share for share, in such dividends. A dividend payable in shares of Class A Stock to the holders of Class A Stock and in shares of Class B Stock to the holders of Class B Stock shall be deemed to be shared equally among both classes. No dividends shall be declared or paid in shares of Class B Stock except to holders of Class B Stock, but dividends may be declared and paid, as determined by the Board of Directors, in shares of Class A Stock to all holders of Common Stock.

         (7) In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, after payment shall have been made to the holders of the Preferred Stock of the full amount to which they shall be entitled pursuant to paragraph (3) of Section A of this Article Fourth, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Company available for distribution to its stockholders.

     C. Issuance of Stock; Negation of Preemptive Rights

         Without the affirmative vote or written consent of the holders of a majority of the outstanding shares of Class B Stock, the Company shall not issue or sell any shares of Class B Stock or any obligation or security that shall be convertible into, or exchangeable for, or entitle the holder thereof to subscribe for or purchase, any shares of Class B Stock. Except as expressly provided in this Section C or as the Board of Directors in its discretion may by resolution determine, no holder of stock of the Company of any class shall have any right to subscribe for or purchase any shares of stock of the Company of any class now or hereafter authorized or any obligations or securities which the Company may hereafter issue or sell that shall be convertible into, or exchangeable for, or entitle the holders thereof to subscribe for or purchase, any shares of any such class of stock of the Company.

     D. Rights or Options

         Subject to Section C of this Article Fourth, the Company shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Company, rights or options entitling the holders thereof to purchase from the Company any shares of its capital stock of any class or classes at the time authorized, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the Board of Directors. The terms upon which, the time or times, which may be limited or unlimited in duration, at or within which, and the price or prices at which any such rights or options may be issued and any such shares may be purchased from the Company upon the exercise of any such right or option shall be such as shall be fixed and stated in a resolution or resolutions adopted by the Board of Directors providing for the creation and issue of such rights or options and, in every case, set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the Board of Directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

     E. Unclaimed Dividends

         Any and all right, title, interest and claim in or to any dividends declared, or other distributions made, by the Company, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of three years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends or other distributions in the possession of the Company, its transfer agents or other agents or depositaries shall at such time become the absolute property of the Company, free and clear of any and all claims of any persons or other entities whatsoever.

         FIFTH: The private property of the stockholders of the Company shall not be subject to the payment of corporate debts to any extent whatsoever.

         SIXTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder of the Company or on the application of any receiver or receivers appointed for the Company under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

         SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors, subject to the provisions of this Certificate of Incorporation, is expressly authorized and empowered:

         (a) To make, alter, amend or repeal the Bylaws of the Company in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation, subject to the power of the stockholders to amend, alter or repeal the Bylaws made by the Board of Directors or to limit or restrict the power of the Board of Directors so to make, alter, amend or repeal the Bylaws; provided, however, that so long as any Class B Stock shall remain outstanding the minimum number of directors shall be the lowest number required for the holders of Class B Stock to have the absolute power under all conditions and circumstances to elect a majority of the directors.

         (b) Subject to the applicable provisions of the Bylaws, to determine from time to time, whether and to what extent and at what times and places and under what conditions and regulations the accounts and books and documents of the Company, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Company, except as conferred by the laws of the State of Delaware, unless and until authorized so to do by resolution adopted by the Board of Directors or the stockholders of the Company entitled to vote in respect thereof.

         (c) Without the assent or vote of the stockholders, to authorize and issue obligations of the Company, secured or unsecured, to include therein such provisions as to redeemability, convertibility or otherwise, as the Board of Directors in its sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the Company, real or personal, including after-acquired property.

         (d) To fix and determine, and to vary the amount of, the working capital of the Company; to determine whether any, and if any, what part of any, accumulated profits shall be declared in dividends and paid to the stockholders; to determine the time or times for the declaration and payment of dividends; to direct and to determine the use and disposition of any surplus or net profits over and above the capital stock paid in; and in its discretion the Board of Directors may use or apply any such surplus or accumulate profits in the purchase or acquiring of bonds or other pecuniary obligations of the Company to such extent, in such manner and upon such terms as the Board of Directors may deem expedient.

         (e) To sell, lease or otherwise dispose of, from time to time, any part or parts of the properties of the Company and to cease to conduct the business connected therewith or again to resume the same, as it may deem best.

         In addition to the powers and authorities hereinbefore or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the Bylaws of the Company.

         EIGHTH: No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for such reason, or solely because such director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes such contract or transaction, or solely because such director is counted in determining the presence of a quorum at such meeting and votes upon the authorization of such contract or transaction, if (a) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested members thereof, even though such disinterested members be less than a quorum, or (b) the material facts as to such director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by such stockholders, or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

         NINTH: Limitation of Liability; Indemnification

     A. Limitation of Directors' Liability

         To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section A of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     B. Indemnification

         1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

         2. Insurance, Contracts and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of this Article, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         3. Indemnification Not Exclusive Right. The right of indemnification provided in this Article shall not be exclusive of any other rights to which those seeking indemnification may otherwise be entitled, and the provisions of this Article shall inure to the benefit of the heirs and legal representatives of any person entitled to indemnity under this Article and shall be applicable to proceedings commenced or continuing after the adoption of this Article, whether arising from acts or omissions occurring before or after such adoption.

         4. Advancement of Expenses; Procedures; Presumptions and Effects of Certain Proceedings; Remedies. In furtherance but not in limitation of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to the advancement of expenses and the right to indemnification under this Article:

               (a) Advancement of Expenses. All reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Company within 20 days after the receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if it should ultimately be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article.

               (b) Procedure for Determination of Entitlement to Indemnification. (i) To obtain indemnification under this Article, an Indemnitee shall submit to the Secretary of the Company a written request, including such documentation as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the "Supporting Documentation"). The determination of the Indemnitee's entitlement to indemnification shall be made not later than 60 days after receipt by the Company of the written request for indemnification together with the Supporting Documentation. The Secretary of the Company shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that the Indemnitee has requested indemnification.

                      (ii) The Indemnitee's entitlement to indemnification
               under this Article shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined), if they constitute a quorum of the Board of Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, a majority of such Disinterested Directors so directs; (C) by the stockholders of the Company entitled to vote; or (D) as provided in Section B-4(c) of this Article.

                      (iii) In the event the determination of entitlement to
               indemnification is to be made by Independent Counsel pursuant to Section B-4(b)(ii) of this Article, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

               (c) Presumptions and Effect of Certain Proceedings. Except as otherwise expressly provided in this Article, the Indemnitee shall be presumed to be entitled to indemnification under this Article upon submission of a request for indemnification together with the Supporting Documentation in accordance with Section B-4(b)(i), and thereafter the Company shall have the burden of proof to overcome that presumption in reaching a contrary determination. In any event, if the person or persons empowered under Section B-4(b) of this Article to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after the receipt by the Company of the request therefor together with the Supporting Documentation, the Indemnitee shall be entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. The termination of any Proceeding described in Section B-1, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that the Indemnitee had reasonable cause to believe that his conduct was unlawful.

               (d) Remedies of Indemnitee. (i) In the event that a determination is made pursuant to Section B-4(b) of this Article that the Indemnitee is not entitled to indemnification under this Article,
         (A) the Indemnitee shall be entitled to seek an adjudication of his entitlement to such indemnification either, at the Indemnitee's sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association; (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination; and (C) in any such judicial proceeding or arbitration the Company shall have the burden of proving that the Indemnitee is not entitled to indemnification under this Article.

                      (ii) If a determination shall have been made or deemed
               to have been made, pursuant to Section B-4(b) or (c), that the Indemnitee is entitled to indemnification, the Company shall be obligated to pay the amounts constituting such indemnification within five days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law. In the event that (C) advancement of expenses is not timely made pursuant to Section B-4(a) or (D) payment of indemnification is not made within five days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section B-4(b) or (c), the Indemnitee shall be entitled to seek judicial enforcement of the Company's obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Company may bring an action, in an appropriate court of the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in subclause (A) or (B) of this clause (ii) (a "Disqualifying Event"); provided, however, that in any such action the Company shall have the burden of proving the occurrence of such Disqualifying Event.

                      (iii) The Company shall be precluded from asserting in
               any judicial proceeding or arbitration commenced pursuant to this Section B-4(d) that the procedures and presumptions of this Article are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Article.

                      (iv) In the event that the Indemnitee, pursuant to this
               Section B-4(d), seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Article, the Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any expenses actually and reasonably incurred by him if the Indemnitee prevails in such judicial adjudication. If it shall be determined in such judicial adjudication or arbitration that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication or arbitration shall be prorated accordingly.

               (e) Definitions. For purposes of this Section B-4:

                      (i) "Disinterested Director" means a director of the
               Company who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

                      (ii) "Independent Counsel" means a law firm or a member
               of a law firm that neither presently is, nor in the past five years has been, retained to represent (A) the Company or the Indemnitee in any matter material to either such party or (B) any other party to the Proceeding giving rise to a claim for indemnification under this Article. Notwithstanding the foregoing, the term "Independent Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Article.

         (5) Severability. If any provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article (including, without limitation, all portions of any paragraph of this Article containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

         TENTH: To the extent deemed necessary or appropriate by the Board of Directors to enable the Company to engage in any business or activity directly or indirectly conducted by it in compliance with the laws of the United States of America as now in effect or as they may hereafter from time to time be amended, the Company may adopt such Bylaws as may be necessary or advisable to comply with the provisions and avoid the prohibitions of any such law.

         ELEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

         TWELFTH: The Company reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereinafter amended are granted subject to the right reserved in this Article Twelfth.

         The name and mailing address of the incorporator is Mr. John M. Edwards, Jr., Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, N.W., Atlanta, Georgia 30309-3424.



  /s/ John M. Edwards, Jr.
----------------------------
John M. Edwards, Jr.
Incorporator

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      FOR

                                FRIEDMAN'S INC.


         FRIEDMAN'S INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Friedman's Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the said corporation, declaring said amendment to be advisable and submitting the proposed amendment to the stockholders of the corporation for their consideration and approval. The proposed amendment is as follows:

         RESOLVED, that the first paragraph of Article FOURTH of the Certificate of Incorporation is hereby deleted in its entirety, and the following new first paragraph of Article FOURTH is hereby substituted in its place:

               FOURTH: The total number of shares of all classes of stock which the Company shall have authority to issue is 42,000,000, consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter called the "Preferred Stock"), 25,000,000 shares of Class A Common Stock, par value $.01 per share (hereinafter called the "Class A Stock") and 7,000,000 shares of Class B Common Stock, par value $.01 per share (hereinafter called the "Class B Stock," and the Class A Stock and Class B Stock being hereinafter collectively called the "Common Stock").

         SECOND: That thereafter pursuant to resolution of its Board of Directors, the stockholders of said corporation, by unanimous written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware, approved the proposed amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, Friedman's Inc. has caused this certificate to be signed by Bradley J. Stinn, its President and Chief Executive Officer, and John G. Call, its Secretary, this 8th day of October, 1993.


                            By: /s/ Bradley J. Stinn
                                -----------------------
                                Bradley J. Stinn
                                President and Chief Executive Officer


                            ATTEST:

                            By: /s/ John G. Call
                                -------------------
                                John G. Call
                                Secretary

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      FOR

                                FRIEDMAN'S INC.


         FRIEDMAN'S INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Friedman's Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the said corporation, declaring said amendment to be advisable and submitting the proposed amendment to the Class B Common Stockholders of the corporation for their consideration and approval. The proposed amendment is as follows:

         RESOLVED, that paragraphs B.1 and B.2 of Article NINTH of the Certificate of Incorporation is hereby deleted in its entirety, and the following new paragraphs B.1. and B.2. of Article NINTH are hereby substituted in their place:

               1. Right to Indemnification. The Company shall to the fullest extent permitted by applicable law as then in effect indemnify any person (the "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company to procure a judgment in its favor) (a "Proceeding") by reason of the fact that he is or was director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of applicable law as then in effect.

               2. Insurance, Contracts and Funding. The Company may purchase and maintain insurance to protect itself and any Indemnitee against any expenses, judgments, fines and amounts paid in settlement as specified in Section B-1 of this Article or incurred by any Indemnitee in connection with any Proceeding referred to in Section B-1 of this Article, to the fullest extent permitted by applicable law as then in effect. The Company may enter into contracts with any director or officer of the Company in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

         SECOND: That thereafter pursuant to resolution of its Board of Directors, the Class B Common Stockholders of said corporation entitled to vote thereon approved the proposed amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         IN WITNESS WHEREOF, Friedman's Inc. has caused this certificate to be signed by Bradley J. Stinn, its President and Chief Executive Officer, and John G. Call, its Secretary, this 28th day of February, 1995.


                                   By: /s/ Bradley J. Stinn
                                       --------------------
                                       Bradley J. Stinn
                                       President and Chief Executive Officer

                                   ATTEST:


                                   By: /s/ John G. Call
                                       ----------------
                                       John G. Call
                                       Secretary

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                                FRIEDMAN'S INC.


         Friedman's Inc. (the "Corporation"), a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                                      ONE
                                      ---

         The Board of Directors of the Corporation, at a meeting duly called and held on November 14, 1996, unanimously adopted resolutions approving a proposed amendment to Article Fourth, Section B(2) of the Certificate of Incorporation of the Corporation and declaring that such amendment be submitted to the holder of the Class B Common Stock of the Corporation for its approval. Such resolutions approved the deletion of Article Fourth, Section B(2) of the Certificate of Incorporation in its entirety and the substitution in lieu thereof of the following:

         (2) With regard to the election of directors, holders of Class A Stock shall be entitled, voting separately as a class, to elect 25 percent of the directors (rounding the number of such directors to the next highest whole number if such percentage is not equal to a whole number of directors) and no less, to remove any director elected by the holders of Class A Stock (and any successor to such director) and, in the manner provided in the Bylaws of the Company, to replace any director so removed. If at any time there shall not be any Class B Stock outstanding, the provisions of this Certificate of Incorporation which provide limited and separate voting rights for the holders of the Class A Stock shall cease to be of any effect, and such holders shall thereafter have general voting power in the election of directors and in all other matters upon which stockholders of the Company are entitled to vote pursuant to this Certificate of Incorporation, the Bylaws of the Company or statute.

                                      TWO
                                      ---

         The foregoing amendment to delete the present Article Fourth, Section B(2) of the Certificate of Incorporation and to substitute in lieu thereof a new Article Fourth, Section B(2) was submitted to the holder of Class B Common Stock of the Corporation at the Annual Meeting of Stockholders of the Corporation duly called and held on February 27, 1997. Notice of the Annual Meeting of Stockholders was duly waived by the holder of Class B Common Stock in accordance with the General Corporation Law of the State of Delaware. The foregoing amendment was duly adopted at the Annual Meeting of Stockholders held on February 27, 1997 by the holders of a majority of the issued and outstanding shares of Class B Common Stock of the Corporation in accordance with the General Corporation Law of the State of Delaware pursuant to Section 242.

         IN WITNESS WHEREOF, Friedman's Inc. has caused this Certificate of Amendment to be executed and its corporate seal to be affixed, all by its duly authorized officers, this 10th day of March, 1997.

                                FRIEDMAN'S INC.


                                By:  /s/ Robert W. Spell, Jr.
                                     ------------------------
                                Name:  Robert W. Spell, Jr.
                                Title: Secretary

[Corporate Seal]

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      FOR

                                FRIEDMAN'S INC.


         Friedman's Inc. (the "Corporation"), a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Friedman's Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the proposed amendment to the Class B common stockholders of the corporation for their consideration and approval. The proposed amendment is as follows:

RESOLVED, that the Company's Certificate of Incorporation be amended by deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

                  FOURTH: The total number of shares of all classes of stock which the Company shall have the authority to issue is 57,000,000, consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter called the "Preferred Stock"), 40,000,000 shares of Class A Common Stock, par value $.01 per share (hereinafter called the "Class A Stock") and 7,000,000 shares of Class B Common Stock, par value $.01 per share (hereinafter called the "Class B Stock," and the Class A Stock and Class B Stock being hereinafter collectively called the "Common Stock").

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the Class B common stockholders of Friedman's Inc. entitled to vote thereon approved the proposed amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporate Law.

         IN WITNESS WHEREOF, Friedman's Inc. has caused this Certificate of Amendment to be executed and its corporate seal to be affixed, all by its duly authorized officers, this 21st day of November, 2001.



                              By:  /s/ Bradley J. Stinn
                                   ------------------------
                              Name:   Bradley J. Stinn
                              Title:  Chief Executive Officer

                              ATTEST:

                              By:  /s/ Victor M. Suglia
                                   ------------------------
                              Name:   Victor M. Suglia
                              Title:  Senior Vice President, Chief Financial
                                      Officer and Secretary

                          CERTIFICATE OF CORRECTION OF

                            CERTIFICATE OF AMENDMENT

                                       OF

                                FRIEDMAN'S INC.


It is hereby certified that:

    1. The name of the corporation (hereinafter called the "corporation") is

                                FRIEDMAN'S INC.

    2. The CERTIFICATE OF AMENDMENT of the corporation, which was filed by the Secretary of State of Delaware on November 21, 2001, is hereby corrected.

    3. The inaccuracy to be corrected in said instrument is as follows:

                           A Certificate of Amendment was erroneously filed
                  with the Secretary of State of Delaware on November 21, 2001. Subsequently it was determined that this amendment had been made as the result of a clerical error. Thus, herewith, said Certificate of Amendment is declared null and void.

Signed on
December 19, 2001

By: /s/ Victor M. Suglia
    --------------------
    Victor M. Suglia
    Senior Vice President, Chief Financial
    Officer and Secretary

ATTEST:

By: /s/ Henry Thompson
    ------------------
    Henry Thompson
    Assistant Secretary

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                                FRIEDMAN'S INC.


         Friedman's Inc. (the "Corporation"), a corporation organized and existing under and by the virtue of the Delaware General Corporation Law,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Friedman's Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and submitting the proposed amendment to the Class B common stockholders of the corporation for their consideration and approval. The proposed amendment is as follow:

RESOLVED, that the Company's Certificate of Incorporation be amended by deleting the first paragraph of Article FOURTH in its entirety and by substituting in lieu thereof the following:

                  FOURTH: The total number of shares of all classes of stock which the Company shall have the authority to issue is 57,000,000, consisting of 10,000,000 shares of Preferred Stock, par value $.01 per share (hereinafter called "Preferred Stock"), 40,000,000 shares of Class A Common Stock, par value $.01 per share (hereinafter called the "Class A Stock") and 7,000,000 shares of Class B Common Stock, par value $.01 per share (hereinafter called the "Class B Stock," and the Class A Stock and the Class B Stock being hereinafter collectively called the "Common Stock").

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the Class B common stockholders of Friedman's Inc. entitled to vote thereon approved the proposed amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporate Law.

         IN WITNESS WHEREOF, Friedman's Inc. has caused this Certificate of Amendment to be executed and its corporate seal to be affixed, all by its duly authorized officers, this 25th day of February, 2003.


                              By:  /s/ Bradley J. Stinn
                                   ------------------------
                              Name:  Bradley J. Stinn
                              Title: Chief Executive Officer

                              ATTEST:

                              By:  /s/ Victor M. Suglia
                                   ------------------------
                              Name:   Victor M. Suglia
                              Title:  Senior Vice President, Chief Financial
                                      Officer and Secretary

                                  EXHIBIT 11

                   [Stutman, Treister & Glatt PC Letterhead]




February 28, 2005


VIA EMAIL
---------

John William (Jack) Butler, Jr.
George N. Panagakis, Esq.
Skadden Arps Slate Meagher & Flom
333 West Wacker Drive
Suite 2100
Chicago, IL 60606-1285

         Re:      In re Friedman's Inc., et al.
                  ("Debtors") (Case No 05-40129-LWD; Jointly Administered) ("Chapter 11 Cases")

Dear Jack and George:

         I am writing as a follow-up to the Bankruptcy Court's "Amended Bar Date Order And Notice With Respect To Claims And Liens Of Certain Pre-Petition Revolving Lender Parties, And With Respect To Claims, If Any, Against Such Pre-Petition Revolving Lender Parties" (the "Amended Bar Date Order").

         In furtherance of paragraph 2 and 3 of the Amended Bar Date Order, Regis and Yacktman require access to information (documents and testimony) that is in the possession and control of the Debtors (and the Prepetition Revolving Lender Parties).

         To obtain this information, Regis and Yacktman are requesting that the Debtors provide the information set forth in the Document Request annexed hereto as Exhibit "A." Please note that a similar request is being directed to the Prepetition Revolving Lender Parties.

         Regis and Yacktman are at this juncture only requesting the production of documents, but fully intend to follow the review of such documents with a request for interviews (and/or depositions).

John William (Jack) Butler, Jr.
George N. Panagakis, Esq.
February 28, 2005
Page 2


         Based upon the conversations leading up to the entry of the Amended Bar Date Order, it is anticipated that the Debtors will comply with this request without Regis and Yacktman having to obtain a formal order of the Bankruptcy Court.

         Please confirm that the Debtors will comply with this request within the timeframe specified. To the extent that some of the documents can be provided earlier than others, please do so as that will facilitate the review thereof.

         If you have any questions about the request, or would otherwise like to discuss the matter, please contact me.

         Thank you for your anticipated cooperation.

                                                      Sincerely yours,

                                                      /s/ Michael H. Goldstein

                                                      Michael H. Goldstein

MHG:lp
cc:      Robert E. Dye
         Matt Venturi
         Eric D. Winston, Esq. (i/o)
         Christine M. Pajak, Esq. (i/o)

                                  EXHIBIT "A"



                               DOCUMENT REQUEST
                               ----------------

                  Regis Special Situations Fund, L.P. ("Regis") and The Yacktman Funds, Inc. ("Yacktman") hereby request that the Debtors (as defined below) produce the documents specified in Section III hereof for inspection and copying at the offices of Stutman, Treister & Glatt ("ST&G"), 1901 Avenue of the Stars, 12th Floor, Los Angeles, California 90067 on or before March 7, 2005, or such other date and location as agreed by the parties:

                                      I.

                                  DEFINITIONS

                  The terms used herein shall have the meanings ascribed to them in the definitions set forth below:

                  A. "All" and "each" shall be construed as "all and each."

                  B. "And" and "or" shall be construed either disjunctively or conjunctively as necessary to bring within the scope of the discovery request all responses that might otherwise be construed to be outside its scope.

                  C. "Communication" means any transfer of information, oral or written, be it in the form of facts, ideas, inquiries, opinions or otherwise, by any means, at any time or place, under any circumstances, and is not limited to transfers between persons, but includes other transfers, such as records and memoranda to the file.

                  D. "Concerning" means relating to, constituting, referring to, regarding, bearing upon, supporting or negating, describing, summarizing, pertaining to, alluding to, commenting upon, touching upon, recording, consisting of, affecting, discussing, evidencing, mentioning or having any logical or factual connection with the matter in question.

                  E. "Debtors" means collectively (or individually as the context requires) Friedman's Inc., FI Stores Limited Partnership, Friedman's Florida Partnership, FCJV Holding Corp., Friedman's Beneficiary Inc., Friedman's Holding Corp, Friedman's Investments LLC., and Friedman's Management Corp.

                  F. "DIP Motion" means the "Motion For Interim And Final Order (I) Authorizing Debtors in Possession To Enter Into Postpetition Credit Agreement And Obtain Postpetition Financing Pursuant To Sections 363 And 364 of the Bankruptcy Code, (II) Granting Liens, Security Interests And Superpriority Claims And (III) Providing For The Payment Of Secured Prepetition Indebtedness," filed January 20, 2005 [Docket # 54].

                  G. "Document" includes any document now or at any time in the possession, custody, or control of the entity or entities to whom this request is directed (together with any predecessors, successors, affiliates, subsidiaries or divisions thereof, and their officers, directors, employees, agents and attorneys), including any writing, original or non-identical duplicate, and includes emails (including emails that are stored in electronic form and any hard copy printouts thereof), PowerPoint or similar presentation materials, term sheets, commitment letters, pitch books, offering circulars, private placement memoranda, road show materials, internal credit approval reports and memoranda, reviews and/or analyses of financial statements, closing indices, desk files, affidavits, appointment books, appraisals, articles from publications, audit and scope plans (whether in paper, database, electronic or other format(s), audit workpapers (whether in paper, database, electronic or other format(s)), books, books of account, account statements, cables, calendars, charts, checks (cancelled or uncancelled), check stubs, confirmations, contracts, diaries, drawings, financial statements, forms, invoices, journals, ledgers, letters, lists, memoranda, minutes, notations, notes, opinions, orders, pamphlets, papers, partners' and employees' personnel files, partners' and employees' review check lists, permanent files, pictures, press releases, projections, prospectuses, publications, receipts, recordings of conferences, conversations or meetings, reports, statements, statistical records, studies, summaries, tabulations, telegrams, telephone records, telex messages, transcripts, audio tapes, videotapes, transcripts, vouchers, understandings, work papers, and sheets or things similar to any of the foregoing however denominated and is intended to have the broadest possible meaning under the Federal Rules of Civil Procedure and includes, without limitation, any writings, drawings, graphs, charts, photographs, electronic, recorded, digitally encoded, graphic, and/or other data compilations from which information can be obtained, translated if necessary, by the respondent through detection devices into reasonably usable form, or other information, including originals, translations and drafts thereof and all copies bearing notations and marks not found on the original.

                  H. "Identify" shall mean to identify, establish, document, describe and quantify.

                  I. "Person" means any natural person or any other cognizable entity, including (without limitation) corporations, proprietorships, partnerships, limited liability companies, limited liability partnerships, joint ventures, companies, consortiums, clubs, associations, foundations, governmental agencies or instrumentalities, societies and orders.

                  J. "Petition Date" means the date that the Debtors commenced their reorganization cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code.

                  K. "Prepetition Agents" has the meaning given to the term in the DIP Motion.

                  L. "Prepetition Credit Agreement" has the meaning given to the term in the DIP Motion.

                  M. "Prepetition Financing Documents" has the meaning given to the term in the DIP Motion.

                  N. "Prepetition Indebtedness" has the meaning given to the term in the DIP Motion.

                  O. "Prepetition Lenders" has the meaning given to the term in the DIP Motion.

                  P. "Regis" means Regis Special Situations Fund, L.P.

                  Q. "Requesting Parties" means Regis and Yacktman.

                  R. "Yacktman" means The Yacktman Funds, Inc.

                  S. "You" and "your" means the Debtors, and their respective officers, directors, managers, members, partners, and shareholders.

                  T. The masculine gender shall be deemed to include the feminine.

                  U. The past tense shall include the present tense and vice versa.

                  V. The use of the singular form of any word includes the plural and vice versa.

                                     II.

                                 INSTRUCTIONS

                  1. This request calls for the production of all responsive documents in your possession, custody or control. You are deemed to be in control of a document if you have the right to secure the document or a copy thereof from another person having actual possession thereof. You must produce all responsive documents in your possession, custody or control, regardless of whether they are possessed directly by you; your directors, officers, agents, employees, representatives, subsidiaries, managing agents, affiliates, or accountants; or by your attorneys or their agents, employees, representatives or investigators.

                  2. Unless otherwise indicated, this request calls for the production of all documents created, revised, received or obtained by you during the period commencing January 1, 2004 through the date of your production in response hereto.

                  3. You are required to comply with the Federal Rules of Civil Procedure, as made applicable by the Federal Rules of Bankruptcy Procedure, when you respond to this request and when you produce documents responsive to this request. With respect to the actual production of documents, any documents demanded shall either be produced as they are kept in the usual course of business, or be organized and labeled to correspond with the categories in the demand.

                  4. A request for a particular document requires that you produce the document in question and all other non-identical drafts, versions or mark-ups thereof.

                  5. Documents attached to each other should not be separated. Documents that are located in files, folders, binders and the like must be produced in a manner that enables the Requesting Parties to determine which particular pages were contained in a given file, folder or binder. The labels of any files, folders or binders that contain responsive documents must also be copied.

                  6. If two specific requests overlap, or if a document is responsive to more than one specific request, the document need only be produced once.

                  7. Documents should be produced with serialized document production numbers.

                  8. If there are multiple identical copies of a document found in different divisions, departments, branches or offices, or in the files or possession of different natural persons, each such copy shall be produced in such fashion as to identify the division, department, branch, or officer where it is located, or the natural person in whose possession it was found. All non-identical copies of a document must also be produced.

                  9. Documents that are stored in electronic form in the ordinary course of your business must be produced in that form. If hard copies of such documents also are maintained in the ordinary course of your business, copies of those must also be produced. Any non-identical hard copies of electronically-stored documents must be produced (e.g., printouts with handwritten annotations, printouts of prior versions that have not been retained in electronic form, etc.). Documents that are stored in electronic form (e.g., word processing, database and spreadsheet files, Microsoft outlook database ("dot pst") files, other electronic mail files, project management files, source-code files, etc.) should be produced in their original format "as they are kept in the usual course of business," and should not be converted to another format, unless the data is stored in a proprietary file format. In that event, the file should be copied to an industry-standard file format (e.g., Lotus123 or Microsoft Excel for spreadsheet files, dbase III or comma separated value (CSV) for database files). If special procedures must be used to "translate" electronically-stored data into "reasonably usable [or non-proprietary] form," and you expect the Requesting Parties to cover the cost of such translation or data conversion, you must consult first with counsel for the Requesting Parties. For purposes of production, all electronically-stored documents should be copied onto electronic media (CD-ROMs, zip disks or 3.5" floppy disks) that can be read using Microsoft Windows 95/98/NT/2000/XP. If requested, the Requesting Parties will comply with the foregoing procedures when responding to any document demands that may be propounded by you in this action.

                  10. If there are responsive emails that are kept in electronic form in the ordinary course of your business (e.g., in a Microsoft Exchange Server or Outlook database, on network backup tapes, or on an individual user's workstation, personal computer or laptop computer), then those documents must be produced in electronic form, along with any hard copy printouts thereof. Your production of electronic emails must include all meta-data relating to any given email (e.g., follow-up or importance flags set by the sender or recipient, the identity of individuals who were sent a "bcc" or blind carbon copy of the email, etc.) and any electronic attachments. Multiple copies of a single identical email may exist on your network server as a result of differences in meta-data associated with the email (e.g., one copy kept in the sender's files, and other copies kept in the files of the recipients, or copies with different follow-flags set by various recipients of the email). Due to the differences in the meta-data, such documents must be viewed as distinct, even though the message text of the email itself is identical. All such non-identical copies must be produced in electronic form. An individual email message may be incorporated in subsequent messages that respond to or forward the original message. All such responses or forwarding emails (email "chains") must be viewed as distinct, non-identical documents and produced as such. Emails stored in Microsoft Outlook/Exchange Server should be produced in standard Microsoft personal folder files with dot-pst (".pst") filename extensions.

                  11. If there are tape or voice recordings that are responsive to any request, then you must produce both the tape itself (or an accurate copy thereof) and any existing transcriptions thereof. Production of a transcription alone will not be considered sufficient.

                  12. The fact that a document is or has been produced by another party does not relieve you of the obligation to produce your copy of the same document, even if the two documents are identical. The Requesting Parties are entitled to discover the fact of your possession of the document, even if the Requesting Parties already are familiar with the contents thereof.

                  13. If you object to any part of any specific request, you shall state fully the nature of the objection. Notwithstanding any objections, you must comply fully with the other parts of the request not objected to.

                  14. If a document that is responsive to any of the following requests is withheld from production on the basis of privilege or otherwise, for each such document, you are required to provide the following information on a privilege log:

                  a.   The document's date;

                  b. Where the document was located (e.g., in a given person's files);

                  c. The name of the author(s) (and, for former employees, address and present employer);

                  d. The name of the recipient(s) (and, for former employees, address and present employer);

                  e. The name, address and present employer of all previous known legal custodians(s);

                  f. The nature and basis for the claim of privilege or other ground for withholding production; and

                  g. The subject matter, title (if any), and any additional information necessary to describe the nature of the document, explain the claim of privilege and enable adjudication of the propriety of that claim.

                  15. If only part of a document is subject to an asserted privilege, the document must be produced in redacted form. The same information requested above with respect to privileged documents must be included on the privilege log, including a description of the redacted material that is sufficiently detailed to enable adjudication of the propriety of the claim of privilege.

                  16. If any responsive document has been destroyed, then you must state the date and circumstances of its destruction and the name of the person(s) responsible for its destruction (plus address and current employer for former employees).

                  17. Each specific request shall be construed independently and not with reference to any other document request for the purpose of limitation.

                  18. Some of the specific requests call for a category of documents "including without limitation" a designated subcategory of documents. The specified subcategory shall not be construed to restrict the generality of the request. You must produce all documents responsive to the general category identified in the request, even if you think that the subcategory does not fall within the scope of the general category. And you must produce all documents responsive to the identified subcategories, even if you think that they do not fall within the scope of the general category.

                                     III.

                              DOCUMENTS REQUESTED

                  1. The Prepetition Financing Documents.

                  2. All Documents Concerning the negotiation, drafting, execution, implementation, amendment, modification, supplementation, enforcement of, and/or Communication with respect to, the Prepetition Financing Documents.

                  3. All Documents concerning in any manner whatsoever Articles 6, 7, 8, 9, 11, 12 or 13 of the Prepetition Credit Agreement.

                  4. For the period from and after September 7, 2004 through the date of production, all Communications by, among, between, with, or including, the Debtors and the Prepetition Agents, Concerning in any manner whatsoever Articles 6, 7, 8, 9, 11, 12 or 13 of the Prepetition Credit Agreement.

                  5. For the period from and after September 7, 2004 through the date of production, all Communications by, among, between, with, or including, the Debtors and the Prepetition Lenders Concerning in any manner whatsoever Articles 6, 7, 8, 9, 11, 12 or 13 of the Prepetition Credit Agreement.

                  6. All Documents Concerning the negotiation, drafting, implementation, compliance, amendment, modification, supplementation, enforcement of, or Communication with respect to, Articles 6, 7, 8, 9, 11, 12 or 13 of the Prepetition Credit Agreement.

                  7. All Documents Concerning the Prepetition Indebtedness owed to the Prepetition Revolver Lender Parties, including, without limitation, calculation of the amount owed.

                  8. All Documents Concerning the Communications with respect to the Prepetition Indebtedness owed to the Prepetition Revolver Lender Parties.

                  9. All Documents Concerning, evidencing, supporting, providing the basis for, or otherwise bearing upon, the following sentence set forth in paragraph 10 of the DIP Motion:

                  a. The Company's chapter 11 filing was prompted by limitations imposed on funding by the lenders under the Prepetition Facility beginning on January 11, 2005, following the lenders' decision not to agree to amended financial covenants in the Prepetition Facility.

                  10. Paragraph 10 of the DIP Motion states in part:
"limitations imposed on funding by the lenders under the Prepetition Facility beginning on January 11, 2005;" provide all Documents Concerning all such limitations.

                  11. Paragraph 10 of the DIP Motion states that the lenders decided not to agree to amend certain covenants; provide all Documents Concerning such decision by the lenders and provide all Documents Concerning the drafts of the amendment so referred to.

                  12. Paragraph 10 of the DIP Motion refers to a "written request of the Informal Creditors Committee to resume ordinary course funding of the Company," provide all Documents Concerning such written request.

                  13. Paragraph 10 of the DIP Motion refers to "notice of program default in the Vendor Program," provide all Documents Concerning such notice.

                  14. All Documents Concerning, evidencing, supporting, providing the basis for, or otherwise bearing upon, the matters set forth in each of the following sentences set forth in the January 11, 2005 letter from
C. Steven Moore, Chief Administrative Officer to Bank of America, N.A., annexed as Exhibit B to the "Affidavit And Statement Of Sam Cusano In Support Of Chapter 11 Petitions And First Day Orders", filed January 18, 2005 [Docket # 6]:

                  a. "Contrary to the suggestion in your letter that the lenders first learned of defaults in our credit facility from a company press release, as you are aware, we actually approached our lenders in December, 2004 for further revisions in the financial covenants in our credit facility."

                  b. "This request was also made concurrently with our negotiation of the amendment to the secured trade vendor program which was completed on December 31, 2004 with the lenders' support and following face-to-face discussions and mutual assurances between the term lender and the co-chairs of our informal creditors committee."

                  c. "Subsequently, you provided us with a list of nine requirements to a proposed thirty day waiver."

                  d. "These requirements also included an agreement from the company that you could unilaterally impose any level of additional reserve in your sole and absolute discretion without consultation or approval of any other lender of the company - the effect of which would be to make our go-forward credit facility entirely discretionary notwithstanding any other amendment or other agreement that might be entered into."

                  e. "Finally, it is also important to note that there is no basis for the lenders to be surprised or otherwise be unprepared for either the company's current circumstances or the December sales results."

                  f. "Since this management team has been at Friedman's, we have provided "real-time" information to the lenders on a constant basis, which has included detailed weekly and monthly reports, weekly telephone conferences and often-daily dialogue between representatives of the company and one or more of the lenders."

                  g. "We have amended our credit facility twice in the last sixty days because we were unable to meet original covenant targets due to delayed inventory receipts and the implementation of more prudent credit practices."

                  h. "Moreover, we all understood back as far as early November that it would be very difficult given the delay in inventory receipts to meet our December sales covenant - particularly because the lenders required in September that the covenant be set at a target that was approximately 30% higher than the relative basis that our historical December sales covenant had been calculated."

                     IN THE UNITED STATES BANKRUPTCY COURT
                     FOR THE SOUTHERN DISTRICT OF GEORGIA
                               SAVANNAH DIVISION


                                                  FILED
                                                  at 6 o'clock & 43 min PM
                                                  Date:  2/18/05

                                                  MICHAEL F. McHUGH, CLERK
                                                  United States Bankruptcy Court
                                                  Savannah, Georgia /s/ JB

____________________________
In re:                      )            Case No. 05-40129
                            )
FRIEDMAN'S INC., et al.,    )            Chapter 11
                            )            Jointly Administered
                  Debtors.  )
____________________________)            Hon. Lamar W. Davis, Jr.

                    AMENDED BAR DATE ORDER AND NOTICE WITH
              RESPECT TO CLAIMS AND LIENS OF CERTAIN PRE-PETITION
             REVOLVING LENDER PARTIES, AND WITH RESPECT TO CLAIMS,
          IF ANY, AGAINST SUCH PRE-PETITION REVOLVING LENDER PARTIES
          ----------------------------------------------------------

                  Upon the motion dated February 7, 2005 (the "Motion") of certain shareholders of Friedman's Inc. ("Friedman's") for reconsideration of the Bar Date Order and Notice with Respect to Claims and Liens of Certain Pre-Petition Revolving Lender Parties, and with Respect to Claims, If Any, Against Such Pre-petition Revolving Lender Parties (Docket No. 82) (the "Bar Order"); and upon the objection (the "Objection") to the Motion filed by Friedman's and seven of its subsidiaries and affiliates (the "Affiliate Debtors"), debtors and debtors-in-possession in the above-captioned cases (collectively, the "Debtors"); and the Court having determined that modifying the Bar Order (as defined in the Objection) is in the best interests of the Debtors, their estates, their creditors and other parties-in-interest; and it appearing that notice of the Motion was good and sufficient and that no other or further notice need be given; and upon the record herein; and after due deliberation thereon; and good and sufficient cause appearing therefore, it is hereby
                  ORDERED, ADJUDGED, AND DECREED THAT: The Bar Order shall remain in full force and effect, subject to the following amendments:

                  Federal governmental authorities and any party not on the Master Service List and the 2002 List (as such terms are defined in the Case Management Order (Docket No. 84)) as of January 28, 2005, shall be exempt from the terms and provisions of the Bar Order.

                  2. Regis Special Situations Funds, L.P. and The Yacktman Funds, Inc. shall have 60 days from entry of this modified Bar Order to (i) investigate whether any derivative action against any Prepetition Revolving Lender Party (as defined in the Bar Order) may exist, (ii) seek a determination from this Court that such entities have standing to bring such actions, subject to a full reservation of rights of all parties, including the Debtors, to oppose any such application, and (iii) if standing is granted by this Court, commence any such actions. No inference shall be presumed from entry of this Order that the objectors have or could obtain standing to commence derivative actions on behalf of the Debtors.

                  3. Regis Special Situations Funds, L.P. and The Yacktman Funds, Inc. shall have an additional 30 days (for a total of 90 days) from entry of this modified Bar Order to file any direct actions they may have against any Prepetition Revolving Lender Party.

                  4. In the event that any subsequently appointed equity committee (if any is appointed) or the Funds obtains standing to pursue a derivative action on behalf of the Debtors against any Prepetition Revolving Lender Party, then the official committee of unsecured creditors appointed in these cases shall have the right to intervene in any such action without prejudice by this Order.

                  5. The extent, duration and validity of any liens securing any indemnification obligations owed by the Debtors to any Prepetition Revolving Lender Party shall remain subject to the terms and limitations of the Prepetition Financing Documents.

                 So Ordered in Savannah, Georgia this 18th day of February, 2005

                                                 /s/ Lamar W. Davis, Jr.

                                                 Honorable Lamar W. Davis, Jr.
                                                 United States Bankruptcy Judge